PURCHASE AGREEMENT

among

DXP ENTERPRISES, INC.,

B27, LLC,

B27 HOLDINGS CORP.,

THE STOCKHOLDERS OF B27 HOLDINGS CORP.,

THE MADISON GROUP SELLERS,

MICHAEL W. MADISON, AS REPRESENTATIVE OF THE MADISON GROUP SELLERS

and

DENNIS LEARY, AS REPRESENTATIVE OF THE PARENT SHAREHOLDERS

December 9, 2013

Table of Contents

ARTICLE I	DEFINITIONS	2

1.1	Definitions	2

1.2	Construction	19

ARTICLE II	SALE AND PURCHASE	20

2.1	Sale and Purchase	20

2.2	Consideration	20

2.3	Closing	23

2.4	Transactions to be Effected at the Closing	23

2.5	Adjusted Net Working Capital Closing Amount	26

2.6	Withholding	29

2.7	Approval/Waivers	29

2.8	Allocation of Consideration; Section 743 Adjustment	29

2.9	Payment of Transaction Bonuses	30

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF THE MADISON GROUP SELLERS 30

3.1	Organization and Good Standing	30

3.2	Authority and Enforceability	30

3.3	No Conflicts; Consents	31

3.4	The Units	31

3.5	Brokers’ Fees	32

3.6	U.S. Status of Madison Group Sellers	32

3.7	Tax Matters	32

3.8	Litigation	32

3.9	Certain Arrangements	32

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF THE PARENT SHAREHOLDERS AND PARENT 32

4.1	Organization and Good Standing	32

4.2	Authority and Enforceability	33

4.3	No Conflicts; Consents	33

4.4	The Equity Securities of the Parent	34

4.5	Brokers’ Fees	35

4.6	U.S. Status of Parent Shareholders	35

4.7	Taxes	35

4.8	Financial Statements	38

4.9	No Activities	38

4.10	Litigation	38

4.11	Certain Arrangements	38

ARTICLE V	REPRESENTATIONS AND WARRANTIES CONCERNING THE ACQUIRED COMPANIES	39

5.1	Organization and Good Standing	39

5.2	Capitalization; Minute Books	39

i

5.3	No Conflicts; Consents	40

5.4	Financial Statements; No Liabilities; Accounts Receivable 41

5.5	Taxes	42

5.6	Compliance with Laws; Permits	45

5.7	Properties and Assets	45

5.8	Real Property	46

5.9	Intellectual Property	48

5.10	Software and Information Systems	51

5.11	Absence of Certain Changes or Events	51

5.12	Contracts	53

5.13	Litigation	55

5.14	Employee Benefits	56

5.15	Labor and Employment Matters	59

5.16	Environmental	61

5.17	Insurance	62

5.18	Customers	63

5.19	Suppliers	63

5.20	Affiliate Transactions	63

5.21	Brokers	64

5.22	Foreign Corrupt Practices Act	64

5.23	Conflict Minerals	64

5.24	Inventory	64

5.25	Receivables and Payables	65

5.26	Product Warranty; Product Liability	65

5.27	Authority and Enforceability	66

5.28	Books and Records	66

5.29	Banks; Power of Attorney	66

5.30	Certain Arrangements	67

5.31	Diligence Requests	67

5.32	No Other Representations or Warranties	67

ARTICLE VI	REPRESENTATIONS AND WARRANTIES OF THE BUYER 68

6.1	Organization and Good Standing	68

6.2	Authority and Enforceability	68

6.3	No Conflicts; Consents	68

6.4	Availability of Funds	69

6.5	Brokers	69

6.6	Purchase for Investment	69

6.7	No Litigation	69

6.8	Certain Arrangements	69

6.9	No Buyer Vote Required	69

ARTICLE VII	COVENANTS 69

7.1	Conduct of Business	69

7.2	Access to Information; Notification	72

7.3	Resignations	74

7.4	Permits; Orders and the HSR Act	74

7.5	Confidentiality	75

7.6	Public Announcements	76

7.7	Employee Matters	77

7.8	Tax Matters	77

7.9	Access to Books and Records	82

7.10	Further Assurances	82

7.11	Directors’ and Officers’ Insurance Policy	82

7.12	Representatives	83

7.13	Restrictive Covenants	86

7.14	No Shop	87

7.15	Use of Name	88

7.16	Related Party Transactions	88

7.17	Fees and Expenses	88

7.18	Debt	89

7.19	Release	89

7.20	Buyer Financing	90

7.21	Issuance of Buyer’s Stock	90

7.22	Data Room	91

7.23	Escrow Fees	92

ARTICLE VIII	CONDITIONS TO CLOSING 92

8.1	Conditions to Obligations of the Buyer and the Sellers	92

8.2	Conditions to Obligations of the Buyer	93

8.3	Conditions to Obligations of the Sellers	94

ARTICLE IX	TERMINATION 95

9.1	Termination	95

9.2	Effect of Termination	96

ARTICLE X	INDEMNIFICATION	96

10.1	Survival	96

10.2	Indemnification by the Sellers for Representations and Warranties; Certain Covenants and Other Matters	97

10.3	Indemnification by the Sellers for Seller Fundamental Representations and Warranties and Fraud	99

10.4	Rights Unaffected	99

10.5	Indemnification by the Buyer	99

10.6	Indemnification Procedure for Third Party Claims	100

10.7	Indemnification Procedures for Non-Third Party Claims 101

10.8	Limitations of Liability; Determinations of Loss Amount; Exclusive Remedies	101

10.9	Tax Treatment of Indemnification Payments	102

ARTICLE XI	MISCELLANEOUS 102

11.1	Notices	102

11.2	Amendments and Waivers	104

11.3	Expenses	104

11.4	Assignment	105

11.5	Governing Law	105

11.6	Consent to Jurisdiction; Consent to Service of Process	105

11.7	Arbitration of Disputes	106

11.8	Counterparts	108

11.9	Third Party Beneficiaries	108

11.10 Entire Agreement 108

11.11 Captions 108

11.12 Disclosure Letters 108

11.13 Severability 109

11.14 Specific Performance 109

11.15 Interpretation 109

11.16 Non-Recourse 109

Exhibit A                      -           Net Working Capital
Exhibit B                      -           Form of Escrow Agreement
Exhibit C                      -           Engineered-to-Order Modular Systems
Exhibit D                      -           Sample Calculation of Adjusted Gross Purchase Price
Exhibit E                      -           Form of Officer Release Agreement
Exhibit F	-	Form of Landlord Release and Covenant Not to Sue (Reynolds RE, LLC)
Exhibit G                      -           Form of Special Escrow Agreement

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”) is entered into as of December 9, 2013 by and among DXP Enterprises, Inc., a Texas corporation (the “Buyer”), B27, LLC, a Delaware limited liability company (the “Company”), B27 HOLDINGS CORP., a Delaware corporation (“Parent”), B28 INVESTMENT FUND, LLC, a Delaware limited liability company (“B28”), CHAMPLAIN CAPITAL PARTNERS, L.P., a Delaware limited partnership (“Champlain”), STEPHEN ARDIA (“Ardia”), 2 UNDER, LLC, a Florida limited liability company (“2 Under”), HONEYWELL INTERNATIONAL INC. MASTER RETIREMENT TRUST (“Honeywell”), AUDAX MEZZANINE FUND II, L.P., a Delaware limited partnership (“Audax Mezz”), AUDAX CO-INVEST, L.P., a Delaware limited partnership (“Audax Co-Invest”), AUDAX TRUST CO-INVEST, L.P., a Delaware limited partnership (“Audax Trust” and together with Audax Mezz and Audax Co-Invest, “Audax”), GULFSTAR MB III, LTD. (“GulfStar”), ROYNAT MERCHANT CAPITAL, INC. (“RoyNat”), STOCKWELL FUND II, L.P. (“Stockwell”), MADISON CAPITAL FUNDING CO-INVESTMENT FUND LP (SERIES 2008), a Delaware limited partnership (“Madison,” and, together with B28, Champlain, Ardia, 2 Under, Honeywell, Audax, GulfStar, RoyNat, and Stockwell, the “Parent Shareholders”), the persons set forth on Exhibit B to Schedule 2.2(a)(i) of the Acquired Companies Disclosure Letter (the “Madison Group Sellers”), Michael W. Madison, as representative of the Madison Group Sellers (the “Madison Group Sellers’ Representative”), and Dennis M. Leary, as representative of the Parent Shareholders (the “Parent Shareholders’ Representative,” and, together with the Madison Group Sellers’ Representative, each, a “Representative,” and, together, the “Representatives”).  The individuals and entities comprising the Parent Shareholders and the Madison Group Sellers are sometimes hereinafter collectively referred to herein as the “Sellers” and each individually as a “Seller”.  Capitalized terms used herein and not otherwise defined have the meanings set forth in Section 1.1 hereof.

RECITALS

A.
WHEREAS, the Parent Shareholders own 100% of the Equity Securities of the Parent in the amounts and the percentages set forth on Exhibit A to Schedule 2.2(a)(i) of the Acquired Companies Disclosure Letter; and

B.	WHEREAS, the Parent owns 80.0990% of the Units of the Company; and

C.
WHEREAS, the Madison Group Sellers own 19.9010% of the Units of the Company in the amounts and the percentages set forth on Exhibit B to Schedule 2.2(a)(i) of the Acquired Companies Disclosure Letter; and

D.
WHEREAS, the Buyer wishes to acquire (i) all of the Equity Securities of Parent and (ii) all of the Units of the Company held by the Madison Group Sellers, for an aggregate total consideration equal to $284,600,000, adjusted as provided herein, to be paid in the amounts set forth in, and allocated among such Sellers in accordance with the terms and conditions of, this Agreement.

ARTICLE I

DEFINITIONS

1.1 Definitions

.  Except as otherwise explicitly provided herein, when used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.1, or in the applicable Section of this Agreement to which reference is made in this Section 1.1.

"AAA" shall have the meaning set forth in Section 11.7(a).

“Accounting Principles” shall have the meaning set forth in Section 5.4(a).

“Accounts Payable” means any trade accounts payable, owed by any Acquired Company as determined in accordance with GAAP in a manner consistent with such Acquired Company’s customary historical payment practices, as reflected in the Audited Financial Statements.

“Accounts Receivable” means any trade accounts receivable, amounts to be paid for work in process and all other rights to payment owed to any Acquired Company (other than from an Acquired Company) as determined in accordance with GAAP in a manner consistent with such Acquired Company’s customary historical billing practices, as reflected in the Audited Financial Statements, except as set forth in Schedule 1.1 of the Acquired Companies Disclosure Letter.

“Acquired Companies” means all of the Subsidiaries of the Parent, including, for the avoidance of doubt, the Company and its Subsidiaries.

“Acquired Companies Disclosure Letter” means the disclosure letter dated and delivered as of the date hereof by the Acquired Companies to the Buyer, as may be supplemented or updated pursuant to Section 7.2(c) hereof, but subject to the provisions of Section 8.2(a) hereof.

“Acquired Company Contracts” shall have the meaning set forth in Section 5.12(a).

“Acquisition Transaction” shall have the meaning set forth in Section 7.14(a).

“Action” shall have the meaning set forth in Section 5.13.

“Adjusted Gross Purchase Price” shall have the meaning set forth in Section 2.2(a)

“Adjusted Net Working Capital Closing Amount” shall have the meaning set forth in Section 2.5(a)(i).

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such specified Person.  Notwithstanding the foregoing, Affiliate shall not, unless otherwise specified, include the Parent Shareholders (except for Champlain, Ardia, B28 and 2 Under), Affiliates of the Parent Shareholders (except for Affiliates of Champlain, Ardia, B28 and 2 Under), the portfolio companies of the Parent Shareholders, the portfolio companies of the entities comprising the Madison Group Sellers, B47 Investment Fund I, LLC and its Subsidiaries or Fred Jones Investments, LLC and its Subsidiaries, Reynolds RE, LLC, B27 RE, Inc., and Momentum Engineered Systems, Inc.

“Agreement” shall have the meaning set forth in the Preamble.

“Air Quality Industry” means Ammonia Flow Control Packages, Ammonia Storage & Forwarding Packages, Ammonia Vaporizer Packages and Ammonia Tank Farm Design Packages.

“Allocable Share” shall have the meaning set forth in Section 7.8(a)(i)(A).

“Allocation Schedule” shall have the meaning set forth in Section 2.8.

“Ancillary Agreements” means the Escrow Agreement, the Special Escrow Agreement, the Employment Agreements, the Officer Release Agreements and each other agreement attached as an Exhibit to this Agreement.

“Anti-Bribery Laws” shall have the meaning set forth in Section 5.22.

“Applicable Survival Period” shall have the meaning set forth in Section 10.1(d).

“Assigning Party” shall have the meaning set forth in Section 11.4.

“Audited Financial Statements” shall have the meaning set forth in Section 5.4(a).

“Balance Sheet Date” shall have the meaning set forth in Section 5.11(a).

“Basket” shall have the meaning set forth in Section 10.2(b).

“Benefit Plan” means any Plan that is sponsored, maintained, administered, contributed to, or required to be contributed to, by any of the Parent or any of the Acquired Companies or with respect to which any of the Parent or any of the Acquired Companies may have any Liability.

“Books and Records” means minutes books, stock books, stock ledgers, books of account, manuals, general, financial, warranty and shipping records, invoices, members, customer and supplier lists, Contracts, correspondence, engineering, maintenance and operating records, advertising and promotional materials, credit records of customers and other documents, records and files, including, in the case of the Acquired Companies, books and records relating to, and tangible embodiments of, Company Intellectual Property.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York City are authorized or required by Law to close.

“Buyer” shall have the meaning set forth in the Preamble.

“Buyer Basket” shall have the meaning set forth in Section 10.5.

“Buyer Fundamental Representations” means the representations and warranties of the Buyer contained in Sections 6.1 (Organization and Good Standing), 6.2 (Authority and Enforceability), 6.5 (Brokers), 6.6 (Purchase for Investment) and 6.9 (No Buyer Vote Required).

“Buyer Indemnitees” shall have the meaning set forth in Section 10.2(a).

“Buyer’s Stock” shall have the meaning set forth in Section 2.2(c)(iii).

“Buyer’s Stock Recipients” shall have the meaning set forth in Section 7.21.

“Capital Stock” means (a) in the case of a corporation, its issued and outstanding shares of capital stock, (b) in the case of a partnership or limited liability company, its issued and outstanding partnership or membership units (whether general or limited, preferred or common, certificated or uncertificated), and (c) any other interest (other than the Incentive Units issued pursuant to the Company’s Equity Incentive Plan) that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets, of the issuing entity.

“Cash” shall have the meaning set forth in Section 2.5(a)(ii).

“Claim” means all past, present and future disputes, claims, controversies, demands, rights, obligations, liabilities, actions and causes of action of every kind and nature, including (i) any unknown, unsuspected or undisclosed claim and (ii) any claim or right that may be asserted or exercised by a Releasing Party, in each case solely in the Releasing Party’s capacity as a stockholder, director, officer or employee of the Company or in any other capacity.

“Closing” shall have the meaning set forth in Section 2.3.

“Closing Amount” shall have the meaning set forth in Section 2.2(b)(ii).

“Closing Date” shall have the meaning set forth in Section 2.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreements” mean any and all Contracts, letters, side letters and contractual obligations of any kind, nature and description, oral or written, that have been entered into between or that involve or apply to any employer and any Union.

“Common Stock” shall have the meaning set forth in Section 4.4(a).

“Common Units” means the voting membership Units of the Company with the rights, privileges and preferences set forth in the Company LLC Agreement.

“Common Unit Holders” means the Parent and the Persons set forth on Exhibit B to Schedule 2.2(a)(i) of the Acquired Companies Disclosure Letter.

“Company” shall have the meaning set forth in the Preamble.

“Company Intellectual Property” means, collectively, the Owned Intellectual Property and the Licensed Intellectual Property.

“Company LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of the Company dated effective as of July 24, 2008, as amended from time to time.

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement dated May 29, 2013 between the Buyer and the Company.

“Conflict Minerals” means columbite-tantalite (coltan), cassiterite, gold, wolframite, or their derivatives, which are limited to tantalum, tin, and tungsten, or other minerals or derivatives designated as “Conflict Minerals” by the U.S. Secretary of State.

“Contemplated Transactions” means all of the transactions contemplated by this Agreement and the Ancillary Agreements, including, without limitation:

(a)           the sale of the Equity Securities of the Parent and the sale of the Units of the Company by the Sellers to the Buyer; and

(b)           the performance by the parties hereto of their respective covenants and obligations under this Agreement and the Ancillary Agreements.

“Continuing Indebtedness” shall have the meaning set forth in
“Contract” means any agreement, contract, license, lease, commitment, arrangement or understanding, written or oral.

“Control” means, when used with respect to any Person, the power to direct or cause the discretion of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise and the terms “Controlling” and “Controlled” shall have meanings correlative to the foregoing.

“Copyrights” shall have the meaning set forth in the definition of “Intellectual Property” in this Section 1.1.

“Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of May 17, 2011, by and among the Company, the lenders named therein, and Madison Capital Funding LLC, as administrative agent, as amended.

“Current Assets” shall have the meaning set forth in Section 2.5(a)(iii).

“Current Liabilities” shall have the meaning set forth in Section 2.5(a)(iv).

“Data Room” means the data room administered by Houlihan Lokey.

“De Minimis Threshold” shall have the meaning set forth in Section 10.2(b).

“Dispute” shall have the meaning set forth in Section 11.7(a).

“Domain Names” shall have the meaning set forth in the definition of “Intellectual Property” in this Section 1.1.

“Economic Sanctions Laws” shall have the meaning set forth in Section 5.22(b).

“Effective Time” shall have the meaning set forth in Section 2.3.

“EIP Payment” means the aggregate amount payable pursuant to the Equity Incentive Plan, as set forth on Schedule 2.9 of the Acquired Companies Disclosure Letter.

“Embargoed Targets” shall have the meaning set forth in Section 5.22(b).

“Employment Agreements” mean the amended and restated employment agreements between Parent and/or an Acquired Company and each of Michael W. Madison, William H. Marsh, and Kevin Jay Randle, entered into as of the date hereof, each of which shall become effective at the Closing.

“Encumbrance Documents” shall have the meaning set forth in Section 5.8(g).

“Engineered-to-Order Modular Systems” shall have the meaning set forth on Exhibit C hereto.

“Environment” means all air, surface water, groundwater, or land, including land surface or subsurface, including all fish, wildlife, biota and all other natural resources.

“Environmental Claim” means any administrative or judicial action, suit, order, lien, notice, notice of violation and written complaint, request for information, demand, or proceeding, whether criminal or civil, having the potential to cause a material adverse change in the operations, business, assets, properties, liabilities or condition of an Acquired Company, and made pursuant to or relating to any applicable Environmental Law by any Person (including any Governmental Entity, private person and citizens’ group) based upon, alleging, asserting, or claiming any actual (a) violation of or Liabilities under any Environmental Law, (b) violation of any Environmental Permit, or (c) Liabilities for investigatory costs, cleanup costs, removal costs, remedial costs, response costs, natural resource damages, property damage, personal injury, fines, or penalties arising out of, based on, resulting from, or related to a Hazardous Material Release or any exposure of any Person to, any Hazardous Materials at any location owned by the Company in violation of Environmental Law.

“Environmental Condition” shall mean any pollution, contamination, degradation, damage or injury caused by, related to, arising from, or in connection with any Hazardous Material Release or the generation, handling, use, treatment, storage, transportation, disposal discharge, or emission of any Hazardous Materials.

“Environmental Costs and Liabilities” means, with respect to any Person, all Liabilities, obligations, responsibilities, Remedial Actions, losses, damages (including punitive damages and consequential damages) costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or otherwise, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order or agreement with any Governmental Entity or other Person, which relates to any environmental, health or safety condition, violation of Environmental Law or an actual, or threatened, Hazardous Materials Release.

“Environmental Law” means any and all federal, state and local, civil and criminal laws, statutes, ordinances, orders, codes, rules, regulations, Environmental Permits, judgments, decrees or injunctions relating to the protection of health and the Environment, worker health and safety, and/or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging or labeling of Hazardous Materials, as each has been or may be amended.

“Environmental Permit” means any federal, state or local permits, licenses, approvals, consents or authorizations required or issued by any Governmental Entity under or in connection with any Environmental Law, including any and all orders or consent orders issued by or entered into with a Governmental Entity under any applicable Environmental Law.

“Equity Incentive Plan” shall mean the Company’s 2008 Equity Incentive Plan, as amended.

“Equity Securities” means (a) Capital Stock, whether common, preferred or other, (b) common or preferred membership Units and (c) options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other Contracts that, directly or indirectly require the issuer thereof to issue, sell or otherwise cause to become outstanding Capital Stock.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person, including any trade or business, whether or not incorporated, that, together with the Parent or any of the Acquired Companies, as of any date during the six-year period immediately preceding the Closing Date, was or is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) of ERISA.

“Escrow Agent” shall have the meaning set forth in Section 2.2(c)(i).

“Escrow Agreement” shall have the meaning set forth in Section 2.2(c)(i).

“Escrow Amount” shall have the meaning set forth in Section 2.2(c)(i)(A).

“Escrow Fund” shall have the meaning set forth in Section 2.2(c)(i).

“Estimated Closing Cash” means a good faith estimate of the Cash of the Acquired Companies and the Parent in the aggregate as of the Effective Time.

“Estimated Closing Statement” means an itemized statement reflecting a good faith estimate of the Acquired Companies’ Estimated Closing Cash, Estimated Net Working Capital and the amount of the adjustments provided for in Section 2.2(a)(v) or (vi), as applicable.

“Estimated Net Working Capital” means a good faith estimate of the Acquired Companies’ Net Working Capital in the aggregate as of the Effective Time.

“Financial Statements” shall have the meaning set forth in Section 5.4(a).

“Fundamental Representations” means the Buyer Fundamental Representations and the Seller Fundamental Representations.

“GAAP” means United States generally accepted accounting principles as of the date hereof.

“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state, local or municipal government, non-U.S., international, multinational or other government, including any department, commission, board, agency, bureau, subdivision, instrumentality, official or other regulatory, administrative or judicial authority thereof, and any arbitrator, including any authority or other quasi-governmental entity established by a Governmental Entity, and any non-governmental regulatory body to the extent that the rules and regulations or orders of such body have the force of Law.

“Gross Purchase Price” shall have the meaning set forth in Section 2.2(a)(i).

“Harmful Code” means any program routine, device or other feature, that is not documented in the Company’s technical documentation and that is designed to delete, disable, interfere with, perform unauthorized modifications to, or provide unauthorized access to any Software or Company’s products or services including any virus, worm, Trojan horse, spyware, adware, backdoor, trapdoor, clock, timer, time bomb, drop-dead device or other malicious code, or any malicious code that affects the Software or is intended to bring down a computer system, computer networks or otherwise impair their use.

“Hazardous Material” means petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, radon, mold or other fungi, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, urea formaldehyde, lead or lead-containing materials, polychlorinated biphenyls; and any other chemicals, materials, substances or wastes in any amount or concentration which are included in the definition of “hazardous substances,” “contaminate,” “radioactive”, “ hazardous materials,” “hazardous wastes,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “pollutants,” “contaminant” or words of similar import, under any Environmental Law.

“Hazardous Material Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, emitting, discharging, migrating, leaching, dumping, or disposing of a Hazardous Material.

“HSR Act” means the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“HSR Waiting Period” shall have the meaning set forth in Section 8.1(c).

“Houlihan Lokey” shall have the meaning set forth in Section 3.5.

“Improvements” shall have the meaning set forth in Section 5.8(d).

“Incentive Units” shall mean those Units issued pursuant to the Equity Incentive Plan.

“Indebtedness” means any of the following:  (a) any indebtedness for borrowed money; (b) any obligations evidenced by bonds, debentures, notes or other similar instruments; (c) any obligations to pay the deferred purchase price of property or services other than trade accounts arising in the ordinary course of business; (d) any obligations as lessee under leases that have been recorded or should be in accordance with GAAP as capitalized leases; (e) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property; (f) any obligations, contingent or otherwise, under or with respect to acceptance credit, letters of credit or similar facilities; (g) any obligation with respect to interest rate and currency cap, collar, hedging or swap Contracts; (h) the liquidation value, accrued and unpaid dividends, prepayment or redemption premiums and penalties (if any), in respect of any redeemable preferred stock; (i) any guarantee of the foregoing obligations of any other Person; (j) any guaranty of any of the foregoing; (k) any accrued interest, fees and charges in respect of any of the foregoing and (l) any prepayment premiums and penalties, and any other fees, expenses, indemnities and other amounts payable as a result of the prepayment or discharge of any of the foregoing.  For the avoidance of doubt, Indebtedness shall not include Accounts Payable of any Acquired Company.

“Indemnitee” means any Seller Indemnitee or Buyer Indemnitee.

“Indemnitor” means any party to this Agreement from which any Indemnitee is seeking indemnification pursuant to the provisions of this Agreement.

“Indemnitor Defense Review Period” shall have the meaning set forth in Section 10.6(b).

“Independent Expert” shall have the meaning set forth in Section 2.5(f).

“Individual Aggregate Cap” shall have the meaning set forth in Section 10.3(b).

“Intellectual Property” means all (a) patents (including utility and design patents), patent applications, Patent Cooperation Treaty filings, patent disclosures and all related extensions, continuations, continuations-in-part, divisions, reissues, and reexaminations, utility models, certificates of invention and design patents, and all extensions thereto (“Patents”), (b) trademarks, service marks, trade dress, brand names, certification marks, logos, slogans, rights in designs, industrial designs, corporate names, trade names, business names, geographic indications, vanity numbers and other designations of source, origin, sponsorship, endorsement or certification, together with the goodwill associated with any of the foregoing, in each case whether registered or unregistered, and all applications and registrations therefor (“Trademarks”), (c) domain names, URLs and any other addresses for use on the Internet, mobile devices or any other computer network or communication system (“Domain Names”), (d) copyrightable works, works of authorship, copyrights and registrations and applications therefor, together with all renewals, extensions, translations, adaptations, derivations and combinations therefor, works of authorship, publications, documentation, website content and database rights (“Copyrights”), (e) “look and feel” of websites, rights of publicity and rights of privacy, (f) know-how, trade secrets, confidential and proprietary information, algorithms, formulae, inventions (whether patentable or unpatentable and whether or not reduced to practice), processes, techniques, technical data, designs and customer and supplier lists and information, in each case whether or not known to the public, whether patentable or not and whether or not reduced to practice (“Know-How”), (g) computer programs, proprietary software, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, operating systems, design documents, website code and specifications, flow-charts, user manuals and training materials relating thereto and any translations thereof (“Software”), (h) other intellectual property or similar corresponding or equivalent right to any of the foregoing or other proprietary or Contract right relating to any of the foregoing (including remedies against infringements thereof and rights of protection of interest therein under the laws of all jurisdictions) and (i) copies and tangible embodiments thereof, in each case whether or not the same are in existence as of the date of this Agreement or developed after such date and in any jurisdiction throughout the world.

“Intellectual Property Contracts” means all Contracts relating to Intellectual Property (including any licenses, sublicenses or other agreements under which any Acquired Company is licensee or licensor of any Intellectual Property), except for any Contract pertaining to off the shelf or similarly commercially available software or services that has a cost of less than $100,000 per year).

“Interim Balance Sheet” shall have the meaning set forth in Section 5.4(a).

“Interim Financial Statements” shall have the meaning set forth in Section 5.4(a).

“Know-How” shall have the meaning set forth in the definition of “Intellectual Property” in this Section 1.1.

“Knowledge of the Acquired Companies” means with respect to any fact or matter, the knowledge after reasonable inquiry of Michael W. Madison, Kevin Jay Randle, William H. Marsh, Grenville Lewis, IV, James B. “Trey” Maxwell III, Michael A. Roberts, Dennis M. Leary, and Ardia.

“Knowledge of the Parent” means with respect to any fact or matter, the knowledge after reasonable inquiry of Dennis M. Leary and Michael W. Madison, the directors and executive officers of each Acquired Company and all officers and managers having responsibility relating to the applicable matter.

“Law” means any statute, law (including common law), constitution, treaty, charter, ordinance, code, order, rule, regulation and any other binding requirement or determination of any Governmental Entity.

“Leased Real Property” means all leasehold or sub-leasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by any Acquired Company, including the right to all security deposits and other amounts and instruments deposited by or on behalf of any Acquired Company thereunder.

“Liability” or “Liabilities” means any Indebtedness, loss, damage, adverse claim, fine, penalty, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, disputed or undisputed, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating to any of the foregoing (including all fees, disbursements and expenses of legal counsel, other professionals and costs of investigation), including any liability for Taxes.

“Licensed Intellectual Property” means all Intellectual Property that any Person other than an Acquired Company owns and that any Acquired Company licenses for use in the operation of its business.

“Lien” means, with respect to any property or asset (including the Units and the Equity Securities of the Parent), any lien (statutory or otherwise), mortgage, pledge, deed of trust, charge, claim, security interest, hypothecation, equitable interest, servitude, option, right (including rights of first refusal or rights of first offer), restriction (including restrictions on voting, transfer or other attribute of ownership), proxy, lease, license, other rights of occupancy, right of way, easement, adverse claim, reversion, reverter, preferential arrangement or any other encumbrance, restriction or limitation in respect of such property or asset.

“Loss” means any loss, damage, claim, disbursement, cost, expense, diminution in value, penalty fine, liability, or settlement payment of any kind whatsoever.  “Loss” shall include any costs or expenses actually and reasonably incurred (including attorneys’ fees, expert witness fees and expenses, general litigation expenses and other costs of investigation, preparation, and litigation, mediation or arbitration) by a Person relating to any Claim under Article X.

“Madison Group Sellers” shall have the meaning set forth in the Preamble.

“Madison Group Sellers Disclosure Letter” means the disclosure letter dated and delivered as of the date hereof by the Madison Group Sellers to the Buyer, as may be supplemented or updated pursuant to Section 7.2(c) hereof, but subject to the provisions of Section 8.2(a) hereof.

“Madison Group Sellers’ Representative” shall have the meaning set forth in the Preamble.

“Material Adverse Effect” means any change, event, occurrence or effect that is materially adverse to the business, results of operations or financial condition of Parent and the Acquired Companies, taken as a whole; provided that none of the following shall constitute, or be considered in determining whether there has occurred, and no change, event, occurrence or effect resulting from, attributable to or arising out of any of the following shall constitute, a Material Adverse Effect:  (a) changes, events or occurrences generally affecting (i) the industries in which Parent and the Acquired Companies operate or (ii) the economy or the credit, debt, financial or capital markets, in each case, in the United States or elsewhere in the world, including changes in interest or exchange rates, (b) changes (or prospective changes) after the date hereof in Law or the interpretation or enforcement thereof or in GAAP or in accounting standards, or changes (or prospective changes) after the date hereof in general legal, regulatory or political conditions, (c) the negotiation, execution, announcement or performance of this Agreement or the consummation of the transactions contemplated hereby, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, financing sources, employees, revenue and profitability, (d) acts of war (whether or not declared), sabotage or terrorism, or any outbreak or escalation or worsening of any such acts of war, sabotage or terrorism, (e) earthquakes, hurricanes, tornados or other natural disasters or calamities, (f) any action taken by Parent or any Acquired Company as expressly contemplated by this Agreement or with Buyer’s written consent or at Buyer’s written request, (g) any failure to meet any internal or public projections, forecasts or estimates of revenue or earnings or the issuance of revised projections that are not as optimistic as those in existence as of the date hereof, or (h) any increase in the cost or availability of any financing available to Buyer to consummate the transactions contemplated hereby, except in the case of each of clauses (a), (b), (d) and (e) to the extent that Parent or the Acquired Companies are adversely affected in a materially disproportionate manner relative to other participants in the industries in which the Parent and the Acquired Companies operate.

“Material Customer” shall have the meaning set forth in Section 5.18.

“Material Supplier” shall have the meaning set forth in Section 5.19.

“Minority Interest Owners” shall have the meaning set forth in Section 5.2(a).

“Multiemployer Plan” means a “multiemployer plan” as such term is defined in sections 3(37) or 4001(a)(3) of ERISA.

“Net Working Capital” means, as of the Effective Time, the Current Assets of the Acquired Companies and the Parent minus the Current Liabilities of the Acquired Companies and the Parent, each of which shall be calculated as set forth on Exhibit A hereto, and applied on a consistent basis with the historical accounting policies of the Acquired Companies’ and the Parent, respectively, except as otherwise disclosed in Schedule 1.1 of the Acquired Companies Disclosure Letter which Schedule, notwithstanding anything to the contrary in this Agreement, cannot be changed after the date of this Agreement.

“Non-assigning Party” shall have the meaning set forth in Section 11.4.

“Notice of Claim” shall have the meaning set forth in Section 10.6(a).

“Notice of Objection” shall have the meaning set forth in Section 2.5(e).

"OFAC" shall have the meaning set forth in Section 5.22(b).

“Officer Release Agreements” means those officer release agreements signed by each of Michael W. Madison, Kevin Jay Randle, William H. Marsh, Dennis M. Leary, Grenville Lewis, IV, James B. “Trey” Maxwell III, Michael A. Roberts, and Mark P. Weidmann in the form of Exhibit E attached hereto.

“Oil and Gas Industry” means Fuel Gas Conditioning Packages, Hot Oil Packages, Production Sand Removal Packages, Produced Water Injection Packages, Crude Oil Pumping Packages, Chemical Injection Packages, Sump Pump Packages, Electric Process Heating Packages, Oil Custody Transfer Packages, and Vapor Recovery Packages.

“Open Source Software” means of the following: (A) any Software that contains, or is derived in any manner in whole or in part from, any Software that is distributed as free Software, open source Software (e.g. Linux) or under similar licensing or distribution models; (B) any Software that may require as a condition of use, modification or distribution that such Software or other Software incorporated into, derived from or distributed with such Software: (i) be disclosed or distributed in source code form; (ii) be licensed for the purpose of making derivative works; or (iii) be redistributable at no charge; and (C) Software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following:  (1) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (2) the Artistic License (e.g., PERL); (3) the Mozilla Public License; (4) the Netscape Public License; (5) the Sun Community Source License (SCSL); (6) the Sun Industry Source License (SISL); (7) the Apache Software License, (8) MIT Software License, (9) BSD or New BSD Software License, (10) Microsoft Reciprocal Licenses, and (11) Creative Commons License.

“Order” means any award, injunction, judgment, decree, order, ruling, doctrine, writ, assessment or any other decision issued, promulgated or entered by or with any Governmental Entity or arbitrator.

“ordinary course” or “ordinary course of business” means, with respect to an action taken by any Person, an action that is each of the following: (a) consistent in nature, scope and magnitude with the past practices of such Person and is taken in the usual course of the normal, day-to-day operations of such Person, (b) does not require authorization by the board of directors, shareholders, members or managers of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature, and (c) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

“Organizational Documents” means, with respect to any entity, the certificate of incorporation or formation, the articles of incorporation, by-laws, articles of organization, partnership agreement, operating agreement, limited liability company agreement, formation agreement, joint venture agreement, minutes or other similar organizational documents of such entity (in each case, as amended).

“Outside Date” means the earliest of (i) 30 days after the parties’ filing under the HSR Act (plus 3 Business Days thereafter), (ii) three Business Days following the date on which approval has been granted under the HSR Act, or (iii) January 15, 2014.

“Owned Intellectual Property” means all Intellectual Property owned, or purported to be owned, by any Acquired Company.

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, including all electrical, mechanical, plumbing and other building systems, together with all easements and other rights and interests appurtenant thereto owned by any Acquired Company.

“Panel” shall have the meaning set forth in Section 11.7(d).

“Parent” shall have the meaning set forth in the Preamble.

“Parent Financial Statements” shall have the meaning set forth in Section 4.8.

“Parent Interim Financial Statements” shall have the meaning set forth in Section 4.8.

“Parent Shareholders” shall have the meaning set forth in the Preamble.

“Parent Shareholders Disclosure Letter” means the disclosure letter dated and delivered as of the date hereof by the Parent Shareholders to the Buyer, as may be supplemented or updated pursuant to Section 7.2(c) hereof, but subject to the provisions of Section 8.2(a) hereof.

“Parent Shareholders’ Representative” shall have the meaning set forth in the Preamble.

“Patents” shall have the meaning set forth in the definition of “Intellectual Property” in this Section 1.1.

“Permit” means any approval, consent, waiver, certificate, license, permit, regulation or governmental authorization, including Environmental Permits.

“Permitted Liens” means (i) Liens for Taxes not yet due and payable or Taxes reflected on Schedule 5.5(c) of the Acquired Companies Disclosure Letter as being contested in good faith by appropriate proceedings and with respect to which the Acquired Companies maintain adequate reserves, (ii) mechanics’, carriers’, workmen’s, repairmen’s or other similar Liens arising in the ordinary course of business for amounts not yet due and payable as of the Closing, (iii) solely with respect to the Owned Real Property, other non-monetary Liens which are listed on Schedule 5.8(c) of the Acquired Companies Disclosure Schedule that have arisen in the ordinary course of business and that do not, individually or in the aggregate, materially detract from the value of the Owned Real Property subject thereto or materially impair the use thereof in the operation of the Acquired Companies’ business, (iv) those Liens for Continuing Indebtedness set forth in Schedule 5.2(e) of the Acquired Companies Disclosure Letter, and (v) those Liens of Buyer’s lenders related to the letters of credit included in the Continuing Indebtedness.

“Person” means an individual, a corporation, a partnership, a firm, a joint venture, association, joint-stock company, a limited liability company, a trust, a labor organization, an unincorporated association or a Governmental Entity.

“Phase I Tests” shall have the meaning set forth in Section 7.2(a).

“Plan” means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, equity purchase, equity option, equity ownership, equity appreciation rights, restricted equity, phantom equity, deferred compensation, leave of absence, layoff, stay, vacation, day or dependent care, cafeteria, life, health, welfare, accident, disability, worker’s compensation insurance, employment, retention incentive, noncompetition, consulting, confidentiality, severance, separation, change of control, or other employee benefit plan, program, policy, agreement, arrangement, or understanding, whether written or oral, including (i) any “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not such plan is subject to ERISA) and (ii) any amendment to any of the foregoing, provided, that notwithstanding anything to the contrary in this Agreement, none of the foregoing shall be amended between the date of this Agreement and Closing.

“Policies” shall have the meaning set forth in Section 5.17.

“Power Generation Industry” means Fuel Gas Conditioning Packages, Pressure Reduction Packages, Hot Oil Packages, and Balance of Plant Pump Packages.

“Pre-Closing Income” shall have the meaning set forth in Section 7.8(a)(i)(A).

“Pre-Closing Tax Period” means any Taxable period (or portion thereof) ending on or before the Closing Date.

“Pre-Closing Tax Proceeding” shall have the meaning set forth in Section 7.8(a)(ii).

“Preferred Stock” means all the non-voting Preferred Stock of the Parent as set forth on Exhibit A to Schedule 2.2(a)(i) of the Acquired Companies Disclosure Letter, with the right to receive the amounts set forth on such Exhibit A, as adjusted for payment after November 15, 2013.

 “Preferred Units” means all the non-voting membership Units of the Company as set forth on Exhibit B to Schedule 2.2(a)(i) of the Acquired Companies Disclosure Letter, with the right to receive the amounts set forth on such Exhibit B, as adjusted for payment after November 15, 2013.

“Pro Rata Share” means for the Parent Shareholders as a group, 80.0990%% of the Company, and for the Madison Group Sellers as a group, 19.9010%,% of the Company, and for any individual or entity Seller an amount, expressed as a percentage, set forth in the column marked Indirect or Direct Percentage Ownership of B27, LLC, respectively, opposite each such Seller’s name on Exhibits A and B of Schedule 2.2(a)(i) of the Acquired Companies Disclosure Letter.  Any adjustment of the distributions from the Escrow Fund, the Working Capital Escrow Fund or the Special Escrow Fund between and among the Parent Shareholders and the Madison Group Sellers’ shall be made pursuant to the side letters (the “Side Letters”), dated as of the date hereof, between and among the two groups and the parties comprising the same, copies of which are attached as Exhibit F to Schedule 2.2(a)(i) of the Acquired Companies Disclosure Schedule, as to which Side Letter the Buyer shall have no responsibility of any kind or character and shall not in any way be legally bound thereby.

“Property Taxes” shall have the meaning set forth in Section 7.8(c)(ii).

“Real Property” shall have the meaning set forth in Section 5.8(c).

“Real Property Leases” shall have the meaning set forth in Section 5.8(b).

“Releasing Party” or “Releasing Parties” shall have the meaning set forth in Section 7.19.

“Registered Intellectual Property” means all Owned Intellectual Property that is subject to registrations, applications for registration, or other filings with or issuances by any Governmental Entity or any other Person, including, without limitation, any registrar or registry of Domain Names.

“Regulations” or “Treasury Regulations” or “Treas Reg” shall mean the United States Treasury Regulations promulgated by the Internal Revenue Service, including any temporary regulations but excluding any proposed regulations.

“Releasees” means: (i) Buyer; (ii) the Company; (iii) Parent; (iv) each of the direct and indirect Subsidiaries of Buyer, the Company and Parent; (v) each other Affiliate of Buyer, the Company and Parent; and (vi) the successors and past, present and future assigns, directors, officers, agents, attorneys and representatives of the respective entities identified or otherwise referred to in clauses (i) through (v) above.

“Remediate,” “Remediation,” or “Remedial Action” shall mean the removal, abatement, response, investigative, cleanup, or corrective action, and/or monitoring activities undertaken to address any Environmental Conditions or Hazardous Materials Release, any investigation, study, assessment, testing, monitoring, containment, removal, disposal, closure, corrective action, passive remediation, natural attenuation or bioremediation, and the installation and operation of remediation systems, engineering controls, or institutional controls.

“Representatives” shall have the meaning set forth in the Preamble.

“Restricted Business” shall have the meaning set forth in Section 7.13(a).

“Restricted Period” shall have the meaning set forth in Section 7.13(a).

“Restricted Person” shall have the meaning set forth in Section 7.13(a).

“Review Period” shall have the meaning set forth in Section 2.5(e).

“Securities Act” shall have the meaning set forth in Section 7.21(a).

“Seller Fundamental Representations” means the representations and warranties contained in Sections 3.1 (Organization and Good Standing), 3.2 (Authority and Enforceability), 3.4 (The Units), 3.5 (Brokers’ Fees) and 3.7 (Tax Matters); the representations and warranties of contained in Sections 4.1 (Organization and Good Standing), 4.2 (Authority and Enforceability), 4.4 (The Equity Securities of the Parent), 4.5 (Brokers’ Fees), 4.6 (U.S. Status of Parent Shareholders), 4.7 (Taxes) and 4.9 (No Activities); and the representations and warranties contained in Sections 5.1 (Organization and Good Standing), 5.2(a)-(f) (Capitalization; Minute Books), 5.3(a)(i) (No Conflicts; Consents), 5.5 (Taxes) and 5.21 (Brokers).

“Seller Indemnitees” shall have the meaning set forth in Section 10.5.

“Sellers” shall have the meaning set forth in the Preamble.

“Sellers’ Transaction Expenses” means the out-of-pocket expenses and fees incurred by the Sellers, Parent, and the Acquired Companies in connection with the preparation and negotiation of this Agreement, the Ancillary Agreements and the Contemplated Transactions, whether or not paid, payable, billed, invoiced or accrued prior to or after the Closing (including without limitation any bonuses payable to employees, officers or directors as a result of this Agreement and the transaction contemplated hereby (other than the Transaction Bonuses and the Annual Bonuses reflected on Schedule 7.7(b) of the Acquired Companies Disclosure Schedules), fees and expenses of legal counsel and accountants, one half of the fees and expenses payable to the Escrow Agent (whether incurred by the Buyer, or the Sellers), fees and expenses payable to financial advisors, investment bankers and brokers of the Company notwithstanding any contingencies for earnouts, holdback, etc., including the fees payable to Houlihan Lokey in connection with the Contemplated Transactions, and any such fees incurred by either of the Representatives paid for or to be paid for by any Acquired Company, any fees and expenses incurred in connection with the termination of any Plan of any Acquired Company, and expenses of any option, warrant or other convertible equity holder of any Acquired Company in connection with the Contemplated Transactions that any Acquired Company has agreed to pay or is otherwise obligated to pay and any payroll Taxes incurred by any Acquired Company in connection therewith).

“Shreveport Property” means the real property located at 7401 Atkinson Drive, Shreveport, Louisiana.

“Side Letter” shall have the meaning set forth in the definition of Pro Rata Share.

“Software” shall have the meaning set forth in the definition of “Intellectual Property” in this Section 1.1.

“Special Escrow Agreement” shall have the meaning set forth in Section 2.2(c)(i).

“Special Escrow Amount” shall have the meaning set forth in Section 2.2(c)(i)(C).

“Special Escrow Fund” shall have the meaning set forth in Section 2.2(c)(i).

“Statement” shall have the meaning set forth in Section 2.5(d).

“Stockholders’ Agreement” shall mean that certain Stockholders’ Agreement dated as of July 23, 2008 by and among the Parent and the Parent Shareholders.

“Straddle Period” shall have the meaning set forth in Section 7.8(c)(ii).

“Straddle Tax Proceeding” shall have the meaning set forth in Section 7.8(a)(ii).

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any other Person that is directly or indirectly Controlled by the first Person.

“Subsidiary Shares” shall have the meaning set forth in Section 5.2(a).

“Target Net Working Capital” means $21,000,000.

“Tax” or “Taxes” (or “Taxable” or “Taxing”) where the context requires) means (i) any and all U.S. federal, state, local, or non-U.S. net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, margins, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, Transfer Taxes, unemployment, social security, workers’ compensation, capital, premium, recapture, environmental (including taxes under Section 59A of the Code), customs, duties, net worth, registration, business license fees, estimated and other taxes, fees, assessments or charges, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto and any interest in respect of such additions or penalties; and (ii) any Liability for the payment of any item described in clause (i) by reason of Contract, transferee Liability, Treasury Regulations Section 1.1502-6 or any analogous or similar provisions under state, local or non-U.S. Law or otherwise.

“Taxing Authority” means any Governmental Entity responsible for the imposition, administration or collection of any Taxes.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes that is required to be filed with any Taxing Authority, including any declaration, schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” shall have the meaning set forth in Section 10.6(a).

“Third Party Defense” shall have the meaning set forth in Section 10.6(b).

“Trademarks” shall have the meaning set forth in the definition of “Intellectual Property” in this Section 1.1.

“Transaction Bonus Calculations” shall have the meaning set forth in Section 2.2(b)(ii).

“Transaction Bonuses” means the bonuses, including the EIP Payment, payable by the Company through its designated agent, B27 Resources, Inc., to each individual identified in Schedule 2.9 of the Acquired Companies Disclosure Letter who remains in continuous employment with an Acquired Company through the Closing Date in the amounts set forth therein, as adjusted pursuant to such Schedule.

“Transfer Taxes” means any and all sales, use, transfer, real property transfer, recording, documentary, stamp, registration, stock transfer and other similar Taxes resulting from, relating to, or arising in connection with the Contemplated Transactions.

“Union” means any and all labor organizations, unions, employee associations, agencies and/or employee committees or plans that do, might or purport to represent any employees associated in any manner with the Parent or any of the Acquired Companies.

“Union Contracts” means any and all existing and/or new or different Collective Bargaining Agreements that have been entered into between or involve or apply to the Parent or any of the Acquired Companies and any labor organization.

“Units” means all the Preferred Units and Common Units of the Company and any other interests in the equity of the Company including options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other Contracts that, directly or indirectly, require the issuer thereof to issue, sell or otherwise cause to become outstanding, any equity interests in the Company.

“Units Consideration” shall have the meaning set forth in Section 2.8.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

“Working Capital Escrow Amount” shall have the meaning set forth in Section 2.2(c)(i)(B).

“Working Capital Escrow Fund” shall have the meaning set forth in Section 2.2(c)(i).

“$” means United States dollars.

1.2 Construction.  For the purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires (a) the meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting any gender shall include all genders as the context requires; (b) where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning; (c) the terms “hereof”, “herein”, “hereunder”, “hereby” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (d) when a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule, such reference is to an Article, Section, paragraph, Exhibit or Schedule of this Agreement unless otherwise specified; (e) the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be modified by the words “without limitation”, unless otherwise specified; (f) the use of the word “or” is not intended to be exclusive unless expressly indicated otherwise; (g) the word “shall” shall be construed to have the same meaning and effect of the word “will”; (h) all accounting terms used and not defined herein have the respective meanings given to them under GAAP; and (i) references to “the parties” shall mean the parties to this Agreement.

ARTICLE II

SALE AND PURCHASE

2.1 Sale and Purchase.

(a) On the terms and subject to the conditions contained herein, at the Closing, each of the Parent Shareholders will sell to the Buyer, and the Buyer will purchase from each of the Parent Shareholders, all of the issued and outstanding Equity Securities of the Parent owned by such Parent Shareholder as set forth on Exhibit A to Schedule 2.2(a)(i) of the Acquired Companies Disclosure Letter (free and clear of any and all Liens), for the consideration specified in Section 2.2 hereof.  The Parent owns 80.0990% of the issued and outstanding Units of the Company.

(b) On the terms and subject to the conditions contained herein, at the Closing, each of the Madison Group Sellers will sell to the Buyer, and the Buyer will purchase from each of the Madison Group Sellers that number of Units set forth opposite such Madison Group Seller’s name on Exhibit B to Schedule 2.2(a)(i) of the Acquired Companies Disclosure Letter, which, in the aggregate, constitute 19.9010% of the issued and outstanding Units of the Company (free and clear of all Liens), for the consideration specified in Section 2.2 hereof.

2.2 Consideration.

(a) Purchase Price.  The aggregate purchase price, subject to adjustment pursuant to Section 2.5, payable by the Buyer to the Sellers for the Equity Securities of the Parent and for the Units of the Company, shall be that amount equal to:

(i) $284,600,000 (the “Gross Purchase Price”), plus

(ii) the Estimated Closing Cash, which amount shall be finally determined after the date hereof and in accordance with Section 2.5 (it being understood that the Cash in the bank accounts of the various Acquired Companies immediately prior to Closing will remain in those bank accounts), minus

(iii) an amount equal to all Indebtedness of each of the Parent, the Company and the other Acquired Companies as of the Closing Date, which shall be paid at Closing by the Buyer as provided for in Section 2.4(a)(iii) unless specifically identified on Schedule 5.2(e) of the Acquired Companies Disclosure Letter as of the date of this Agreement as not being paid at Closing (the debt not to be paid at Closing, the “Continuing Indebtedness”), which Continuing Indebtedness, shall not be deducted from the Gross Purchase Price), minus

(iv) the amount of the Sellers’ Transaction Expenses, which shall be paid or provided for at Closing by the Buyer as provided for in Section 2.4(a)(iv), minus

(v) the Transaction Bonuses, which shall be paid to the Company at Closing by the Buyer as provided for in Section 2.4(a)(vi), plus

(vi) the amount, if any, by which Estimated Net Working Capital is greater than Target Net Working Capital, minus

(vii) the amount, if any, by which Estimated Net Working Capital is less than Target Net Working Capital.

Notwithstanding anything to the contrary in this Agreement, Schedule 2.2(a)(i) of the Acquired Companies Disclosure Letter (other than the Side Letters) cannot be changed after the date hereof without Buyer’s written consent, except as provided therein.

The Gross Purchase Price as adjusted pursuant to subsection (ii) through (vii) above is referred to herein as the “Adjusted Gross Purchase Price.”  The Adjusted Gross Purchase Price shall be allocated among the Sellers in accordance with Schedule 2.2(a)(i) of the Acquired Companies Disclosure Letter.  Exhibit D is a sample calculation of the Adjusted Gross Purchase Price.  For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, no fee, expense or other amount shall be deducted from the Gross Purchase Price more than once.

(b) Estimates at Closing.  The Company and the Parent shall deliver to the Buyer no more than ten, and no less than five, Business Days prior to the Closing Date:

(i) an Estimated Closing Statement; and

(ii) a notice specifying: (A) the adjusted amounts (and the respective recipients) specified in Sections 2.2(a)(iii) and (iv) above, (B) the adjusted amounts and respective recipients of the Transaction Bonuses, and all applicable withholding taxes, with supporting calculations (the “Transaction Bonus Calculations”), and (C) the net amount payable to the Sellers at the Closing after giving effect to the adjustments provided for in Section 2.2(a) to the Gross Purchase Price (such net amount, the “Closing Amount”) and Schedule 2.2(a)(i) of the Acquired Companies Disclosure Letter.

(c) Payments of Closing Amount; Escrow.  Subject to the terms and conditions hereof, at the Closing, the Buyer shall pay, by wire transfer of immediately available funds, the Closing Amount which shall be payable as follows:

(i) Buyer shall deposit with Wilmington Trust, National Association, as escrow agent (the “Escrow Agent”), by wire transfer of immediately available funds, an amount equal to:

(A) $16,345,000 (together with all earnings generated thereon, the “Escrow Amount”);

(B) $2,000,000 (together with all earnings generated thereon, the “Working Capital Escrow Amount”); and

(C) $5,000,000 (together with all earnings generated thereon, the “Special Escrow Amount”).

The Escrow Amount shall constitute an escrow fund (the “Escrow Fund”) and the Working Capital Escrow Amount shall constitute a working capital escrow fund (the “Working Capital Escrow Fund”), each governed by the terms of the escrow agreement by and among Buyer and the Representatives, in the form of Exhibit B hereto (as the same may be amended, modified or restated, the “Escrow Agreement”).  The Special Escrow Amount shall constitute a special escrow fund (the “Special Escrow Fund”) governed by the terms of the escrow agreement by and among Buyer and the Representatives, in the form of Exhibit G hereto (as the same may be amended, modified or restated, the “Special Escrow Agreement”).  The Escrow Fund shall be held in escrow and shall be available to pay any amounts payable to Buyer pursuant to this Agreement; provided, with respect to any amounts payable to Buyer under Section 2.5, the Buyer shall first seek payment out of the Working Capital Escrow Fund before making any claim under the Escrow Fund. With respect to any amounts payable to Buyer under Section 10.2(a)(i) or (ii) with respect to a breach or inaccuracy of Section 5.22, the Buyer shall seek payment solely out of the Special Escrow Fund and will not make any claim under the Escrow Fund.  The Working Capital Escrow Fund shall be held in escrow and shall be available solely to pay any amounts payable to Buyer pursuant to Section 2.5; provided, that the Sellers shall remain liable for the full amounts owed to Buyer pursuant to Section 2.5, even to the extent that such amounts exceed the Working Capital Escrow Amount, to the extent set forth in Article X hereof; with any amount of Working Capital Escrow Fund in excess of what is due to Buyer to be distributed to the Working Capital Escrow Fund recipients set forth and in the percentages listed on Exhibit C to Schedule 2.2(a)(i) of the Acquired Companies Disclosure Letter contemporaneously with any payment to Buyer pursuant to this sentence.  The Special Escrow Fund shall be held in escrow and shall be available solely to pay any amounts payable to Buyer under Section 10.2(a)(i) or (ii) with respect to a breach or inaccuracy of Section 5.22; with any amount of the Special Escrow Fund in excess of what is due to Buyer to be distributed to the Special Escrow Fund recipients set forth and in the percentages listed on Exhibit C to Schedule 2.2(a)(i) of the Acquired Companies Disclosure Letter.

If the sum of (i) Net Working Capital and Cash is finally determined (in accordance with the terms and conditions of Section 2.5) to be greater than or equal to the sum of (ii) Estimated Net Working Capital and Estimated Closing Cash, then the Working Capital Escrow Fund shall be released to, and Buyer shall pay such difference to, the Sellers within three Business Days of such final determination.  Any amounts released to Sellers from the Working Capital Escrow Fund shall be distributed to the recipients set forth and in the percentages listed on Exhibit C to the Schedule 2.2(a)(i) of the Acquired Companies Disclosure Letter, and any additional amounts to be paid by Buyer pursuant to the prior sentence, shall be promptly paid by Buyer to the recipients set forth and in the percentages listed on Exhibit D to Schedule 2.2(a)(i) of the Acquired Companies Disclosure Letter.  If the sum of (i) Net Working Capital and Cash is finally determined (in accordance with the terms and conditions of Section 2.5) to be less than the sum of (ii) Estimated Net Working Capital and the Estimated Closing Cash, then such difference shall be released from the Working Capital Escrow Fund and be paid to Buyer within three Business Days of such final determination, and any remaining Working Capital Escrow Amount shall be released and paid to the recipients set forth and in the percentages listed on Exhibit C to Schedule 2.2(a)(i) of the Acquired Companies Disclosure Letter.  Notwithstanding the foregoing, in the event the Working Capital Escrow Fund is not sufficient to pay Buyer the required difference, then each of the Sellers shall pay Buyer their Pro Rata Share of such difference within 15 Business Days after such determination on the terms and subject to the limitations set forth in Article X hereof.

(ii) The Transaction Bonuses as adjusted pursuant to Schedule 2.9 shall be paid to the Company, and the Company shall pay such amount to the applicable recipients, net of applicable withholding taxes, on the next regularly scheduled pay date after the Closing Date.

(iii) A number of shares of the unregistered common stock of Buyer, hereinafter referred to as “Buyer’s Stock” will be issued to the Buyer’s Stock Recipients, which number of shares issuable to each Buyer’s Stock Recipient shall be determined in accordance with Schedule 2.2(a)(i) of the Acquired Companies Disclosure Letter.  The dollar amount of consideration for each share to be received pursuant to Schedule 2.2(a)(i) shall be the lesser of (A) the average per share closing price of a share of Buyer common stock on NASDAQ for the last 20 trading days immediately prior to the third Business Day prior to the date of this Agreement, or (B) the average per share closing price of a share of Buyer common stock on NASDAQ for the last 3 trading days immediately prior to the third Business Day prior to the date of this Agreement less two percent (2%).

(iv) The remainder of the Closing Amount shall be paid to the Sellers in accordance with Schedule 2.2(a)(i) of the Acquired Companies Disclosure Letter, taking into account the issuance of Buyer common stock described in Section 2.2(c)(iii) above, which remainder shall be allocated among the Sellers as determined in accordance with Schedule 2.2(a)(i) of the Acquired Companies Disclosure Letter.

(d) Consideration to Parent Shareholders.  Subject to the terms and conditions herein, each Parent Shareholder shall be entitled to:

(i) at Closing, the right to receive in cash the amount calculated pursuant to Schedule 2.2(a)(i) of the Acquired Companies Disclosure Letter; and

(ii) a contingent right to receive, if, when, and to the extent payable, any disbursements to the Parent Shareholders of the Escrow Fund, the Working Capital Escrow Fund, and the Special Escrow Fund, which amounts shall be allocated among such Sellers in accordance with Schedule 2.2(a)(i) of the Acquired Companies Disclosure Letter.

(e) Consideration to the Madison Group Sellers.  Subject to the terms and conditions herein, each Madison Group Seller shall be entitled to:

(i) at Closing, the right to receive in cash the amount calculated pursuant to Schedule 2.2(a)(i) of the Acquired Companies Disclosure Letter, taking into account the issuance of Buyer’s Stock described in Section 2.2(c)(iii) above; and

(ii) a contingent right to receive, if, when, and to the extent payable, any disbursement(s) to the Madison Group Sellers of the Escrow Fund, the Working Capital Escrow Fund and the Special Escrow Fund, which amounts shall be allocated among such Sellers as in accordance with Schedule 2.2(a)(i) of the Acquired Companies Disclosure Letter.

2.3 Closing.  Unless otherwise agreed to in writing by each of the parties hereto, the consummation of the Contemplated Transactions (the “Closing”) shall take place remotely via the exchange of documents and concurrent release of executed signature pages, on a date to be specified by the parties which shall be the later of (i) January 1, 2014 (with funding occurring on January 2, 2014) or (ii) no later than three Business Days after satisfaction (or waiver as provided herein) of the conditions set forth in Article VIII (other than those conditions that by their nature will be satisfied at the Closing).  The date upon which the Closing occurs is herein referred to as the “Closing Date.”  The Closing will be deemed effective as of 12:01 a.m. CST on the Closing Date (the “Effective Time”).

2.4 Transactions to be Effected at the Closing.

(a) At the Closing, the Buyer will:

(i) pay to the Parent Shareholders by wire transfer of immediately available funds, the amounts determined in accordance with Schedule 2.2(a)(i) of the Acquired Companies Disclosure Letter and the Exhibits A through B attached to such Schedule 2.2(a)(i);

(ii) pay to the Madison Group Sellers’ Representative by wire transfer of immediately available funds, the amounts determined in accordance with Schedule 2.2(a)(i) of the Acquired Companies Disclosure Letter and the Exhibits A through B attached to such Schedule 2.2(a)(i);

(iii) pay, or cause the Company to pay, in accordance with the written instructions provided by the Company, by wire transfer of immediately available funds, the Indebtedness of the Acquired Companies other than the Continuing Indebtedness as of the Closing Date as specified in the notice delivered to the Buyer prior to Closing pursuant to Section 2.2(b);

(iv) pay directly or reimburse, or cause the Company to pay directly or reimburse, in accordance with the written instructions provided by the Company, by wire transfer of immediately available funds, those Sellers’ Transaction Expenses specified in the notice delivered to the Buyer prior to Closing pursuant to Section 2.2(b);

(v) deposit the Escrow Amount, the Working Capital Escrow Amount and the Special Escrow Amount with the Escrow Agent, and deliver to the Representatives the Escrow Agreement and Special Escrow Agreement, duly executed by the Buyer and the Escrow Agent; and

(vi) pay to the Company, by wire transfer of immediately available funds, the Transaction Bonuses;

(vii) deliver to the Madison Group Sellers’ Representative a copy of Buyer’s instructions to Buyer’s transfer agent to issue the respective amount of Buyer’s Stock to each Buyer’s Stock Recipient in accordance with Schedule 2.2(a)(i) of the Acquired Companies Disclosure Letter;

(viii) deliver to the Representatives all other documents, instruments or certificates required to be delivered by the Buyer at or prior to the Closing pursuant to this Agreement (including Section 8.3 hereof) or the Ancillary Agreements; and

(ix) such other documents or instruments as Representatives reasonably request and are reasonably necessary to consummate the Contemplated Transactions.

(b) At the Closing, the Parent Shareholders will deliver to the Buyer:

(i) a certificate or certificates representing the Equity Securities of the Parent duly endorsed or accompanied by stock powers duly endorsed in blank and all other documents and instruments necessary to vest in the Buyer all of the Parent Shareholders’ right, title and interest in and to the Equity Securities of the Parent, free and clear of all Liens in a form reasonably satisfactory to Buyer;

(ii) the Escrow Agreement and the Special Escrow Agreement, duly executed by the Parent Shareholders’ Representative;

(iii) properly prepared and executed certificates of non-foreign status under Treas. Reg. §1.1445-2(b)(2) dated as of the Closing Date, in form and substance satisfactory to Buyer and executed by each respective Parent Shareholder;

(iv) the Books and Records of the Parent; and

(v) such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the Contemplated Transactions.

(c) At the Closing, the Madison Group Sellers’ Representative, on behalf of each member of the Madison Group Sellers, will deliver to the Buyer:

(i) all documentation and instruments necessary to vest in the Buyer all of such Madison Group Seller’s right, title and interest in and to the Units, free and clear of all Liens in a form and substance satisfactory to Buyer;

(ii) the Escrow Agreement and the Special Escrow Agreement, duly executed by the Madison Group Sellers’ Representative;

(iii) properly prepared and executed certificates of non-foreign status under Treas. Reg. §1.1445-2(b)(2) dated as of the Closing Date, in form and substance satisfactory to Buyer and executed by each respective Madison Group Seller;

(iv) the Books and Records of the Acquired Companies; and

(v) such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the Contemplated Transactions.

(d) At the Closing, Parent will deliver to the Buyer:

(i) all copies of the consents, approvals and notices (if any) listed in Schedule 2.4(d)(i) of the Parent Shareholders Disclosure Letter (which Schedule, notwithstanding anything to the contrary in this Agreement, cannot be changed after the date of this Agreement to remove any consents, approvals, or notices) obtained or provided, as the case may be, in form and substance satisfactory to the Buyer;

(ii) evidence satisfactory to the Buyer of the completion of the matters set forth in Section 7.4(b);

(iii) customary pay-off letters or similar acknowledgments of the discharge of any Indebtedness of the Parent or any Acquired Company other than the Continuing Indebtedness in a form reasonably satisfactory to Buyer setting forth the amount owed as of the Closing Date and indicating that upon payment of such amount, such Indebtedness will be discharged in full and all related Liens will be released and removed;

(iv) a properly prepared and executed certificate of non-foreign status under Treas. Reg. §1.1445-2(b)(2) dated as of the Closing Date, in form and substance satisfactory to Buyer;

(v) the resignations and Officer Release Agreements, effective as of the Closing, pursuant to Section 7.3;

(vi) a copy of (A) the certificate of incorporation, as amended (or similar incorporation or formation documents), of Parent and each Acquired Company, certified by the Secretary of State of the jurisdiction in which each such entity is incorporated or organized, as of a date not earlier than November 15, 2013 and accompanied by a certificate of an officer or other appropriate person of each such entity, dated as of the Closing, stating that no amendments have been made to such certificate of formation (or similar incorporation or formation documents) since such date and (B) all other Organizational Documents of Parent and each Acquired Company, certified by an officer or other appropriate person of each such entity;

(vii) resolutions adopted by the board of directors (or other governing authority as applicable) of both Parent and the Company, each authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the Contemplated Transactions, certified by an officer or other appropriate person of each such entity that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Contemplated Transactions;

(viii) good standing certificates for Parent and each Acquired Company from the Secretary of State (or other appropriate Person) of the jurisdiction in which each such entity is incorporated or organized and from the Secretary of State (or other appropriate Person) in each other jurisdiction in which Parent or such Acquired Company is qualified to do business as a foreign entity, in each case dated as of a date not earlier than November 15, 2013; and

(ix) such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the Contemplated Transactions.

2.5 Adjusted Net Working Capital Closing Amount.

(a) For purposes of this Section 2.5, the following terms shall have the meanings assigned to them in this Section 2.5(a):

(i) “Adjusted Net Working Capital Closing Amount” means, as of the Effective Time, the sum of the adjustments provided in Section 2.5(b) and Section 2.5(c).

(ii) “Cash” means cash, certificates of deposit and bank deposits as reflected in the bank statements of the Acquired Companies and the Parent.

(iii) “Current Assets” means the items set forth on Exhibit A hereto as Current Assets, other than Cash.

(iv) “Current Liabilities” means the items set forth on Exhibit A hereto as Current Liabilities.

Notwithstanding the foregoing, if any Acquired Company is obligated to pay, following the Closing Date, any portion of Indebtedness of the Acquired Companies (other than letters of credit that fall within the definition of Continuing Indebtedness) or the Sellers’ Transaction Expenses that are neither paid at or prior to Closing nor subtracted from the Gross Purchase Price at the Closing pursuant to Section 2.2(a), then such portion will be deemed to be a “Current Liability” for purposes of the calculation of Adjusted Net Working Capital Closing Amount pursuant to this Section 2.5(a).

(b) (i) If Net Working Capital is greater than Estimated Net Working Capital, then Buyer shall owe to the Sellers (in each case in the percentages set forth on Exhibit D to Schedule 2.2(a)(i) of the Acquired Companies Disclosure Letter) an aggregate amount equal to the amount by which Net Working Capital exceeds Estimated Net Working Capital or (ii) if Net Working Capital is less than Estimated Net Working Capital, then Buyer shall be owed the amount by which Estimated Net Working Capital exceeds Net Working Capital.

(c) (i)  If Cash is greater than Estimated Closing Cash, then Buyer shall owe to the Sellers (in each case, in the percentages set forth on Exhibit D to Schedule 2.2(a)(i) of the Acquired Companies Disclosure Letter and subject to the limitations set forth in Article X hereof) an aggregate amount equal to the amount by which Cash exceeds Estimated Closing Cash or (ii) if Cash is less than Estimated Closing Cash, then Buyer shall be owed the amount by which Estimated Closing Cash exceeds Cash.

(d) Within 90 days after the Closing Date, the Buyer will prepare, or cause to be prepared (on the same basis as the preparation of the Financial Statements), and deliver to both of the Representatives an unaudited statement (the “Statement”), which shall set forth the Buyer’s calculation of the Adjusted Net Working Capital Closing Amount, Net Working Capital and Cash.  At the Buyer’s request, the Representatives (i) shall reasonably cooperate and assist, and shall cause their respective representatives to assist, the Buyer and its representatives in the preparation of the Statement and (ii) shall provide the Buyer and its representatives with any information reasonably requested by them.

(e) Upon receipt from the Buyer, the Representatives shall have 30 days to review the Statement (the “Review Period”).  At the request of either of the Representatives, as the case may be, the Buyer (i) shall reasonably cooperate and assist, and shall cause its representatives to assist, the Representatives and their respective representatives, as the case may be, in the review of the Statement and (ii) shall provide the Representatives and their respective representatives with any information reasonably requested by them.  If either of the Representatives, as the case may be, disagrees with the Buyer’s computation of Adjusted Net Working Capital Closing Amount, such Representative, as the case may be, shall, on or prior to the last day of the Review Period, deliver a written notice to the Buyer (the “Notice of Objection”), which sets forth the specific objections to the Buyer’s calculation of Adjusted Net Working Capital Closing Amount.  Any Notice of Objection shall specify those items or amounts with which such Representative disagrees, together with a written explanation in reasonable detail of the reasons for disagreement with each such item or amount, and shall set forth such Representative’s calculation of Adjusted Net Working Capital Closing Amount based on such objections.  To the extent not set forth in a Notice of Objection delivered during the Review Period, the Sellers and the Representatives shall be deemed to have agreed with the Buyer’s calculation of the Adjusted Net Working Capital Closing Amount and no party may thereafter dispute any item or amount not set forth in the Notice of Objection.

(f) Unless the Representatives deliver the Notice of Objection to the Buyer within the Review Period, the Representatives and the Sellers shall be deemed to have accepted the Buyer’s calculation of Adjusted Net Working Capital Closing Amount set forth in the Statement, which shall become final, conclusive and binding.  If a Representative delivers the Notice of Objection to the Buyer within the Review Period, the Buyer, and the Representatives shall, during the 30 days following such delivery or any mutually agreed extension thereof, use their commercially reasonable efforts to reach agreement on the disputed items and amounts in order to determine the amount of Adjusted Net Working Capital Closing Amount.  If, at the end of such period or any mutually agreed extension thereof, the Buyer and the Representatives are unable to resolve their disagreements, they shall jointly retain and refer their disagreements to the Dallas, Texas office of PricewaterhouseCoopers, or, in the event that such firm is unwilling or unable to serve in such capacity, such other regionally recognized independent accounting firm mutually acceptable to the Buyer and both of the Representatives (the “Independent Expert”).  The parties shall instruct the Independent Expert promptly to review this Section 2.5 and to determine solely with respect to the disputed items and amounts so submitted whether and to what extent, if any, the Adjusted Net Working Capital Closing Amount set forth in the Statement requires adjustment.  The Independent Expert shall base its determination solely on written submissions by the Buyer, and the Representatives and their respective representatives and not on an independent review.  The Buyer and the Representatives shall make available to the Independent Expert all relevant Books and Records of the Acquired Companies and other items reasonably requested by the Independent Expert.  As promptly as practicable, but in no event later than 45 days after its retention, the Independent Expert shall deliver to the Buyer and the Representatives a report which sets forth its resolution of the disputed items and amounts and its calculation of Adjusted Net Working Capital Closing Amount.  The decision of the Independent Expert shall be final, conclusive and binding on the parties.  The costs and expenses of the Independent Expert shall be split equally between the Buyer, on the one hand, and the Sellers collectively, on the other hand (who shall split the costs in accordance with the percentages reflected on Exhibit C to Schedule 2.2(a)(i) of the Acquired Companies Disclosure Letter).  The Buyer and the Representatives agree to execute, if requested by the Independent Expert, a reasonable engagement letter, including customary indemnities in favor of the Independent Expert.

(g) Within five Business Days after the Adjusted Net Working Capital Closing Amount has been finally determined pursuant to this Section 2.5, any amounts owed to the Sellers pursuant to this Section 2.5 shall be paid by the Buyer to the Sellers and any amounts owed to the Buyer pursuant to this Section 2.5 shall be paid to Buyer in accordance with Section 2.5(b)(ii)  Buyer and the Representatives shall promptly execute a joint written notice and deliver same to the Escrow Agent in accordance with the terms of the Escrow Agreement detailing the amount, if any, to be paid to Buyer out of the Escrow Fund within two Business Days after the Adjusted Net Working Capital Closing Amount has been finally determined pursuant to this Section 2.5.

2.6 Withholding.  Each of the Buyer, the Company, the Parent and the Escrow Agent will be entitled to deduct and withhold from the amounts otherwise payable by it pursuant to this Agreement to any Person such amounts as it determines may be required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or non-U.S. Tax Law and to request and be provided with any necessary Forms W-9 or W-8, as applicable, from the Sellers.  In the event that any amount is so deducted and withheld, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person to whom the payment from which such amounts were withheld was made.

2.7 Approval/Waivers.  Each Seller hereby:  (i) approves this Agreement, the Ancillary Agreements and the Contemplated Transactions; (ii) waives compliance with any provisions of the Company’s LLC Agreement or the Stockholders’ Agreement of the Parent, respectively, including with respect to the sale and transfer of Units and/or the sale and transfer of the Equity Securities of the Parent, with respect to the Contemplated Transactions; and (iii) terminates the Stockholders’ Agreement of the Parent, effective as of the Closing.

2.8 Allocation of Consideration; Section 743 Adjustment.  The purchase price paid by the Buyer as finally determined for federal income tax purposes pursuant to this Agreement shall be allocated among the Equity Securities of the Parent and the Units owned by the Madison Group Sellers for Tax purposes in accordance with Schedule 2.8 of the Acquired Companies Disclosure Letter (such amount allocable to the Units owned by the Madison Group Sellers being referred to herein, as the “Units Consideration”).  Notwithstanding anything in this Agreement to the contrary, Schedule 2.8 of the Acquired Companies Disclosure Letter cannot be changed without the written consent of the Buyer and both of the Representatives except to reflect purchases, sales, or other dispositions of assets.  Schedule 2.8 of the Acquired Companies Disclosure Letter also sets forth the methodology for allocation of the Units Consideration (plus other capitalized costs and the Buyer’s share of the Company’s liabilities under Section 752 of the Code) among the Company’s assets.  Within 90 days after the Adjusted Net Working Capital has become final and binding pursuant to Section 2.5, the Buyer shall prepare and provide to the Representatives a schedule allocating the Units Consideration (plus other capitalized costs and the Buyer’s share of the Company’s liabilities under Section 752 of the Code) among the Company’s assets (the “Allocation Schedule”), which Allocation Schedule shall be subject to the consent of the Representatives (which consent shall not be unreasonably withheld, conditioned or delayed).  Within 15 days of receipt of the Allocation Schedule, the Representatives will propose to the Buyer any changes to such Allocation Schedule (in the event no such changes are proposed in writing to the Buyer, the Representatives shall be deemed to have agreed to, and accepted, the Allocation Schedule).  The Buyer and the Representatives will endeavor in good faith to resolve any differences with respect to the Allocation Schedule within 15 days after the Buyer’s receipt of written notice of objection from the Representatives.  Notwithstanding the foregoing, if the Representatives and the Buyer are unable to resolve any differences with respect to items on the Allocation Schedule, then any such remaining disputed matters will be finally and conclusively determined by the Independent Expert.  The costs and expenses of the Independent Expert shall be split equally between the Buyer, on the one hand, and the Sellers collectively, on the other hand (who shall split the costs among the Sellers on Exhibit A to Schedule 2.2(a)(i) of the Acquired Companies Disclosure Letter and the Sellers on Exhibit B to Schedule 2.2(a)(i) of the Acquired Companies Disclosure Letter based on their Pro Rata Share).  The Independent Expert shall determine (based solely on presentations by the Representatives and the Buyer) only those matters in dispute and will render a written report as to the disputed matters and the resulting allocation of the Adjusted Gross Purchase Price (including other items), which report shall be conclusive and binding upon the parties.  Except as otherwise required by applicable Law, (i) each of the Sellers and Buyer shall, and shall cause each of its Affiliates to, report, act and file all Tax Returns in all respects and for all purposes consistent with the Allocation Schedule, including for purposes of (A) Treasury Regulations Section 1.743-1(d)(2) in determining Buyer’s adjustment to the U.S. federal income tax basis of the Company’s assets and (B) Treasury Regulations Section 1.751-1 in determining the character of each Madison Group Sellers gain or loss, as the case may be, for U.S. federal income tax purposes in respect of the transactions contemplated by this Agreement, and (ii) each of the Sellers and Buyer will not, and will not permit of any of its Affiliates to, take any position for Tax purposes (whether on any Tax Return, in any Tax proceeding, or otherwise) that is inconsistent with the Allocation Schedule.

2.9 Payment of Transaction Bonuses.  The Company shall pay to the applicable recipients their portion of the Transaction Bonuses, less applicable withholding taxes, as part of the Company’s next regularly scheduled pay day after the Closing Date, but, if Closing occurs before December 31, 2013, no later than December 31, 2013.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF THE MADISON GROUP SELLERS

Except as set forth on the Madison Group Sellers Disclosure Letter, each of the Madison Group Sellers, severally but not jointly, and solely with respect to each such Seller, represents and warrants to the Buyer that each statement contained in this Article III as it applies to such Seller is true and correct as of the date hereof and will be true and correct as of the Closing Date.

3.1 Organization and Good Standing.  Such Seller, if a legal entity, is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or other formation, has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted.

3.2 Authority and Enforceability.  Such Seller has the entity power and authority, and, in the case of any Seller that is an individual, the requisite legal capacity, to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions.  The execution, delivery and performance by such Seller of this Agreement and the Ancillary Agreements to which it is a party and the consummation by such Seller of the Contemplated Transactions have been duly authorized by all necessary action on the part of such Seller and no other action is necessary on the part of such Seller to authorize this Agreement or any Ancillary Agreement to which it is a party or to consummate the Contemplated Transactions.  Assuming due authorization, execution and delivery by the Buyer, this Agreement and each Ancillary Agreement to which it is a party have been duly executed and delivered by such Seller.  This Agreement and each of the Ancillary Agreements to which such Seller is a party constitutes a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other similar Laws relating to creditors’ rights generally.

3.3 No Conflicts; Consents.

(a) Except as set forth on Schedule 3.3(a) of the Madison Group Sellers Disclosure Letter, the execution and delivery by each such Seller of this Agreement and the Ancillary Agreements to which it is a party does not, and the performance by such Seller of its obligations hereunder and thereunder and the consummation of the Contemplated Transactions (in each case, with or without the giving of notice or lapse of time or both) will not, directly or indirectly, (i) if such Seller is a legal entity, violate or conflict with or result in any violation or breach of the provisions of any of the Organizational Documents of such Seller, (ii) violate, breach, conflict with or constitute a default, an event of default, or an event creating any additional rights (including rights of amendment, impairment, modification, suspension, revocation, acceleration, termination, or cancellation), impose additional obligations or result in a loss of any rights, or require a consent or the delivery of notice, under any material Contract, Law or Permit to which such Seller is a party or a beneficiary or by which such Seller or its Units is subject, or (iii) result in the creation of any Liens upon any of its Units.  There is no Action pending or, to the knowledge, after reasonable inquiry, of such Seller, threatened against or affecting its Units.

(b) Except as provided under the HSR Act, no Permit or Order of, with, or to any Person is required by such Seller in connection with the execution and delivery of this Agreement and the Ancillary Agreements, the performance of the obligations hereunder and thereunder and the consummation of the Contemplated Transactions or the continuing validity and effectiveness immediately following the Closing of any Permit or Contract of the Parent.

3.4 The Units.

(a) Such Seller holds of record and owns beneficially all of the Units set forth opposite such Seller’s name on Exhibit B to Schedule 2.2(a)(i) of the Acquired Companies Disclosure Letter, free and clear of all Liens.  The number of Units set forth opposite such Seller’s name on Exhibit B to Schedule 2.2(a)(i) of the Acquired Companies Disclosure Letter sets forth all of the Equity Securities of the Company owned of record or beneficially by such Seller and such Seller does not own (or have any rights in or to acquire) any other Equity Securities of the Company or the Parent.  Such Seller’s Units were not issued in violation of (i) any Contract to which such Seller is or was a party or beneficiary or by which such Seller or its properties or assets is or was subject, (ii) any preemptive or similar rights of any Person or (iii) any applicable Laws.  This Agreement, together with the other documents executed and delivered at Closing by such Seller, will be effective to transfer valid title to such Seller’s Units to the Buyer, free and clear of all Liens.

(b) Except for the Company LLC Agreement, such Seller is not party to (i) any voting agreement, voting trust, registration rights agreement, stockholder agreement or other similar arrangement with respect to any Equity Securities of the Company or (ii) any Contract obligating such Seller to vote or dispose of any Equity Securities of the Company or which has the effect of restricting or limiting the transfer, voting or other rights associated with the Units.

3.5 Brokers’ Fees.  Except for fees and expenses of Houlihan Lokey Capital, Inc. (“Houlihan Lokey”) which fees and commissions are set forth on Schedule 5.21 of the Acquired Companies Disclosure Letter, such Seller does not have any Liability to pay any fees or commissions to any broker, finder or similar agent with respect to this Agreement, the Ancillary Agreements or the Contemplated Transactions.

3.6 U.S. Status of Madison Group Sellers.  Such Seller is not a “foreign person” within the contemplated meaning of Section 1445 of the Code and is not a Person whose separate existence from a “foreign person” within the meaning of Section 1445 of the Code is disregarded for U.S. federal income tax purposes.

3.7 Tax Matters.  Such Seller has had an opportunity to review with its own tax advisors the Tax consequences of the transactions contemplated by this Agreement.  Such Seller understands that it must rely solely on its advisors and not on any statements or representations made by the Parent, the Company, the Buyer, the Representatives or any of their respective agents.

3.8 Litigation.  Except as set forth on Schedule 3.8 of the Madison Group Sellers Disclosure Letter, there is no Legal Proceeding pending or, to the actual knowledge of each such Seller after reasonable inquiry, threatened against such Seller or to which such Seller is otherwise a party relating to this Agreement, the Ancillary Agreements or the Contemplated Transactions.

3.9 Certain Arrangements.  Except for the Ancillary Agreements and as set forth on Schedule 3.9 of the Madison Group Sellers Disclosure Letter, there are no contracts, undertakings, commitments, agreements, obligations or understandings, whether written or oral (a) between any Madison Group Seller or any of their respective affiliates and any Acquired Company or (b) pursuant to which such Seller would be entitled to receive consideration for any Equity Securities of the Parent or any Acquired Company owned by such Person of a different amount or nature or calculated in a different manner than as set forth in this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE
PARENT SHAREHOLDERS AND PARENT

Except as set forth on the Parent Shareholders Disclosure Letter, Parent and each of the Parent Shareholders (severally, but not jointly), represent and warrant to the Buyer that each statement contained in this Article IV as it pertains to Parent or such Parent Shareholder, is (and as to Section 4.7, the Parent, on an unconsolidated basis, as applicable) true and correct as of the date hereof and will be true and correct as of the Closing Date.

4.1 Organization and Good Standing.  Each of the entity Parent Shareholders is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or other formation, has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.  Parent is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation.  Parent is duly licensed or qualified to do business and is in good standing in each jurisdiction in which it owns or leases property or assets or the nature of its activities require such licensing or qualification.  Schedule 4.1 of the Parent Shareholders Disclosure Letter contains a complete and accurate list of the jurisdiction of incorporation and each jurisdiction in which Parent is licensed or qualified to do business.  Parent has delivered to the Buyer a true, correct, complete and accurate copy of the Organizational Documents of Parent as in effect on the date hereof.

4.2 Authority and Enforceability.  Parent and each of the Parent Shareholders (except for Stephen Ardia who has the individual requisite legal capacity) has the entity power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, and to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions.  The execution, delivery and performance by Parent and each such Parent Shareholder of this Agreement and the Ancillary Agreements to which it is a party and the consummation by Parent and each such Parent Shareholder of the Contemplated Transactions has been duly authorized by all necessary action on the part of Parent and each such Parent Shareholder and no other action is necessary on the part of Parent and each such Parent Shareholder to authorize this Agreement or any Ancillary Agreement to which it is a party or to consummate the Contemplated Transactions.  This Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by Parent and each of such Parent Shareholders.  Assuming due authorization, execution, and delivery by the Buyer, this Agreement and each of the Ancillary Agreements to which it is a party constitutes a legal, valid and binding obligation of Parent and each such Parent Shareholder, enforceable against Parent and each such Parent Shareholder, in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other similar Laws relating to creditors’ rights generally.

4.3 No Conflicts; Consents

(a) The execution and delivery by Parent and each such Parent Shareholder of this Agreement and the Ancillary Agreements to which it is a party does not, and the performance by each such Parent Shareholder of any of its obligations hereunder and thereunder and the consummation of the Contemplated Transactions (in each case, with or without the giving of notice or lapse of time or both) will not, directly or indirectly, (i) violate or conflict with or result in any violation or breach of the provisions of any of the Organizational Documents of such entity Parent Shareholder or of Parent, (ii) violate, breach, conflict with or constitute a default, an event of default, or an event creating any additional rights (including rights of amendment, impairment, modification, suspension, revocation, acceleration, termination, or cancellation), impose additional obligations or result in a loss of any rights, or require a consent or the delivery of notice, under any material Contract, Law or Permit to which Parent or such Parent Shareholder is a party or a beneficiary or by which such Parent Shareholder or the Equity Securities of the Parent is subject, or (iii) result in the creation of any Liens upon any of such Equity Securities, properties or assets of the Parent.  There is no Action pending or, to the knowledge, after reasonable inquiry, of such Parent Shareholder, threatened against or affecting the Equity Securities, properties or assets of the Parent owned by such Parent Shareholder.

(b) Except as set forth on Schedule 4.3(b) of the Parent Shareholders Disclosure Letter and except as provided by the HSR Act, no Permit or Order of, with, or to any Person is required by Parent or such Parent Shareholder in connection with the execution and delivery of this Agreement and the Ancillary Agreements, the performance of the obligations hereunder and thereunder and the consummation of the Contemplated Transactions or the continuing validity and effectiveness immediately following the Closing of any Permit or Contract of the Parent.

4.4 The Equity Securities of the Parent.

(a) The authorized capital stock of the Parent consists of (i) 50,000 shares of Common Stock, $.01 per value per share (“Common Stock”), and (ii) 50,000 shares of Preferred Stock, 45,429.6869 shares of Common Stock (including restricted Common Stock) and 44,816.3861 shares of Preferred Stock of which are respectively issued and outstanding and constitute the Equity Securities of the Parent.  No other Equity Securities of the Parent are authorized, issued or outstanding.  All of the issued and outstanding Equity Securities of the Parent are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with all applicable Laws.  The Parent Shareholders hold of record and own beneficially all of the Equity Securities of the Parent, free and clear of all Liens other than Permitted Liens and certain restrictions on transfer under applicable U.S. federal and/or state securities laws.  The Equity Securities of the Parent were not issued in violation of (i) any Contract to which the Parent Shareholders were or are a party or beneficiary or by which their properties or assets are or were subject, (ii) any preemptive option, right of first refusal, subscription or any similar rights of any Person, (iii) the Organizational Documents of the Parent, or (iv) any law.  This Agreement, together with the other documents executed and delivered at Closing by such Parent Shareholders, will be effective to transfer valid title to the Equity Securities of the Parent to the Buyer, free and clear of all Liens.  The Equity Securities set forth on Exhibit A to Schedule 2.2(a)(i) of the Acquired Companies Disclosure Letter hereto represent all of the authorized, issued and outstanding Equity Securities of Parent (classified by series) and the owners of record or beneficially of such Equity Securities.

(b) Except as set forth on Schedule 4.4(b) of the Parent Shareholders Disclosure Letter, there are no outstanding options, warrants or other securities or subscription, preemptive or other rights convertible into or exchangeable or exercisable for any shares of capital stock or other equity or voting interests of Parent and there are no “phantom stock” rights, stock appreciation rights or other similar rights with respect to the Parent.  There are no Contracts or obligations of any kind to which the Parent is a party or beneficiary or by which the Parent or its assets are subject, obligating the Parent to issue, deliver, grant or sell, or cause to be issued, delivered, granted or sold, additional shares of capital stock of, or other equity or voting interests in, or options, warrants or other securities or subscription, preemptive or other rights convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Parent, or obligating the Parent to enter into any such Contract.

(c) The Parent holds of record and owns beneficially all of the Units set forth opposite the Parent’s name on Exhibit A to Schedule 2.2(a)(i) of the Acquired Companies Disclosure Letter, free and clear of all Liens other than Permitted Liens and certain restrictions on transfer under applicable U.S. federal and/or state securities laws.  The number of Units set forth opposite the Parent’s name on Exhibit A to Schedule 2.2(a)(i) of the Acquired Companies Disclosure Letter sets forth all of the Equity Securities of the Company owned of record or beneficially by the Parent and the Parent does not own (or have any rights in or to acquire) any other Equity Securities of the Company.  Neither the Units of the Company owned by the Parent nor the Equity Securities of the Parent were issued in violation of any Contract to which the Parent is or was a party or beneficiary or by which the Parent or its respective properties or assets is or was subject.  The Equity Securities of the Parent were not issued in violation of (i) any preemptive or similar rights of any Person, (ii) the Organizational Documents of the Parent or of the Company, or (iii) any Law.

(d) Except for the Stockholders’ Agreement and the Company LLC Agreement, the Parent is not a party to (i) any voting agreement, voting trust, irrevocable proxies, registration rights agreement, stockholder agreement or other similar arrangement with respect to any Equity Securities of the Acquired Companies or (ii) any Contract obligating the Parent to vote or dispose of any Equity Securities of the Acquired Companies or which has the effect of restricting or limiting the transfer, voting or other rights associated with the Equity Securities of the Parent or the Units.

(e) Parent owns no equity interest in any entity other than the Acquired Companies.

4.5 Brokers’ Fees.  Except for fees and expenses of Houlihan Lokey, which fees and commissions are set forth on Schedule 5.21 of the Acquired Companies Disclosure Letter, the Parent and each of the Parent Shareholders have no Liability to pay any fees or commissions to any broker, finder or similar agent with respect to this Agreement, the Ancillary Agreements or the Contemplated Transactions.

4.6 U.S. Status of Parent Shareholders.  Such Parent Shareholder is not a “foreign person” within the meaning of Section 1445 of the Code and is not a Person whose separate existence from a “foreign person” within the meaning of Section 1445 of the Code is disregarded for U.S. federal income tax purposes.

4.7 Taxes.

(a) Except as set forth on Schedule 4.7(a) of the Parent Shareholders Disclosure Letter, all material Tax Returns required to have been filed by or with respect to the Parent have been duly and timely filed (or, if due between the date hereof and the Closing Date, will be duly and timely filed), and each such Tax Return is true, correct and complete in all material respects.  All material Taxes due and owing by or with respect to Parent (whether or not shown on any Tax Return) have been fully and timely paid.  Parent is not currently the beneficiary of any extension of time within which to file any Tax Return (other than any extension to file a Tax Return obtained in the ordinary course of business).

(b) The unpaid Taxes of Parent (i) did not, as of the date of the Parent Interim Financial Statements, exceed the reserve or accrual for Tax Liabilities (rather than any reserve or accrual for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet included in the Parent Interim Financial Statements (rather than in any notes thereto) and (ii) will not, as of the Closing Date, exceed that reserve or accrual as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Parent in filing its Tax Returns.  Except as set forth on Schedule 4.7(b) of the Parent Shareholders Disclosure Letter, since the date of the Parent Interim Financial Statements, Parent has not incurred any Liability for Taxes outside the ordinary course of business, made (except consistent with past custom and practice) or revoked any material election in respect of Taxes, changed any accounting method in respect of Taxes, prepared any Tax Returns in a manner which is not consistent with past custom and practice, filed any amendment to a Tax Return that will or may increase the Tax Liability of Parent after the Closing, settled any claim or assessment in respect of Taxes, consented to the extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes with any Taxing Authority, or surrendered any right to claim a refund of Taxes.

(c) There is no audit, examination, matter in controversy, proposed adjustment, refund litigation or other Action currently pending, or to the Knowledge of the Parent, proposed or threatened against, or with respect to, the Parent in respect of any Taxes.  Except as set forth on Schedule 4.7(c) of the Parent Shareholders Disclosure Letter, no claim has ever been made in writing by any Taxing Authority in a jurisdiction where the Parent does not file Tax Returns that it is or may be subject to taxation by that jurisdiction or must file Tax Returns in such jurisdiction.  There are no Liens on any of the stock, assets or properties of the Parent with respect to Taxes (other than Permitted Liens).  No written claim for unpaid Taxes has been proposed or asserted against or with respect to the Parent.

(d) Except as set forth on Schedule 4.7(d) of the Parent Shareholders Disclosure Letter, (i) the Parent has complied with all applicable Laws relating to the payment and withholding of material Taxes and has withheld and timely paid to the appropriate Taxing Authority all Taxes required to have been withheld and paid under applicable Laws, and the Parent has properly received and maintained any and all certificates, forms, and other documents required by Law for any exemption from withholding or remitting any Taxes and (ii) all required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been made by or on behalf of the Parent.

(e) Schedule 4.7(e) of the Parent Shareholders Disclosure Letter (i) lists all U.S. federal, state, local, and non-U.S. income Tax Returns filed with respect to the Parent for Taxable periods ended on or after December 31, 2009, (ii) indicates those Tax Returns that have been audited, and (iii) indicates those Tax Returns that currently are the subject of audit.  The Parent has delivered or made available to the Buyer correct and complete copies of all Tax Returns filed with respect to the Parent for Taxable periods ended on or after December 31, 2009, and all Tax audit examination reports, notices of proposed adjustments, statements of deficiencies or similar correspondence received by or with respect to the Parent since December 31, 2009.

(f) The Parent has not waived (and is not subject to a waiver of) any statute of limitations in respect of Taxes and has not agreed to (and is not subject to) any extension of time with respect to a Tax assessment or deficiency.  There is no power of attorney in respect of Taxes granted by Parent that is currently in force.

(g) Except as set forth on Schedule 4.7(g) of the Parent Shareholders Disclosure Letter, the Parent has not made any payments, is not obligated to make any payments, or is not a party or subject to any Contract that under certain circumstances could obligate it to make payments that would result in a nondeductible expense under Section 280G of the Code or an excise Tax to the recipient of such payments pursuant to Section 4999 of the Code.  The Parent has not participated in or cooperated with an international boycott as defined in Section 999 of the Code.

(h) The Parent has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed by Section 355 or 361 of the Code within the five-year period ending as of the date of this Agreement.  The Parent has not received (and is not subject to) any ruling from any Taxing Authority or has not entered into (or is subject to) any Contract with a Taxing Authority.

(i) The Parent is not a party to any Tax sharing agreement, Tax indemnity agreement, or any similar agreement in respect of Taxes, and the Parent does not have Liability or potential Liability to another Person under any tax sharing agreement, tax indemnity agreement, or similar agreement in respect of Taxes pursuant to which it could have any obligation to make payments or other Liability after the Closing.  Parent has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(j) Parent has disclosed on its income Tax Returns all positions taken therein that could give rise to a substantial understatement of income tax within the meaning of Section 6662 of the Code (or any similar provision of state, local or non-U.S. Law).

(k) Parent is not and has never been a member of an affiliated, combined, consolidated, unitary or aggregate group for Tax purposes.  Parent does not have any Liability for any Taxes of any Person other than the Parent (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), (ii) as a transferee or successor, (iii) by Contract, or (iv) otherwise.

(l) Parent has not participated in, is not currently participating in, and does not have any Liability for the payment of any Tax resulting from a Person’s participation in: (i) any “reportable transaction,” as defined in Section 6707 A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b), or (ii) any transaction requiring disclosure under a corresponding or similar provision of state, local or non-U.S. Tax Law.

(m) Parent does not have a permanent establishment (within the meaning of any applicable Tax treaty or convention) or office or fixed place of business in a country other than the United States.

(n) Except as set forth on Schedule 4.7(n) of the Parent Shareholders Disclosure Letter, Parent will not be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any:  (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date; (ii) closing agreement executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received on or prior to the Closing Date; or (v) an election under Section 108(i) of the Code (or any similar provision under state, local or non-U.S. Tax Law).

4.8 Financial Statements.  Complete and accurate copies of the (i) unaudited financial statements consisting of the balance sheets of Parent as of December 31, 2012, December 31, 2011 and December 31, 2010 and the related statements of income and retained earnings, members’ equity and cash flows, for the years then ended prepared on a cash basis, and (ii) unaudited financial statements consisting of the balance sheet of Parent as of September 30, 2013 and the related statements of income and retained earnings, excluding the Parent’s estimated allocable share of the Company’s earnings for the year to date, members’ equity and cash flow for the 9-month period then ended (the “Parent Interim Financial Statements” and together with (i), the “Parent Financial Statements”), are attached to Schedule 4.8 of the Parent Shareholders Disclosure Letter.  Except as specifically identified as an exception to this representation on Schedule 4.8 of the Parent Shareholders Disclosure Letter, the Parent Financial Statements are complete and correct in all material respects.  The Parent Financial Statements were prepared from the Books and Records of the Parent, and fairly present in all material respects the financial condition of Parent as of the respective dates and for the periods indicated.  The Parent Financial Statements are prepared on an unconsolidated basis and do not have requisite footnotes.

4.9 No Activities.  Except as set forth on Schedule 4.9 of the Parent Shareholders Disclosure Letter, at all times since its formation, the Parent has engaged in no activities other than acquiring and holding the Units and engaging in other activities incidental or reasonably related thereto.  The Parent has had no operations and has no Liabilities except for unpaid Taxes (that are current Taxes not yet due and payable) attributable to its ownership of the Units set forth opposite the Parent’s name on Exhibit A to Schedule 2.2(a)(i) of the Acquired Companies Disclosure Letter.

4.10 Litigation.  There is no Action pending or, to the Knowledge of the Parent and the actual knowledge of such Parent Shareholder after reasonable inquiry, threatened against or affecting the Parent and such Parent Shareholder or to which Parent and such Parent Shareholder are otherwise a party relating to this Agreement, the Ancillary Documents or the Contemplated Transactions.

4.11 Certain Arrangements.  Except for the Ancillary Agreements and as set forth on Schedule 4.11 of the Parent Shareholders Disclosure Letter, there are no contracts, undertakings, commitments, agreements, obligations or understandings, whether written or oral (a) between any Acquired Company and Parent or any Parent Shareholder, or, in the case of Champlain, Ardia, B28 and 2 Under, any Affiliate of such Parent Shareholder, or (b) pursuant to which such Seller would be entitled to receive consideration for any Equity Securities of the Parent or any Acquired Company owned by such Person of a different amount or nature than as set forth in or contemplated by this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES
CONCERNING THE ACQUIRED COMPANIES

Except as set forth on the Acquired Companies Disclosure Letter, each Acquired Company represents and warrants to the Buyer that each statement contained in this Article V is true and correct as of the date hereof and will be true and correct as of the Closing Date.

5.1 Organization and Good Standing.  Each Acquired Company is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or other formation, has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted.  Each Acquired Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which it owns or leases property or assets or the nature of its activities require such licensing or qualification.  Schedule 5.1 of the Acquired Companies Disclosure Letter contains a complete and accurate list of each Acquired Company and sets forth with respect to each Acquired Company its jurisdiction of incorporation or other formation and each jurisdiction in which such Acquired Company is licensed or qualified to do business.  The Parent or the Company has delivered to the Buyer or caused to be placed in the Data Room a true, correct, complete and accurate copy of the Organizational Documents for each Acquired Company as in effect on the date hereof.

5.2 Capitalization; Minute Books.

(a) Schedule 5.2(a) of the Acquired Companies Disclosure Letter sets forth a complete and accurate list of the authorized and outstanding Equity Securities (including type and series thereof) of each Acquired Company, lists the owner(s) of record of such outstanding Equity Securities, including owners (other than an Acquired Company) of Equity Securities of any Acquired Companies (the “Minority Interest Owners”), lists the legal name, jurisdiction of incorporation, physical address of each such Minority Interest Owner and the name, address, telephone number and email address of the Acquired Companies’ contact at such Minority Interest Owner. True and complete copies of all Organizational Documents of all Acquired Companies and of all Contracts between any Acquired Company and any Minority Interest Owner have been provided to Buyer or caused to be placed in the Data Room.  All of the issued and outstanding Equity Securities of the Acquired Companies (collectively, the “Subsidiary Shares”) are duly authorized, validly issued, fully paid and nonassessable and were issued in compliance with all applicable Laws.  All of the Equity Securities of the Company are owned by Parent and the Madison Group Sellers, free and clear of all Liens other than those Liens to be released at Closing, and all of the Subsidiary Shares of the Acquired Companies other than the Company are owned, directly or indirectly, by the Parent and the Madison Group Sellers, free and clear of all Liens other than (A) those Liens to be released at Closing and (B) Liens for Continuing Indebtedness. None of the Subsidiary Shares were issued in violation of any (i) Contract to which any Acquired Company is or was a party or beneficiary or by which any Acquired Company or their respective properties or assets is or was subject, (ii) preemptive option, right of first refusal, subscription or any similar rights of any Person, (iii) the Organizational Documents of any Acquired Company, or (iv) any Law.  Except as set forth on Schedule 5.2(a) of the Acquired Companies Disclosure Letter, no Acquired Company owns or has the right to acquire directly or indirectly any interest in, and no Acquired Company is subject to any obligation or requirement to provide for or to make any investment in, any Person.

(b) Except as set forth on Schedule 5.2(b) of the Acquired Companies Disclosure Letter, there are no outstanding options, warrants or other securities or subscription, preemptive or other rights convertible into or exchangeable or exercisable for any Capital Stock or other equity or voting interests of any Acquired Company and there are no “phantom stock” rights, stock appreciation rights or other similar rights with respect to any Acquired Company.  There are no Contracts or obligations of any kind to which any Acquired Company is a party or beneficiary or by which any Acquired Company or its assets are subject, obligating any Acquired Company to (i) issue, deliver, grant or sell, or cause to be issued, delivered, granted or sold, additional Capital Stock of, or other equity or voting interests in, or options, warrants or other securities or subscription, preemptive or other rights convertible into, or exchangeable or exercisable for, Capital Stock of, or other equity or voting interests in, any Acquired Company, or any “phantom stock” right, stock appreciation right or any other similar right with respect to any Acquired Company, or obligating any Acquired Company to enter into any such Contract or (ii) provide funds to or make any investment in or provide any guarantee with respect to the obligations of any Person.

(c) Except as set forth on Schedule 5.2(c) of the Acquired Companies Disclosure Letter, there are no voting agreements, voting trusts, irrevocable proxies, registration rights agreements, member agreements buy/sell agreements puts, call, rights of first refusal, rights of first offer or other similar arrangement with respect to the Equity Securities of Parent or any Acquired Company other than the Company LLC Agreement and the Stockholders’ Agreement.

(d) Upon consummation of the Contemplated Transactions, Buyer, through its ownership of the Equity Securities of the Parent and its resulting direct and indirect ownership of the Units, will own all of the issued and outstanding Equity Securities of Parent and the Acquired Companies, free and clear of all Liens.

(e) Except as set forth on Schedule 5.2(e) of the Acquired Companies Disclosure Letter, there are no bonds, debentures, notes or other Indebtedness of any Acquired Company.

(f) No Acquired Company owns any equity interest in any entity other than other Acquired Companies.

5.3 No Conflicts; Consents.

(a) The execution and delivery of this Agreement and the Ancillary Agreements to which Parent or the Company is a party does not, and the performance by Parent and the Company of any of its obligations hereunder and thereunder and the consummation of the Contemplated Transactions (in each case, with or without the giving of notice or lapse of time, or both) will not, directly or indirectly, (i) violate or conflict with or result in any violation or breach of the provisions of any of the Organizational Documents of any of the Acquired Companies, (ii) materially violate, breach, conflict with or constitute a default, an event of default, or an event creating any additional rights (including rights of amendment, impairment, modification, suspension, revocation, acceleration, first refusal, first offer, termination or cancellation), impose additional obligations or result in a loss of any material rights, or require a consent or the delivery of notice (other than under the HSR Act) under any Law or Permit applicable to an Acquired Company or to which an Acquired Company is a party or a beneficiary or otherwise subject, or (iii) result in the creation of any Liens upon any property or asset owned or used by any Acquired Company.  In addition, except as set forth in Schedule 5.3(a) of the Acquired Companies Disclosure Letter, with respect to contracts involving amounts in excess of $400,000.00, payable by or to the Parent or any Acquired Company, the execution and delivery of this Agreement and the Ancillary Agreements to which Parent or any Acquired Company is a party does not, and the performance by Parent and the Acquired Companies of any of its obligations hereunder and thereunder and the consummation of the Contemplated Transactions (in each case, with or without the giving of notice or lapse of time, or both) will not, directly or indirectly, violate, breach, conflict with or constitute a default, an event of default, or an event creating any additional rights (including rights of amendment, impairment, modification, suspension, revocation, acceleration, first refusal, first offer, termination, or cancellation), impose additional obligations or result in a loss of any rights, or require a consent or the delivery of notice, under any Acquired Company Contract.

(b) Except as provided under the HSR Act, no Permit or Order of, with, or to any Person is required by any Acquired Company in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the Contemplated Transactions or the continuing validity and effectiveness immediately following the Closing or any Permit or Contract of any Acquired Company.

5.4 Financial Statements; No Liabilities; Accounts Receivable.

(a) Complete and accurate copies of the (i) audited consolidated financial statements consisting of the consolidated balance sheets of the Acquired Companies as of December 31, 2012, December 31, 2011 and December 31, 2010 and the related statements of income and retained earnings, members’ equity and cash flows, for the years then ended (the “Audited Financial Statements”) and (ii) unaudited consolidated financial statements consisting of the consolidated balance sheet of the Acquired Companies as of August 31, 2013 and the related statements of income and retained earnings, members’ equity and cash flows for the 8-month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) are set forth on Schedule 5.4(a)(i) of the Acquired Companies Disclosure Letter.  The balance sheet of the Acquired Companies included in the Interim Financial Statements is referred to as the “Interim Balance Sheet.”  The Financial Statements are complete and correct in all material respects, and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and in accordance with and without modification of the accounting principles, methodologies and policies set forth on Schedule 5.4(a)(ii) of the Acquired Companies Disclosure Letter (the “Accounting Principles”), subject, in the case of the Interim Financial Statements, to normal recurring accruals consistently applied (the effect of which is not material in amount) and the absence of footnotes (that, if presented, would not differ materially from those presented in the Audited Financial Statements).  The Financial Statements were prepared in good faith from the Books and Records of the Acquired Companies, and fairly present in all material respects the consolidated financial condition, results of operations and cash flows of the Acquired Companies as of the respective dates and for the periods indicated.  No financial statements of any Person other than the Acquired Companies are (A) required by GAAP to be included in the Financial Statements or (B) included in the Financial Statements.

(b) Each of the Acquired Companies have no Liabilities or Indebtedness except (i) those which are adequately reflected on and fully reserved for in the consolidated balance sheet included in the Interim Financial Statements and (ii) those which have been incurred in the ordinary course of business consistent with past practice that have arisen after the date of such consolidated balance sheet and which are not individually or in the aggregate, material in amount.

(c) The Accounts Receivable of each of the Acquired Companies are valid and genuine and have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice and not subject to valid defenses, set offs or counterclaims.  Except as set forth on Schedule 5.4(c) of the Acquired Companies Disclosure Letter, no further goods or services are required to be provided in order to complete the sales and to entitle the Acquired Companies or their assignees to collect the Accounts Receivable in full and none of the Accounts Receivable has been pledged or assigned to any Person.

5.5 Taxes.

(a) Except as set forth on Schedule 5.5(a) of the Acquired Companies Disclosure Letter, all material Tax Returns required to have been filed by or with respect to each Acquired Company have been duly and timely filed (or, if due between the date hereof and the Closing Date, will be duly and timely filed) with the appropriate Taxing Authority in all jurisdictions in which such material Tax Returns are required to be filed, and each such Tax Return is true, correct and complete in all respects.  All material Taxes due and owing by or with respect to any Acquired Company (whether or not shown on any Tax Return) have been fully and timely paid.  None of the Acquired Companies is currently the beneficiary of any extension of time within which to file any Tax Return.

(b) Except as set forth on Schedule 5.5(b) of the Acquired Companies Disclosure Letter, the unpaid Taxes of Acquired Companies (i) did not, as of the date of the Interim Balance Sheet, exceed the reserve or accrual for Tax Liabilities (rather than any reserve or accrual for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Balance Sheet (rather than in any notes thereto) and (ii) will not, as of the Closing Date, exceed that reserve or accrual as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Acquired Companies in filing their Tax Returns.  Since the date of the Interim Balance Sheet, the Acquired Companies have not incurred any Liability for Taxes arising outside the ordinary course of business, made (except consistent with past custom and practice) or revoked any material election in respect of Taxes, changed any accounting method in respect of Taxes, prepared any Tax Returns in a manner which is not consistent with past custom and practice, filed any amendment to a Tax Return that will or may increase the Tax Liability of any Acquired Company after the Closing, settled any claim or assessment in respect of Taxes, consented to the extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes with any Taxing Authority, or surrendered any right to claim a refund of Taxes.

(c) Except as set forth on Schedule 5.5(c) of the Acquired Companies Disclosure Letter, there is no audit, examination, matter in controversy, proposed adjustment, refund litigation or other Action currently proposed, or to the Knowledge of the Acquired Companies, threatened or pending against, or with respect to, any Acquired Company in respect of any Taxes.  No written claim has ever been made in writing by an authority in a jurisdiction where any of the Acquired Companies does not file Tax Returns that any of them is or may be subject to taxation by that jurisdiction or that any of them must file Tax Returns in such jurisdiction.  There are no Liens on any of the stock, assets or properties of any Acquired Company with respect to Taxes (other than Permitted Liens).  No written claim for unpaid Taxes has been proposed or asserted against or with respect to any of the Acquired Companies and there is no basis for the assertion by any Taxing Authority of any such claim for unpaid Taxes.

(d) Except as set forth on Schedule 5.5(d) of the Acquired Companies Disclosure Letter, each Acquired Company has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has withheld and timely paid to the appropriate Taxing Authority all material Taxes required to have been withheld or paid under all applicable Laws, and each Acquired Company has properly received and maintained any and all certificates, forms, and other documents required by Law for any exemption from withholding or remitting any Taxes.  All required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been made by or on behalf of each Acquired Company.

(e) Schedule 5.5(e) of the Acquired Companies Disclosure Letter (i) lists all U.S. federal, state, local, and non-U.S. income Tax Returns filed with respect to any Acquired Company for Taxable periods ended on or after December 31, 2009, (ii) indicates those Tax Returns that have been audited and (iii) indicates those Tax Returns that currently are the subject of audit.  The Company has delivered or made available to the Buyer correct and complete copies of all Tax Returns filed with respect to any Acquired Company for Taxable periods ended on or after December 31, 2009, and all Tax audit, examination reports, notices of proposed adjustments, statements of deficiencies or similar correspondence received by or with respect to any Acquired Company since December 31, 2009.

(f) No Acquired Company has waived (or is subject to a waiver of) any statute of limitations in respect of Taxes or has agreed to (or is subject to) any extension of time with respect to a Tax assessment or deficiency.  There is no power of attorney in respect of Taxes granted by an Acquired Company that is currently in force.

(g) Except as set forth in Schedule 5.5(g) of the Acquired Companies Disclosure Letter, the Acquired Companies have not made any payments, are not obligated to make any payments, or are not a party or subject to any Contract that under certain circumstances could obligate them to make payments that would result in a nondeductible expense under Section 280G of the Code or an excise Tax to the recipient of such payments pursuant to Section 4999 of the Code.  The Acquired Companies have not participated in or cooperated with an international boycott as defined in Section 999 of the Code.

(h) Except as set forth in Schedule 5.5(h) of the Acquired Companies Disclosure Letter, no Acquired Company has distributed equity interests of another Person, or had its equity interests distributed by another Person, in a transaction that was purported or intended to be governed Section 355 or 361 of the Code within the five-year period ending as of the date of this Agreement.  None of the Acquired Companies has received (or is subject to) any ruling from any Taxing Authority or has entered into (or is subject to) any Contract with a Taxing Authority.

(i) Except as set forth on Schedule 5.5(i) of the Acquired Companies Disclosure Letter, none of the Acquired Companies is a party to any Tax sharing agreement, Tax indemnity agreement, or any similar agreement in respect of Taxes, and none of the Acquired Companies has any Liability or potential Liability to another Person under any tax sharing agreement, tax indemnity agreement, or similar agreement in respect of Taxes pursuant to which they could have any obligation to make payments or other Liability after Closing.  None of the Acquired Companies has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(j) The Acquired Companies have disclosed on their income Tax Returns all positions taken therein that could give rise to a substantial understatement of income tax within the meaning of Section 6662 of the Code (or any similar provision of state, local or non-U.S. Law).

(k) Since January 1, 2003, none of the Acquired Companies is or has ever been a member of an affiliated, combined, consolidated, unitary or aggregate group for Tax purposes.  None of the Acquired Companies has any Liability for any Taxes or any Person other than the Acquired Companies (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

(l) None of the Acquired Companies has participated in, is currently participating in, or has any Liability for the payment of any Tax resulting from a Person’s participation in:  (i) any “reportable transaction”, as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b), or (ii) any transaction requiring disclosure under a corresponding or similar provision of state, local or non-U.S. Tax Law.

(m) No Acquired Company (i) is a controlled foreign corporation as defined in Section 957 of the Code, (ii) is a passive foreign investment company within the meaning of Section 1297 of the Code, or (iii) has permanent establishment (within the meaning of any applicable Tax Treaty or convention) or office or fixed place of business in a country other than the country in which it is organized.

(n) Except as set forth in Schedule 5.5(n) of the Acquired Companies Disclosure Letter, none of the Acquired Companies will be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any:  (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date; (ii) closing agreement executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received on or prior to the Closing Date; or (v) an election under Section 108(i) of the Code (or any similar provision under state, local or non-U.S. Tax Law).

(o) The Company has at all times since its formation, and at the time of the Closing will be, classified as a partnership for U.S. federal income tax purposes (and state, local and non-U.S. income Tax purposes where applicable), and no election has been filed or made to change the Company’s status as a partnership for U.S. federal income tax purposes (and state, local and non-U.S. income tax purposes where applicable).

5.6 Compliance with Laws; Permits.

(a) Schedule 5.6(a) of the Acquired Companies Disclosure Letter sets forth each Order entered, issued or rendered by any Governmental Entity to which any Acquired Company, its business or its properties or assets is subject.

(b) Each Acquired Company has and is conducting its business in all material respects in compliance with all Laws applicable to its business operations and assets.

(c) Each Acquired Company has obtained, owns, holds and lawfully uses all Permits which are required and material for it to conduct its business as currently conducted.  Each such Permit is valid and in full force and effect and is listed on Schedule 5.6(c) of the Acquired Companies Disclosure Letter.

(d) No event has occurred and no circumstances exist that (with or without the passage of time or the giving of notice or both) does or will result in (i) a material default or violation of, a conflict with or a material failure on the part of any of the Acquired Companies to comply with the terms, conditions and provisions of any Permit or (ii) a revocation, cancellation, suspension or other significant impairment or modification of, any Permit that is used in and material to the operation of their business.  None of the Acquired Companies has received written notice regarding any (x) violation of, conflict with, or failure to conduct its business in compliance with, any applicable Law or Permit or (y) any termination, revocation, cancellation, suspension or other impairment or modification of, any Permit.  Except as set forth on Schedule 5.6(d) of the Acquired Companies Disclosure Letter, none of the Permits will be impaired or in any material way affected by the consummation of the Contemplated Transactions.

5.7 Properties and Assets

(a) Schedule 5.7(a) of the Acquired Companies Disclosure Letter sets forth a complete and accurate list of all physical properties and assets, in each case with a fair market value in excess of $100,000, that are owned, leased or used by any Acquired Company as of the date hereof.  With respect to physical properties and assets that an Acquired Company owns, except as set forth on Schedule 5.7(a) of the Acquired Companies Disclosure Letter, such Acquired Company has good and marketable title to such properties and assets free and clear of all Liens other than Permitted Liens.  With respect to physical properties and assets that are leased by an Acquired Company, such Acquired Company has a valid leasehold interest in such properties and assets free and clear of all Liens, other than Permitted Liens.  The Acquired Companies own, lease under valid leases or otherwise have all necessary right to use all physical properties or assets necessary for the conduct of their business as currently conducted.  Except as set forth on Schedule 5.7(a) of the Acquired Companies Disclosure Letter, no physical properties or assets related to or used by any Acquired Company are owned or leased by any Madison Group Seller, Champlain, Ardia, B28 and 2 Under or any Affiliate of the foregoing (other than another Acquired Company).  Upon consummation of the Contemplated Transactions, the Acquired Companies will be entitled to continue to use all the physical properties and assets which are currently employed by them in the conduct of their business on the same terms as prior to the Contemplated Transactions.  Each Acquired Company has delivered to Buyer or made available in the Data Room true, complete and correct copies of Contracts for leased physical property and assets to which it is a party or its assets are bound.

(b) The physical properties and assets that are owned, leased or used by the Acquired Companies and that have a book value in excess of $25,000.00 per item are in good and serviceable operating condition and in a state of good maintenance and repair, subject to ordinary wear and tear and are adequate and suitable for the purposes for which they are currently being used.  No Acquired Company has changed its maintenance practices with respect to any of the physical properties or assets since January 1, 2013.

5.8 Real Property.

(a) Schedule 5.8(a) of the Acquired Companies Disclosure Letter contains a true and complete list of all Owned Real Property owned by each Acquired Company, including (i) the street address of each parcel of Owned Real Property; and (ii) the current use of such property. With respect to each parcel of Owned Real Property, the Company has delivered or made available in the Data Room, or made available to Buyer true, complete and correct copies of the deeds and other instruments (as recorded) by which the Acquired Companies acquired such Owned Real Property, and copies of all title insurance policies, opinions, abstracts and surveys dated not earlier than January 1, 2010 in the possession of any of the Madison Group Sellers, Champlain, Ardia, 2 Under, B28 or any Acquired Company and relating to the Owned Real Property.  The applicable Acquired Company has good and marketable fee simple title to the Owned Real Property, free and clear of Liens other than Permitted Liens.  With respect to each parcel of Owned Real Property, (A) no Acquired Company has leased or otherwise granted to any Person the right to use or occupy the Owned Real Property or any portion thereof, and (B) there are no outstanding options, rights of first offer or rights of first refusal to purchase the Owned Real Property or any portion thereof or interest therein.

(b) Schedule 5.8(b) of the Acquired Companies Disclosure Letter contains (i) a true and complete list of all Leased Real Property leased, licensed or occupied by each Acquired Company, including (A) the street address of each parcel of Leased Real Property; and (B) the current use of such property and (ii) a true and complete list of all leases, licenses and other occupancy Contracts affecting the Leased Real Property, including all amendments, extensions and renewals thereof and related notices and Contracts thereto (collectively, the “Real Property Leases”), true, complete and correct copies of which have been provided to, or made available in the Data Room for the benefit of, Buyer.  There are no oral Real Property Leases.  With respect to each of the Real Property Leases, (1) the respective Acquired Company has a valid, binding and enforceable leasehold interest under each Real Property Lease, free and clear of all Liens other than the Permitted Liens; (2) to the Knowledge of the Acquired Companies, each such Real Property Lease is legal, valid, binding, enforceable and in full force and effect; (3) the Contemplated Transactions do not require the consent of any other party to such Real Property Leases (except for those Real Property Leases for which consents are obtained by Parent pursuant to Section 2.4(d)(i)), will not result in a breach of or default under such Real Property Lease and will not otherwise cause such Real Property Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (4) no Acquired Company, on the one hand, nor, to the Knowledge of the Acquired Companies, any other person, on the other hand, is in breach or violation of, or default under, any Real Property Lease and no event has occurred and no circumstance exists that, if not remedied, would result in a breach, violation or default of a Real Property Lease (with or without notice or lapse of time, or both); (5) no party to any Real Property Lease has exercised any termination rights with respect to such Real Property Lease, and no such party has given written notice of any outstanding dispute with respect to any Real Property Lease; (6) the full amount of security deposit required under each Real Property Lease, if any, is on deposit thereunder; (7) no Acquired Company has subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof; and (8) there are no Liens, other than Permitted Liens on the leasehold interest of any of the Acquired Companies.

(c) The Owned Real Property identified in Schedule 5.8(a) of the Acquired Companies Disclosure Letter and the Leased Real Property identified in Schedule 5.8(b) of the Acquired Companies Disclosure Letter (collectively, the “Real Property”) comprise all of the real property used or intended to be used in each Acquired Company’s business; there are no outstanding options, rights of first offer or first refusal to purchase all or any portion of or any interest in the Owned Real Property, or to the knowledge of any of the Madison Group Sellers, Champlain, Ardia, B28, or 2 Under, items 8-10 of Schedule 5.8(b) of the Acquired Companies Disclosure Letter; and no Acquired Company is a party to any agreement or option to purchase or lease any real property or interest thereon.  Each applicable Acquired Company has peaceful, undisturbed and exclusive possession of the Real Property.  Except as set forth on Schedule 5.8(c) of the Acquired Companies Disclosure Letter, no Acquired Company has assigned (collaterally or otherwise) or granted any other security interest in any of the Real Property.

(d) Except as set forth in Schedule 5.8(d) of the Acquired Companies Disclosure Letter, all buildings, structures, building systems and equipment, and all components thereof located on Owned Real Property or Leased Real Property (collectively, the “Improvements”) are in commercially reasonable working order and repair and sufficient for the operation of each Acquired Company’s business as currently conducted thereon.  To the Knowledge of the Acquired Companies, there are no structural deficiencies or material defects affecting any of the Improvements and there are no facts or conditions affecting any of the Improvements that would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of each Acquired Company’s business as currently conducted thereon.  No Acquired Company has changed its maintenance practices with respect to any of the Improvements since January 1, 2013.  All facilities and Improvements located on the Real Property have received all approvals of Governmental Entities (including all Permits) required in connection with the ownership or operation thereof, and the Real Property has been used, operated, occupied and maintained in accordance with applicable Law.

(e) There is no condemnation, expropriation or other proceeding in eminent domain, pending or, to the Knowledge of the Acquired Companies, threatened, affecting any parcel of Owned Real Property or any portion thereof or interest therein.  Neither the Company nor any Acquired Company has received written notice of, and to the Knowledge of the Acquired Companies there is no, injunction, decree, order writ or judgment outstanding, or any claim, litigation, administrative action or similar proceeding, pending or threatened in writing, relating to the ownership, lease, use or occupancy of the Real Property or any portion thereof, or the operation of each Acquired Company’s business as currently conducted thereon.

(f) No Acquired Company has received any written notice that the Real Property is in violation of any zoning, subdivision, health and safety and other land use laws, including the American with Disabilities Act of 1990, as amended.

(g) The current use and occupancy of the Owned Real Property and items 8-10 of Schedule 5.8(b) of the Acquired Companies Disclosure Letter by the Acquired Companies and the operation of each Acquired Company’s business as currently conducted thereon do not violate any easement, covenant, condition, restriction or similar provision specifically set out in the policies of title insurance on the Owned Real Property and items 8-10 of Schedule 5.8(b) of the Acquired Companies Disclosure Letter which have been delivered to Buyer and are located in the Data Room on the date of this Agreement (the “Encumbrance Documents”).  Neither the Company nor any Acquired Company has received any written notice of violation of any Encumbrance Documents.

(h) Except as set forth on Schedule 5.8(h) of the Acquired Companies Disclosure Letter, none of the Improvements encroaches on any land that is not included in the Owned Real Property, or violates any building lines or set-back lines, and there are no encroachments onto the Owned Real Property, or any portion thereof, that would materially interfere with the use or occupancy of such Owned Real Property or the continued operation of each Acquired Company’s business as currently conducted thereon.

(i) The Real Property abuts on and has direct vehicular access to a public road or has access to a public road via a permanent, irrevocable and appurtenant easement benefitting the Real Property.

5.9 Intellectual Property.

(a) Schedule 5.9(a) of the Acquired Companies Disclosure Letter contains a complete and accurate list of:  (i) all Registered Intellectual Property (including the owner; inventor (if applicable); application, registration, Patent or other identifying number under which such right is identified; application or registration/issue date; and jurisdiction); and (ii) all other Owned Intellectual Property that is otherwise material to the operation of the Acquired Companies’ business.  For purposes of the foregoing, material Know-How need not be described.  The applicable Acquired Company exclusively owns all right, title, and interest in and to the Owned Intellectual Property, free and clear of all Liens.

(b) With respect to any of the Registered Intellectual Property owned by an Acquired Company that is used in or necessary for the normal operations of the Acquired Companies as presently conducted, the applicable Acquired Company that owns such Intellectual Property:  (i) has timely satisfied all deadlines for prosecuting any applications or maintaining any registrations or Patents (including timely payment of any maintenance, renewal or related fees) with the relevant Governmental Entity, including those arising up to and including the date after the Closing Date; (ii) is listed as the record title owner in the records of the relevant Governmental Entity for such Intellectual Property; and (iii) has taken all other actions with any Governmental Entity required to maintain its validity and effectiveness.  All Registered Intellectual Property is valid, enforceable and subsisting.  None of the Madison Group Sellers, Champlain, Ardia, B28 or 2 Under nor any Acquired Company has taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation, waiver or unenforceability of any Registered Intellectual Property.

(c) Schedule  5.9(c) of the Acquired Companies Disclosure Letter identifies all Licensed Intellectual Property and the relevant license (except for the Licensed Intellectual Property that is the subject of off-the-shelf or similar commercially available end-user licenses, each of which has incurred license fees of less than $400,000 per year with respect to each separate license).

(d) Schedule 5.9(d) of the Acquired Companies Disclosure Letter lists all licenses, sublicenses, and other agreements pursuant to which any Acquired Company authorizes a third party to use, practice any rights under, co-exist with, or grant sublicenses with respect to any Company Intellectual Property (including on such list, whether such license is exclusive or non-exclusive).

(e) Except as set forth on Schedule 5.9(e) of the Acquired Companies Disclosure Letter, the Company Intellectual Property constitutes all of the Intellectual Property that is used in and material to the operation of the Acquired Companies’ businesses as they are currently conducted.  The Acquired Companies own or have the right to use pursuant to a valid Contract all Intellectual Property necessary for the normal operation of the businesses of the Acquired Companies as currently conducted.  Each item of Company Intellectual Property used by each Acquired Company immediately prior to the Closing will be available for use by such Acquired Company on identical terms and conditions immediately subsequent to the Closing.

(f) No aspect of the Owned Intellectual Property or the operation of the Acquired Companies’ businesses as currently conducted infringes, misappropriates, dilutes or otherwise violates the Intellectual Property or other rights or assets of any Person.

(g) To the Knowledge of the Acquired Companies, no Person has infringed, misappropriated, diluted or otherwise violated, or is infringing, misappropriating, diluting or otherwise violating, any Owned Intellectual Property.  No Action has been instituted relating to any Owned Intellectual Property, or, to the Knowledge of the Acquired Companies, threatened relating to any Company Intellectual Property.  None of the Acquired Companies has received any opinion of counsel regarding any Patents of any other Person.

(h) None of the Owned Intellectual Property, or Licensed Intellectual Property that is exclusively licensed to any Acquired Company, is subject to any outstanding Order.

(i) None of the Acquired Companies are required to pay any royalties for the use of any Company Intellectual Property or the making or selling of products or services other than Licensed Intellectual Property.

(j) Except as set forth on Schedule 5.9(j) of the Acquired Companies Disclosure Letter, to the Knowledge of the Acquired Companies none of the Acquired Companies has ever agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to Company Intellectual Property.

(k) Except as set forth on Schedule 5.9(k) of the Acquired Companies Disclosure Letter, (i) each Acquired Company has taken reasonable steps in the development of any Intellectual Property of an Acquired Company to protect the ownership of such Intellectual Property and the confidentiality of the Know-How of the Acquired Companies, and (ii) none of the Madison Group Sellers, Champlain, Ardia, B28 or 2 Under will, after giving effect to the Contemplated Transactions, own or retain any rights to use any of the Company Intellectual Property except for the benefit of Buyer.

(l) Each Acquired Company has taken reasonable steps to protect and maintain the proprietary nature of each item of Owned Intellectual Property and the confidentiality of the Know-How of the Acquired Companies.  All current and former employees of the Acquired Companies who have made contributions to the development of the Owned Intellectual Property used in the business of the Acquired Companies as presently conducted or who have had access in any material respect to the Acquired Companies’ confidential and proprietary information with respect to the Owned Intellectual Property used in the business of the Acquired Companies as presently conducted, have entered into enforceable contractual obligations with the Acquired Companies whereby (a) the Acquired Companies are entitled to all ownership rights (except to the extent prevented by applicable Law related to employees’ rights in and to the inventions made by him/her in the course of their employment) in any Intellectual Property relating to the business of the Acquired Companies as presently conducted, that the employee may have invented, discovered, originated, made, or conceived in the course of his or her employment by the Acquired Companies, and all such ownership rights are duly assigned to the Acquired Companies, and (b) the employee has agreed, subject to applicable Law, to hold and maintain in confidence all such confidential and proprietary information of the Acquired Companies. No agents or consultants of the Acquired Companies have entered into similar contractual obligations.  The Acquired Companies’ general practice has been to require all employees who contribute to the development of Owned Intellectual Property, or who have had access to confidential and proprietary information of the Acquired Companies to enter into confidentiality agreements with one of the Acquired Companies.  No agents or consultants of the Acquired Companies have entered into confidentiality agreements with any of the Acquired Companies.  No agents or consultants have any claims to ownership of the Owned Intellectual Property.

(m) No funding, facilities, or personnel of any Governmental Entity or educational institution, were used, directly or indirectly, to develop or create, in whole or in part, any of the Owned Intellectual Property, or, to the Knowledge of the Acquired Companies, any Licensed Intellectual Property exclusively licensed to any Acquired Company.

5.10 Software and Information Systems.

(a) The Software and other information technology used to operate the businesses of the Acquired Companies as they are currently conducted (i) are in satisfactory working order and are scalable to meet current and reasonably anticipated capacity; (ii) have reasonably appropriate security, back-ups, disaster recovery arrangements, and hardware and software support and maintenance to minimize the risk of material error, breakdown, failure, or security breach occurring; (iii) are configured and maintained in accordance with accepted business practices to minimize the effects of Harmful Code and do not contain Harmful Code and (iv) have not suffered any material error, breakdown, failure, or security breach in the last twenty-four months that has caused disruption or damage to the operation of the business of any Acquired Company or that was potentially reportable to any Governmental Entity.

(b) The Acquired Companies are in possession of and the Buyer will receive such working copies of all Software, including, object and (for Software owned by or exclusively licensed to any Acquired Company) source code, and all related manuals, licenses, and other documentation, as are necessary for the current conduct of the business of the Acquired Companies.

(c) Schedule 5.10(c) of the Acquired Companies Disclosure Letter identifies:  (i) any Contracts pursuant to which any Acquired Company licensed, or otherwise provided, to any Person any source code of Software that constitutes Licensed Intellectual Property or Owned Intellectual Property that is licensed to third parties; and (ii) any escrow arrangements regarding the source code of Software that constitutes Licensed Intellectual Property or Owned Intellectual Property that is licensed to third parties. Except pursuant to the Contracts and arrangements identified in Schedule 5.10(c) of the Acquired Companies Disclosure Letter, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to result in the delivery, license, or disclosure of any source code for any Company Proprietary Software to any other Person.

(d) Except as set forth in Schedule 5.10(d) of the Acquired Companies Disclosure Letter, all Open Source Software used by any Acquired Company is fully segregable and independent from any Software that is proprietary to any Acquired Company, and no Open Source Software is or has been incorporated or otherwise integrated into, aggregated, compiled or distributed, in whole or in part, with any proprietary Software of any Acquired Company.  Schedule 5.10(d) of the Acquired Companies Disclosure Letter accurately identifies all Open Source Software used by the Acquired Companies and accurately identifies the license under which the Open Source Software is made available.

5.11 Absence of Certain Changes or Events.

(a) Since December 31, 2012 (the “Balance Sheet Date”), (i) the Acquired Companies have conducted their respective business only in the ordinary course of business and (ii) there has not been any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances has had or could reasonably be expected to have a Material Adverse Effect.

(b) Without limiting the generality of Section 5.11(a), except as set forth on Schedule 5.11(b) of the Acquired Companies Disclosure Letter, since the Balance Sheet Date, each Acquired Company has conducted its business in the ordinary course, consistent with past practice, and no Acquired Company has:

(i) amended or changed its Organizational Documents;

(ii) entered into, amended or terminated any agreement with any Minority Interest Owner or any Seller;

(iii) issued, sold or otherwise disposed of or repurchased, redeemed or otherwise acquired any shares of, or rights of any kind to acquire (including options) any of its Equity Securities or made any declaration, setting aside or payment of any dividend or other distribution in respect of any Equity Securities;

(iv) reclassified, combined, split, subdivided or issued any other securities in respect of, in lieu of or in substitution for, directly or indirectly, any of its Equity Securities;

(v) made any change in its accounting principles or practices or the methods by which such principles or practices are applied for financial reporting purposes (except as required by GAAP), changed, or made (except consistent with past elections) any material Tax election, changed any Tax accounting method or settled any claim for material Taxes or revalued any of their respective assets;

(vi) (A) adopted, established, entered into, amended or terminated any Benefit Plan, (B) entered into, amended or modified any Collective Bargaining Agreement, Union Contract or other Contract with any labor organization or Union, (C) entered into amended or modified any employment, consulting, severance, change in control or similar Contract with an executive officer, manager, or director of any Acquired Company, or (D) other than in the ordinary course of business or pursuant to a written plan or agreement, increased the rate of compensation (including bonus opportunities) or benefits (including severance, termination or vacation) of any employee, officer, director, consultant, representative or independent contractor of any Acquired Company;

(vii) except in the ordinary course of business consistent with past practice, cancelled, materially modified, terminated or granted a material waiver or release of any Permit or Acquired Company Contract;

(viii) suffered any damage, destruction or Loss with respect to any of its properties or assets, whether or not covered by insurance having a replacement cost of more than $100,000 for any single loss or $250,000 for all such losses;

(ix) acquired, sold, transferred, conveyed, leased, subleased or otherwise disposed of any businesses or any properties or assets that have a fair market value in excess of $100,000 (whether by merger, consolidation or otherwise), on an individual basis, other than acquisitions of supplies and sales of inventory or services in the ordinary course of business consistent with past practice;

(x) made any loan, advance or capital contribution to, or investment in, any Person other than advances in the ordinary course of business consistent with past practice;

(xi) participated in and/or prepared for any arbitration, trial, hearing or other proceeding or adjudication of any kind, whether before a court, judge, agency, arbitrator, panel or any other type of adjudicator or official, concerning any claim(s) of any kind against any Acquired Company and/or any of their respective partners, directors, members, officers, executives, managers, or employees;

(xii) taken any action that would constitute a “mass lay-off,” a “mass termination,” or a “plant closing,” or which would otherwise trigger notice requirements under any applicable Law concerning reductions in force, such as the WARN Act, or any similar federal, state, local or non-U.S. Law in any applicable jurisdiction;

(xiii) made any material changes in its customary methods of operations, including practices and policies relating to marketing, selling and pricing;

(xiv) undergone a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(xv) made or committed to make any capital expenditures or capital additions or betterments in excess of $100,000 individually or $400,000 in the aggregate per month; or

(xvi) agreed, committed, arranged, authorized, or entered into any understanding or Contract to do, any of the foregoing.

5.12 Contracts.

(a) Schedule 5.12(a) of the Acquired Companies Disclosure Letter sets forth a complete and accurate list of all of the following Contracts to which any Acquired Company is currently a party or a beneficiary or by which any Acquired Company or its assets are currently subject or bound:

(i) Contracts for the purchase or lease of materials, supplies, goods, services, equipment or other assets (excluding purchases for sale in the ordinary course of business) and that involve (A) aggregate annual payments by any Acquired Company in excess of $250,000 or (B) aggregate payments by any Acquired Company in excess of $500,000;

(ii) Contracts (A)  for the sale by any Acquired Company of materials, supplies, goods, services, or other assets, and that involve a specified annual minimum dollar sales amount in excess of $400,000 or (B) pursuant to which any Acquired Company received payments in excess of $400,000 in the year ended 2012 or expects to receive payments in excess of $400,000 in the year ending 2013 or any year thereafter;

(iii) partnership, joint venture, strategic alliances, licensing arrangements or similar Contracts or any Contracts relating to a sharing of profits, proprietary information or revenues or payment of any royalties;

(iv) employment, severance, stay, bonus, termination, change in control, consulting or similar Contracts that provide for payment by the Company in excess of $100,000 in any calendar year, except those terminable at will or upon 30 days’ notice absent material liability and any Contracts providing for bonuses relating in any way to the Contemplated Transactions regardless of dollar value;

(v) Contracts containing covenants not to compete, exclusivity or other covenants restricting or purporting to restrict the right of any Acquired Company or its Affiliates to engage in any line of business, acquire any property, develop or distribute any product, provide any service (including geographic restrictions) or to compete with any Person, or granting any exclusive distribution rights, in any market, field or territory or not to solicit or hire any person;

(vi) Collective Bargaining Agreements or Union Contracts or any other binding Contract, memorandum of understanding, or similar understanding or Contract with a Union or other representative of employees;

(vii) Contracts with any Seller or any Affiliate or family member of any Seller, Parent, or any Acquired Company;

(viii) broker, franchise, marketing, advertising, management, service, distributor, dealer, manufacturer’s representative, sales agency, consulting or other similar type of Contracts that provide for payment by or to the Company in excess of $400,000 in any calendar year;

(ix) notes, debentures, bonds, equipment trusts, letters of credit, loans or other Contracts for or evidencing Indebtedness or the lending of money for amounts in excess of $400,000;

(x) Contracts under which (A) any Person has directly or indirectly guaranteed Indebtedness or Liabilities of any Acquired Company or (B) any Acquired Company has directly or indirectly guaranteed Indebtedness or Liabilities of any Person (in each case other than endorsements for the purpose of collection in the ordinary course of business consistent with past practice);

(xi) Contracts under which any Acquired Company has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person;

(xii) Contracts under which there is a continuing obligation to pay any “earn out” payment or deferred or contingent purchase price or any similar payment respecting the purchase of any business or assets;

(xiii) powers of attorney or similar instruments;

(xiv) Contracts with any Minority Interest Holder, Seller or Affiliates thereof or any current or former director, manager, officer or Affiliate of any Acquired Company;

(xv) Contracts with any “most favored nation” type pricing arrangements or providing for any type of exclusivity;

(xvi) Contracts with any “take or pay” type arrangements;

(xvii) Contracts relating to the acquisition (by merger, purchase of stock or assets or otherwise) of any operating business or material assets or equity of any other Person;

(xviii) Contracts with any Governmental Entity;

(xix) swap, option, forward, future or other commodities, hedging or derivatives Contracts; or

(xx) Contracts that are otherwise material to any Acquired Company.

The Contracts required to be listed on Schedule 5.12(a) of the Acquired Companies Disclosure Letter, together with the Real Property Leases and Intellectual Property Contracts, are collectively referred to herein as the “Acquired Company Contracts.”  The Company and/or the Parent has made available complete and accurate copies of each Acquired Company Contract (including all amendments, modifications, extensions and renewals thereof and related notices and agreements thereto) to the Buyer.

(b) Except as set forth on Schedule 5.12(a) of the Acquired Companies Disclosure Letter, (i) each Acquired Company Contract is in full force and effect and valid, binding and enforceable in accordance with its terms against the applicable Acquired Company and, to the Knowledge of the Acquired Companies, the other parties thereto, (ii) the Acquired Companies are in compliance with, and, to the Knowledge of the Acquired Companies, all other parties thereto are in compliance in all material respects with, the provisions of each Acquired Company Contract, (iii) no Acquired Company is in default, and, to the Knowledge of the Acquired Companies, no other party thereto is in default in any material respect, in the performance, observance or fulfillment of any obligation, covenant, condition or other term contained in any Acquired Company Contract, and no Acquired Company has given or received written notice to or from any Person relating to any such alleged or potential default that has not been cured and (iv) no event has occurred which with or without the giving of notice or lapse of time, or both, could violate, breach, conflict with or constitute a default, an event of default, or an event creating any additional rights (including rights of amendment, impairment, modification, suspension, revocation, acceleration, termination, or cancellation), impose additional obligations or result in a loss of any rights, or require a consent or the delivery of notice, under any Acquired Company Contract.

5.13 Litigation.  Except as set forth on Schedule 5.13 of the Acquired Companies Disclosure Letter, there is no action, suit or proceeding, claim (including, without limitation, any demand, written assertion of rights or cease and desist notification), complaint, arbitration, mediation, litigation, governmental inquiry, prosecution, administrative proceeding or other investigation (each, an “Action”), (i) pending or, to the Knowledge of the Acquired Companies, threatened against or affecting any Acquired Company, its business or its properties or assets or (ii) that challenges or seeks to prevent, enjoin or otherwise delay the Contemplated Transactions.  No officer, director or manager of any Acquired Company is a defendant in any Action commenced by any holder of Equity Securities of any Acquired Company with respect to his duties as an officer, director or manager thereof under any applicable Law.  There is no unsatisfied judgment, penalty or award against any Acquired Company or affecting its assets or properties.

5.14 Employee Benefits.

(a) Schedule 5.14(a) of the Acquired Companies Disclosure Letter sets forth a true, complete and accurate list of all Benefit Plans.  The Parent and the Acquired Companies have delivered or made available in the Data Room for the benefit of the Buyer a true, complete and accurate copy of the following documents (in each case, as applicable) with respect to each Benefit Plan:

(i) the plan documents and all amendments thereto (or a written description of any Benefit Plan that is not set forth in a written document);

(ii) each trust agreement, group annuity contract or other document (and all amendments thereto) that provides, directly or indirectly, any funding for a Benefit Plan, including any “rabbi trusts” or “secular trusts” established to satisfy, in whole or in part, the obligations of any Benefit Plan;

(iii) the latest financial statements for such Benefit Plan;

(iv) the most current summary plan description together with any summary or summaries of material modifications thereto, and any certificate of coverage, booklet, or other descriptive written materials, for each Benefit Plan;

(v) the most recent Internal Revenue Service (the “IRS”) determination letter, opinion letter or advisory letter concerning a Benefit Plan and all rulings or determinations requested from the IRS after the date of that determination, opinion or advisory letter with respect to such Benefit Plan;

(vi) the most recent statement filed with the Department of Labor (the “DOL”) pursuant to 29 U.S.C. § 2520.104-23 with respect to each Benefit Plan;

(vii) the three most recent Form 5500 reports for each Benefit Plan filed with the IRS or the DOL;

(viii) any agreement directly relating to a Benefit Plan pursuant to which the Parent or any of the Acquired Companies is obligated to indemnify any person; and

(ix) all material correspondence and other communication from the IRS or the DOL received by the Parent or any of the Acquired Companies or sent to the IRS or the DOL by the Parent or any of the Acquired Companies that relates to any Benefit Plan with respect to any audit, investigation or Action that is pending as of the date hereof.

(b) Since January 1, 2003, none of the Parent, any of the Acquired Companies or any ERISA Affiliate has ever maintained, contributed to, had an obligation to contribute to, or incurred any Liability with respect to, either (i) a Multiemployer Plan, or (ii) an employee pension benefit plan (as defined in Section 3(2) of ERISA) that is or was subject to Title IV of ERISA or Section 412 or Section 430 of the Code or Section 302 or Section 303 of ERISA.  None of the Parent, any of the Acquired Companies or any ERISA Affiliate has participated in any union-sponsored multiemployer welfare benefit fund maintained pursuant to any “employee welfare benefit plan” as defined in Section 3(1) of ERISA.

(c) Except as set forth in Schedule 5.14(c) of the Acquired Companies Disclosure Letter, no Benefit Plan provides medical, surgical, hospitalization or life insurance benefits (whether or not insured by a Person other than the Parent or any of the Acquired Companies) for employees, former employees, directors or any other Person for periods extending beyond their retirements or other terminations of service, other than coverage mandated by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code (“COBRA”) or any other similar applicable Law, and none of the Parent, any of the Acquired Companies or any ERISA Affiliate has made any commitment to provide retiree medical, surgical, hospitalization or life insurance coverage for any current or former employee or director of the Parent or any of the Acquired Companies or other Person (except as required by COBRA and other similar applicable Law).  To the extent applicable, all Benefit Plans have been operated in compliance with COBRA and other similar applicable Laws;

(d) Except as disclosed on Schedule 5.14(d) of the Acquired Companies Disclosure Letter:

(i) each Benefit Plan has been maintained, operated and administered in all material respects in accordance with its terms and with the requirements of all applicable Law, including but not limited to ERISA and the Code, and the terms of each Benefit Plan comply with applicable Law;

(ii) neither the Parent nor any of the Acquired Companies has any Liability for any failure to operate or administer any Benefit Plan in compliance with its provisions and applicable Law;

(iii) there are no pending Actions, Governmental Entity audits, examinations, disputes or claims asserted or, to the Knowledge of the Parent or the Knowledge of the Acquired Companies, threatened or contemplated, with respect to any Benefit Plan (excluding claims for benefits incurred in the ordinary course of plan activities or appeals thereof) and, to the Knowledge of the Parent or the Knowledge of the Acquired Companies, no event has occurred or circumstances exist that could reasonably be expected to give rise to any such Action, disputes or claims;

(iv) there is no matter pending with respect to any of the Benefit Plans before the IRS or the DOL;

(v) to the Knowledge of the Acquired Companies, there exists no condition that would subject any of the Parent or any of the Acquired Companies to any Liability under the terms of the Benefit Plans or applicable Laws other than any payment of benefits in the normal course of plan operation;

(vi) each asset held under any Benefit Plan may be liquidated or terminated without the imposition of any redemption fee or surrender charge upon termination of such Benefit Plan;

(vii) no “prohibited transaction,” as such term is described in Section 4975 of the Code, has occurred with respect to any of the Benefit Plans that would subject any of the Parent or any of the Acquired Companies, any officer of any of the Parent or any of the Acquired Companies, or any of such plans or any trust to any Tax or penalty on prohibited transactions imposed by Section 4975 of the Code;

(viii) neither the Parent nor any of the Acquired Companies has engaged in, and to the Knowledge of the Parent or the Knowledge of the Acquired Companies, no other Person has engaged in, any transaction or acted or failed to act in any manner that would subject any of the Parent or any of the Acquired Companies to any liability for a breach of fiduciary duty under Section 409 of ERISA, a civil penalty assessed pursuant to Section 502 of ERISA, a Tax imposed pursuant to Chapter 43 of Subtitle D of the Code or a penalty assessed pursuant to Section 6652 of the Code;

(ix) with respect to each Benefit Plan, all payments due from the Parent or any of the Acquired Companies have been timely made or are properly recorded as liabilities on the books of the Parent or any of the Acquired Companies and, to the extent required by GAAP, adequate reserves are reflected on the financial statements of the Parent or any of the Acquired Companies;

(x) all premiums required to be paid for each insurance policy funding all or any portion of the benefits under any Benefit Plan have been timely paid in full; and

(xi) all reports and disclosures relating to the Benefit Plans required to be filed with or furnished to a Governmental Entity or plan participant or beneficiary have been filed or furnished in accordance with applicable Laws in a timely manner.

(e) Schedule 5.14(e) of the Acquired Companies Disclosure Letter identifies each Benefit Plan that is intended to qualify under Section 401(a) of the Code.  Each such plan (i) has been determined by the IRS to satisfy the requirements of Section 401(a) of the Code (and its related trust is exempt from taxation under Section 501(a) of the Code), (ii) has a favorable opinion or advisory letter from the IRS on which the Parent and any of the Acquired Companies are entitled to rely or (iii) has an applicable remedial amendment period that will not have ended before the Closing.  No facts have occurred that if known by the IRS could reasonably be expected to result in the disqualification of any of those plans.

(f) Schedule 5.14(f) of the Acquired Companies Disclosure Letter sets forth a true, complete and accurate list of all the Benefit Plans that are subject to Section 409A of the Code and Final Department of Treasury Regulations issued thereunder (collectively, “Section 409A”).  Except as set forth in Schedule 5.14(f) of the Acquired Companies Disclosure Letter, (i) at all times since January 1, 2007, all such Benefit Plans that are subject to Section 409A have been operated in a manner that complies with Section 409A, (ii) all Company Benefit Plans that were in effect prior to January 1, 2011, and that are subject to Section 409A were validly amended no later than December 31, 2011, to become in documentary compliance with Section 409A, and (iii) all new Company Benefit Plans that were established after December 31, 2010, and that are subject to Section 409A have, since their inceptions, been in documentary compliance with Section 409A.

(g) Except as described on Schedule 5.5(g) of the Acquired Companies Disclosure Letter, there is no contract, agreement, plan, or arrangement covering any Person that, individually or in the aggregate, as a consequence of the transactions contemplated by this Agreement or the Ancillary Agreements or otherwise (either alone or in conjunction with any other event, such as termination of employment) could give rise to the payment of any amount that would be either subject to an excise tax under Section 4999 of the Code or not be deductible by the Parent or any of the Acquired Companies, as the case may be, by reason of Section 280G of the Code.  The consummation of the transactions contemplated by this Agreement or the Ancillary Agreements, either alone or in conjunction with another event (such as a termination of employment), will not (i) entitle any current or former employee of the Parent or any of the Acquired Companies to severance pay, or any other payment under a Benefit Plan, (B) accelerate the time of payment or vesting of benefits under a Benefit Plan (other than the Equity Incentive Plan), or (iii) increase the amount of compensation due any current or former employee of any Acquired Company or any Subsidiary.

(h) Except as set forth on Schedule 5.14(h) of the Acquired Companies Disclosure Letter, neither the Parent nor any of the Acquired Companies sponsors, maintains, administers or contributes to or has any Liability with respect to any Plan located, maintained or operated outside of the United States or for the benefit of any Person located outside the United States.

5.15 Labor and Employment Matters.

(a) Schedule 5.15(a) of the Acquired Companies Disclosure Letter sets forth a true, complete and accurate list of each employee of the Parent and each of the Acquired Companies (determined as of the date set forth on the list), together with his or her title or job description, work location, annualized salary or base hourly wage rate, bonus opportunity for the 2013 calendar year (other than the Transaction Bonuses), the Benefit Plans in which such individual participates, date of hire and current work or leave status.

(b) Neither the Parent nor any of the Acquired Companies is or has ever been a party to any Union Contracts or Collective Bargaining Agreements with any Union and there are no Union Contracts or Collective Bargaining Agreements being negotiated by the Parent or any of the Acquired Companies.  To the Knowledge of the Parent or the Knowledge of the Acquired Companies, there is no Union organization activity involving the Parent or the Acquired Company employees, pending or threatened, nor has there ever been Union representation involving any of such employees.  There are no picketing, strikes, slowdowns, work stoppages, other job actions, lockouts, arbitrations, grievances or other labor disputes involving any of such employees, pending or, to the Knowledge of the Acquired Companies, threatened.

(c) Neither the Parent nor any of the Acquired Companies is engaged in any unfair labor or unfair employment practices.  The Parent and each of the Acquired Companies is materially in compliance with all Laws applicable to such entity with respect to employment and employment practices, terms and conditions of employment, wages and hours, and occupational safety and health, including any provisions thereof relating to workers’ compensation laws, the withholding and payment of Social Security and similar Taxes, unemployment insurance, the Worker Adjustment Retraining Notification Act of 1988, as amended, ERISA, the Code, any laws respecting employment discrimination, sexual harassment, disability rights or benefits, equal opportunity, plant closures, affirmative action, workers’ compensation, severance payments, employee leaves and occupational safety and health.

(d) There is no unfair labor practice charge or complaint against the Parent or any of the Acquired Companies involving or related to its employees pending (with service of process having been made, or written notice of investigation or inquiry having been served, on the Parent or any of the Acquired Companies), or to the Knowledge of the Parent or the Knowledge of the Acquired Companies threatened (or pending without service of process having been made, or written notice of investigation or inquiry having been served, on the Parent or any of the Acquired Companies), before the National Labor Relations Board, or comparable state or local agency, or any court or arbitral body.  There is no other pending or, to the Knowledge of the Parent or the Knowledge of the Acquired Companies, threatened Action or other proceeding or adjudication of any kind, whether before a court, judge, agency, arbitrator, panel or any other type of adjudicator or official, concerning any claim against the Parent or any of the Acquired Companies that relates to the employment or termination of employment by the Parent or any of the Acquired Companies.

(e) There has been no “mass layoff” or “plant closing” as defined by, the Worker Adjustment and Retraining Notification Act of 1988 and any similar state or local “mass layoff’ or “plant closing” law with respect to the Parent or any of the Acquired Companies within the 90-day period prior to Closing.

(f) Except as set forth on Schedule 5.15(f) of the Acquired Companies Disclosure Letter, there are no pending claims against the Parent or any of the Acquired Companies under any workers compensation plan or policy or for long term disability.

(g) There is no labor strike, slowdown, work stoppage or other labor controversy in effect or, to the Knowledge of the Parent or the Knowledge of the Acquired Companies, threatened against the Parent or any of the Acquired Companies involving or related to any employee of the Parent or any of the Acquired Companies, and neither the Parent nor any of the Acquired Companies has, within the last two years prior to the Closing Date, had or been threatened with any labor strike, slowdown, work stoppage or other labor controversy.

(h) There are no Actions, charges, administrative proceedings or formal complaints of discrimination (including discrimination based on sex, sexual harassment, age, marital status, race, national origin, sexual preference, handicap, disability or veteran status) pending (with service of process having been made, or written notice of investigation or inquiry having been served, on the Parent or any of the Acquired Companies), or to the Knowledge of the Parent or the Knowledge of the Acquired Companies threatened (or pending without service of process having been made, or written notice of investigation or inquiry having been served, on the Parent or any of the Acquired Companies), before the Equal Employment Opportunity Commission or any federal, state or local agency or court against the Parent or any of the Acquired Companies involving or related to any employee of the Parent or any of the Acquired Companies.

(i) Neither the Parent nor any of the Acquired Companies is a party to, or is otherwise bound by, any consent decree with any Governmental Entity relating to employees or employment practices of the Parent or any of the Acquired Companies.

(j) There are no charges, investigations, administrative proceedings or formal complaints of overtime or minimum wage violations involving the business of the Parent or any of the Acquired Companies pending (with service of process having been made, or written notice of investigation or inquiry having been served on the Parent or any of the Acquired Companies), or to the Knowledge of the Parent or the Knowledge of the Acquired Companies threatened (or pending without service of process having been made, or written notice of investigation or inquiry having been served, on the Parent or any of the Acquired Companies), before the DOL or any other Governmental Entity.

(k) The Parent and all of the Acquired Companies have withheld and paid to the appropriate Governmental Entity all amounts required by applicable Law or agreement to be withheld from the wages or salaries of all Persons who are required by applicable Law to be characterized and treated as employees by the Parent or any of the Acquired Companies.  Neither the Parent nor any of the Acquired Companies is liable for any arrears of wages or other Taxes or penalties for failure to comply with applicable Law with respect to employees.

(l) There are no citations, Actions, administrative proceedings or formal complaints of violations of local, state or federal occupational safety and health laws pending (with service of process having been made, or written notice of investigation or inquiry having been served, on the Parent or any of the Acquired Companies), or to the Knowledge of the Parent or the Knowledge of the Acquired Companies pending without service of process having been made, or written notice of investigation or inquiry having been served, on the Parent or any of the Acquired Companies before the Occupational Safety and Health Administration or any Governmental Entity against the Parent or any of the Acquired Companies involving or related to the business of the Company or any of the Affiliates of the Company.

5.16 Environmental.

(a) All Environmental Permits held by the Acquired Companies are identified on Schedule 5.16(a) of the Acquired Companies Disclosure Letter.  Except as set forth on Schedule 5.16(a) of the Acquired Companies Disclosure Letter, (i) each Acquired Company holds all Environmental Permits required for the occupation of its facilities and the operation if its business and (ii) such Environmental Permits are in full force and effect and the current operations of the facilities do not provide a basis for revocation or suspension of any Environmental Permit.

(b) Except as set forth on Schedule 5.16(b) of the Acquired Companies Disclosure Letter, each Acquired Company is in all material respects in compliance with all provisions of all applicable (i) Environmental Permits and (ii) Environmental Laws.

(c) Except as set forth on Schedule 5.16(c) of the Acquired Companies Disclosure Letter, no Acquired Company has, either expressly or by operation of Law, assumed responsibility for or agreed to indemnify or hold harmless any Person for any Liability or obligation, arising under or relating to Environmental Laws, including any obligation for Remedial Action.

(d) No Acquired Company or Affiliate has received any Environmental Claim against the Acquired Companies that remains not finally resolved as of the date hereof, including but not limited to any Environmental Claim that pertains or relates to any Liabilities or obligation of any Acquired Company for Remedial Actions under any applicable Environmental Law.

(e) Except as listed in Schedule 5.16(e) of the Acquired Companies Disclosure Letter, to the Knowledge of the Acquired Companies there are no Hazardous Materials present in or on the soil, sediments, surface water or ground water on, under or from or migrating from any of the properties currently owned or operated by the Acquired Companies or, to the Knowledge of the Acquired Companies, previously owned or operated by the Acquired Companies, in concentrations that would give rise to an obligation to conduct a Remedial Action pursuant to Environmental Laws.

(f) Except as listed on Schedule 5.16(f) of the Acquired Companies Disclosure Letter, none of the following exists at any property or facility owned or operated by the Acquired Companies:  (i) under or above-ground storage tanks, (ii) asbestos containing material in any form or condition, or (iii) materials or equipment containing polychlorinated biphenyls.

(g) Except as set forth on Schedule 5.16(g) of the Acquired Companies Disclosure Letter, to the Knowledge of the Acquired Companies and each Madison Group Seller, Champlain, Ardia, B28, and 2 Under, no facts, circumstances or conditions exist with respect to any Acquired Company or any property currently or formerly owned, operated or leased by any Acquired Company or any property to which any Acquired Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in any Acquired Company incurring material unbudgeted Environmental Costs and Liabilities.

(h) There are no current investigations by any Governmental Entity of the business or operations, or to the Knowledge of the Acquired Companies, of any previously owned, operated or leased property of any Acquired Company pending, or to the Knowledge of the Acquired Companies, threatened, that could lead to the imposition of any Environmental Costs and Liabilities or Liens under Environmental Law.

5.17 Insurance.  Schedule 5.17 of the Acquired Companies Disclosure Letter sets forth (a) a list of each insurance policy and fidelity bond which covers any Acquired Company, its properties and assets or any director, officer or employee of any Acquired Company, and (b) each policy name, policy number, carrier, term, type, amount of coverage and annual premium (the “Policies”).  There are no pending claims under any of such Policies as to which coverage has been questioned, denied or disputed by the insurer or in respect of which the insurer has reserved its rights.  To the Knowledge of the Acquired Companies, all Policies are in full force and effect.  All premiums due under the Policies have been paid in full or, with respect to premiums not yet due, accrued.  No Acquired Company has received a written notice of cancellation or termination of any Policy or of any material changes that are required in the conduct of the Acquired Companies’ business as a condition to the continuation of coverage under, or renewal of, any such Policy.

5.18 Customers.  Schedule 5.18 of the Acquired Companies Disclosure Letter sets forth a complete and accurate list of the 10 largest customers of the Acquired Companies based on net sales during the year ended December 31, 2012 and the 8-month period ended August 31, 2013 (the “Material Customers”).  Such net sale amounts are also set forth on Schedule 5.18 of the Acquired Companies Disclosure Letter.  No Material Customer has canceled, terminated or otherwise materially and adversely modified, or threatened in writing to cancel, terminate, materially reduce or change pricing, or other material business term, or otherwise materially and adversely modify, its relationship with any Acquired Company and no Acquired Company has received written notice that any Material Customer may take such action or limit its purchases from any Acquired Company.

5.19 Suppliers.  Schedule 5.19 of the Acquired Companies Disclosure Letter sets forth a complete and accurate list of each supplier that is material to the operation of the Acquired Companies’ business, including each supplier that constitutes a material source of supply of data to any Acquired Company (the “Material Suppliers”).  Except as set forth on Schedule 5.19 of the Acquired Companies Disclosure Letter, no Material Supplier has canceled or otherwise terminated, reduced or changed pricing, or other necessary terms of business, or threatened in writing to cancel or otherwise terminate, reduce, change pricing, its relationship with any Acquired Company and no Acquired Company has received written notice that any Material Supplier may cancel, terminate or otherwise materially and adversely modify its relationship with any Acquired Company.

5.20 Affiliate Transactions.  Except as set forth on Schedule 5.20 of the Acquired Companies Disclosure Letter, no Affiliate or family member of any of the Madison Group Sellers, Champlain, Ardia, B28, or 2 Under or Affiliate or family member of any director or officer of Parent or any Acquired Company, is a party to, a beneficiary of or is subject to, any Contract with any Acquired Company or has any interest in any of the properties or assets of any Acquired Company, other than indirect interests in such by virtue of their ownership interests in the Company.  Except as set forth on Schedule 5.20 of the Acquired Companies Disclosure Letter, (i) there are no inter-company services provided to any Acquired Company by any Parent or any Affiliate of any of the Madison Group Sellers, Champlain, Ardia or 2 Under by any family member of any director or officer or direct or indirect owner of Equity Securities of any Acquired Company (other than services provided by any such Persons as directors, officers or employees of any Acquired Company); (ii) no such Affiliate owes any amount to the Company or any Acquired Company or (iii) no such Affiliate has any claim or cause of action against the Company or any Acquired Company which has not been waived in writing.

5.21 Brokers.  Except for fees and commissions of Houlihan Lokey (which fees and commissions are set forth on Schedule 5.21 of the Acquired Companies Disclosure Letter and will be treated as Sellers’ Transaction Expenses), no Acquired Company has any Liability to pay any fees or commissions to any broker, finder or similar agent with respect to this Agreement, the Ancillary Agreements or the Contemplated Transactions.

5.22 Foreign Corrupt Practices Act.

(a) None of the Parent or any of the Acquired Companies (nor any director, officer, agent, employee, consultant of or other Person associated with or acting on behalf of a Parent or an Acquired Company, including joint ventures in which an Acquired Company is participating and joint venture partners acting on behalf of such joint venture or an Acquired Company) has done any of the following in connection with the business of the Acquired Companies:  (i) made, authorized, offered or promised to make any payment or transfer of anything of value, directly, or through a third party, to any non-U.S. government official (including any employee or other representative of any Governmental Authority, or candidates for non-U.S. political office), in violation of the United States Foreign Corrupt Practices Act of 1977 or any Law of similar effect in any jurisdiction to which such Person is subject (collectively, “Anti-Bribery Laws”); (ii) otherwise taken any action which would cause an Acquired Company to be in violation of Anti-Bribery Laws; (iii) received any communication, notice, or inquiry, whether formal or informal, from any Person that alleges, suggests, or indicates, that any Acquired Company has or may have violated, is not or may not be in compliance with, has or may have any liability under, or is being or may be investigated by any Governmental Authority for violations of any Anti-Bribery Laws; or (iv) received any communication, notice, or inquiry, whether formal or informal, from any Person requesting data or information from any Acquired Company in connection with any potential investigation of such Acquired Company for violation of any Anti-Bribery Laws.

(b) The Acquired Companies are in compliance with all Laws administered by the US Treasury Office of Foreign Assets Control (“OFAC”) or any other Governmental Authority imposing economic sanctions and trade embargoes (“Economic Sanctions Laws”) against designated countries, entities and persons (collectively, “Embargoed Targets”) that are applicable to the Acquired Companies.  None of the Sellers, Parent, or any of the Acquired Companies are an Embargoed Target or otherwise subject to any Economic Sanctions Law that is applicable to the Acquired Companies.

5.23 Conflict Minerals.  No Conflict Minerals are necessary to the functionality or production of a product manufactured by any Acquired Company or contracted by any Acquired Company to be manufactured.

5.24 Inventory.  All inventory (other than the so-called used inventory depot for re-manufactured products in Tyler, Texas) is in good and marketable condition, is usable or saleable in the ordinary course of business and is merchantable and fit for its intended use.  All inventory reflected in the Balance Sheet was valued at the lower of cost (on an average cost basis) or market and were properly stated in the Balance Sheet in accordance with GAAP.  The Balance Sheet reflects adequate reserves for obsolete, expired, excess, damaged, defective, slow-moving or otherwise unusable inventory, which reserves were calculated in a manner consistent with past practice and in accordance with GAAP.  The Acquired Companies have good and marketable title to the inventory, free and clear of all Liens other than Permitted Liens.  The inventory is sufficient, but not excessive, for the operation of the business of the Acquired Companies in the ordinary course of business. No Acquired Company has any inventory of a type for which there has been no sales by such Acquired Company in the last two years.  Neither any Acquired Company nor any other person has made any agreement for deduction, free goods, discount or other deferred price or quantity adjustment with respect to any Accounts Receivable.

5.25 Receivables and Payables.

(a) Except as set forth on Schedule 5.25 of the Acquired Companies Disclosure Letter, (i) all of the Acquired Companies’ Accounts Receivable have arisen from bona fide transactions in the ordinary course of business in conformity with the applicable purchase orders, agreements and specifications and are payable on ordinary trade terms and (ii) all of the Acquired Companies’ Accounts Receivable (whether reflected on the Interim Balance Sheet or arising after the date of the Interim Balance Sheet) are good and collectible no later than 120 days after the Closing Date at the aggregate recorded amounts of such accounts and notes receivable, net of any applicable reserve for returns or doubtful accounts, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP.  Each Acquired Company has fully performed all of its obligations in all material respects  with respect to its Accounts Receivable that such Acquired Company was obligated to perform. To the Knowledge of the Acquired Companies, none of the Acquired Companies’ Accounts Receivable (i) are subject to any setoffs or counterclaims or (ii) represent obligations for goods sold on consignment, on approval or on sale-or-return basis or subject to any other repurchase or return arrangement. The Acquired Companies have sole ownership, title, claim and rights to all of their respective Accounts Receivable, free and clear of all Liens (other than Permitted Liens and those to be paid at Closing). Neither any Acquired Company nor, to the Knowledge of the Acquired Companies, any other person has made any agreement for deduction, free goods, discount or other deferred price or quantity adjustment with respect to any Accounts Receivable.

(b) All Accounts Payable of the Acquired Companies (whether reflected on the Interim Balance Sheet or arising after the date of the Interim Balance Sheet) are the result of bona fide transactions in the ordinary course of business in conformity in all material respects with the applicable purchase orders, agreements and specifications and are payable on ordinary trade terms and have been paid or are not yet due and payable.

5.26 Product Warranty; Product Liability.

(a) Except as set forth on Schedule 5.26 of the Acquired Companies Disclosure Letter, each product the Acquired Companies have manufactured, sold or delivered has been in material conformity with all contractual commitments, product specifications, all express and implied warranties and all applicable Laws.  The Acquired Companies have no material Liability for replacement or repair of, or refund in respect of, any such products or any other customer or product obligations not reserved against on the Interim Balance Sheet.

(b) Except as set forth on Schedule 5.26 of the Acquired Companies Disclosure Letter, since January 1, 2010, no Acquired Company has had any Liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any product designed, manufactured, assembled, repaired, maintained, delivered, sold or installed, or services rendered, by or on behalf of an Acquired Company, and, to the Knowledge of the Acquired Companies, there is no basis for any such Liability.  No Acquired Company has knowingly committed any act or failed to commit any act, in each case, that would result in, and no event has occurred or circumstance exists that could give rise to or form the basis of, any product Liability or Liability for breach of warranty (whether covered by insurance or not) on the part of any Acquired Company.

(c) Since January 1, 2010, there have been no product recalls with respect to any product designed, manufactured, assembled, repaired, maintained, delivered, sold or installed, or services rendered, by or on behalf of any Acquired Company, and no such recalls have been initiated by any Acquired Company. None of the Madison Group Sellers, Champlain, Ardia, B28, 2 Under, any Acquired Company nor any of their Affiliates have received written notice that such a recall has been initiated by a third party.  No such recalls are pending or, to the Knowledge of the Acquired Companies, threatened and, to the Knowledge of the Acquired Companies, no event has occurred or circumstance exists that would make such recalls likely.

5.27 Authority and Enforceability.  The Company has the entity power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, and to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions.  The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it is a party and the consummation by the Company of the Contemplated Transactions has been duly authorized by all necessary action on the part of the Company and no other action is necessary on the part of the Company to authorize this Agreement or any Ancillary Agreement to which it is a party or to consummate the Contemplated Transactions.  Assuming due authorization, execution and delivery by the Buyer, this Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by the Company.  This Agreement and each of the Ancillary Agreements to which it is a party constitutes a legal, valid and binding obligation of the Company, enforceable against the Company, in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally.

5.28 Books and Records.  The minute books and stock record books of each Acquired Company, all of which have been made available to Buyer, are complete and correct in all legally reasonable respects and have been maintained in accordance with sound business practices.  The minute books of each Acquired Company contain accurate and complete records of all meetings, and actions taken by written consent of, the equity holders, the board of directors and any committees of the board of directors of each Acquired Company, and no formal meeting, or action taken by written consent, of any such stockholders, board of directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those Books and Records and all corporate seals and similar corporate instruments will be in the possession of the Acquired Companies.

5.29 Banks; Power of Attorney.  Schedule 5.29 of the Acquired Companies Disclosure Letter contains a complete and correct list of the names and locations of all banks in which any Acquired Company has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto.  Except as set forth on Schedule 5.29 of the Acquired Companies Disclosure Letter, no person holds a power of attorney to act on behalf of any Acquired Company.

5.30 Certain Arrangements.  Except for the Ancillary Agreements and the Transaction Bonuses, there are no contracts, undertakings, commitments, agreements, obligations or understandings, whether written or oral (a) between any of the Madison Group Sellers, Champlain, Ardia, B28, or 2 Under, or to the Knowledge of the Acquired Companies or the Knowledge of the Parent, any Affiliate of any Seller, or (b) pursuant to which any of the Madison Group Sellers, Champlain, Ardia, B28, or 2 Under or holders of Equity Securities of the Parent or the Company would be entitled to receive consideration for any Equity Securities of the Parent or the Company owned by such Person of a different amount or nature than as set forth in or contemplated by this Agreement or pursuant to Schedule 2.2(a)(i) of the Acquired Companies Disclosure Letter.

5.31 Diligence Requests.  None of the representations or warranties any Seller or Acquired Company has made in this Agreement or in any Ancillary Agreement, when read together with the Acquired Companies Disclosure Letter and the Financial Statements, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained in such Transaction Document, in light of the circumstances under which such statements were made, not misleading. The Acquired Companies have not failed to disclose to Buyer any fact or circumstance that, to the Knowledge of the Acquired Companies, could reasonably be expected to have a Material Adverse Effect after the Closing or that is otherwise material to the Acquired Companies.

5.32 No Other Representations or Warranties.  Except for the representations and warranties contained in this Agreement and the Ancillary Agreements, none of the Acquired Companies, Parent, the Sellers, or their respective Affiliates or representatives has made or makes any representation or warranty, express or implied, at law or in equity, with respect to the Acquired Companies or their businesses, assets or properties, or with respect to any other information provided to Buyer or its Affiliates or representatives in connection with the Contemplated Transactions and Buyer is not relying and has not relied on any representations and warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties contained in this Agreement and the Ancillary Agreements.  None of the Acquired Companies nor any other Person will have or be subject to any liability or indemnification obligation to Buyer or, insofar as the Parties are concerned, any other Person resulting from the distribution to Buyer of, any such information, including any information, documents, projections, forecasts, or other material made available to Buyer or any of its representatives in the Data Room, confidential information memorandum or management presentations in expectation of the transactions expressly contemplated by this Agreement or otherwise, unless and then only to the extent that any such information is expressly covered by a representation, warranty or covenant contained in this Agreement.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Sellers that each statement contained in this Article VI is true and correct as of the date hereof and as of the Closing Date.

6.1 Organization and Good Standing.  The Buyer is duly organized, validly existing and in good standing under the Laws of the State of Texas.

6.2 Authority and Enforceability.  The Buyer has the requisite power and authority to enter into this Agreement and each of the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the Contemplated Transactions.  The execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which it is a party and the consummation by the Buyer of the Contemplated Transactions have been duly authorized by all necessary action on the part of the Buyer and no other action is necessary on the part of the Buyer to authorize this Agreement or any Ancillary Agreement to which it is a party or to consummate the Contemplated Transactions.  This Agreement and each of the Ancillary Agreements to which it is a party have been duly executed and delivered by the Buyer.  Assuming due authorization, execution and delivery by the Sellers and each other party thereto, this Agreement and each of the Ancillary Agreements constitutes, the valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally.

6.3 No Conflicts; Consents.

(a) The execution and delivery by the Buyer of this Agreement and the Ancillary Agreements to which it is a party does not, and the performance by the Buyer of its obligations hereunder and thereunder and the consummation of the Contemplated Transactions (in each case, with or without the giving of notice or lapse of time, or both) will not, directly or indirectly, (i) violate or conflict with the provisions of any of the Organizational Documents of the Buyer or (ii) violate, breach, conflict with or constitute a default, an event of default, or an event creating any additional rights (including rights of amendment, impairment, suspension, revocation, acceleration, termination or cancellation), imposing of additional obligations or resulting in a Loss of any rights or require a consent or the delivery of notice, under any Contract (other than the consent of Buyer’s lender under its credit facility, which consent will be obtained as part of the Closing), Law (other than under the HSR Act) or Permit applicable to the Buyer or to which the Buyer is a party or a beneficiary or by which the Buyer or its assets are subject, except in the case of clause (ii) where such violation, conflict, breach, default, event or other item would not materially impair or delay the ability of the Buyer to perform its obligations under this Agreement and the Ancillary Agreements.

(b) No Permit or Order of, with, or to any Person is required by the Buyer in connection with the execution and delivery of this Agreement and the Ancillary Agreements, the performance of the obligations hereunder and thereunder and the consummation of the Contemplated Transactions, except where the failure to obtain such Permit or Order would not materially impair or delay the ability of the Buyer to perform its obligations under this Agreement and the Ancillary Agreements.

6.4 Availability of Funds.  The Buyer will have on the Closing Date sufficient liquid funds to enable it to consummate the Contemplated Transactions.

6.5 Brokers.  The Buyer does not have any Liability to pay any fees or commissions to any broker, finder or similar agent with respect to this Agreement, the Ancillary Agreements or the Contemplated Transactions.

6.6 Purchase for Investment.  The Equity Securities purchased by the Buyer pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof.  The Buyer shall not offer to sell or otherwise dispose of, or sell or otherwise dispose of, such Equity Securities so acquired by it in violation of any of the registration requirements of the Securities Act of 1933, as amended.

6.7 No Litigation.  There is no Action pending or, to the knowledge of the Buyer, threatened against the Buyer which questions the legality or propriety of the Contemplated Transactions.

6.8 Certain Arrangements.  Except for the Ancillary Agreements, there are no contracts, undertakings, commitments, agreements, obligations or understandings, whether written or oral pursuant to which any Seller or holders of Equity Securities of the Parent or the Company would be entitled to receive consideration for any Equity Securities of the Parent or the Company owned by such Person of a different amount or nature than as set forth in this Agreement.

6.9 No Buyer Vote Required.  No vote or other action of the stockholders or other owners of the Buyer is required by applicable Law, the Organizational Documents of the Buyer or otherwise in order for the Buyer to consummate the Contemplated Transactions.

ARTICLE VII
COVENANTS

7.1 Conduct of Business.

(a) Except (i) as required by applicable Law, or (ii) with the prior written consent of the Buyer, during the period commencing on the date hereof and ending at the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Parent and the Acquired Companies will use commercially reasonable efforts to preserve the operations, organization (including officers and employees) and goodwill of the Parent and each of the Acquired Companies and preserve the present relationships with Persons having business dealings with the Parent and the Acquired Companies (including customers and suppliers), with the understanding that the Acquired Companies are currently booking business on a percentage of completion basis, and, to the extent consistent therewith, to use their commercially reasonable efforts to keep intact their businesses.

(b) Without limiting the generality of Section 7.1(a), except as required by applicable Law, during the period commencing on the date hereof and ending at the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Parent and each of the Acquired Companies shall:

(i) maintain the Real Property, including all Improvements, and other assets owned, operated or used by each of the Acquired Companies in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear, and shall not demolish or remove any existing Improvements or erect new Improvements in the Real Property or any portion thereof, without the prior written consent of Buyer;

(ii) maintain each of their respective Books and Records in accordance with past practice (except as specifically permitted or contemplated by this Agreement);

(iii) preserve and maintain all of its Permits;

(iv) pay its debts, Taxes and other obligations when due and without acceleration (except those contested in good faith);

(v) continue same level of effort to collect all Accounts Receivable (which collections shall be made without any discounting unless agreed by Buyer);

(vi) comply in all material respects with all applicable Laws; and

(vii) perform all of its obligations under all Contracts relating to or affecting its properties, assets or business.

(c) Furthermore, without limiting the generality of Section 7.1(a), and except (A) as set forth on Schedule 7.1(c) of the Acquired Companies Disclosure Letter, (B)  as required by applicable Law, (C) with the prior written consent of the Buyer, (D) for inter-company transfers, among the Acquired Companies, and between any of them and the Company Parent and each of the Acquired Companies, or (E) for distributions of cash by the Company to the holders of Units to cover tax liabilities, during the period commencing on the date hereof and ending at the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, shall not take any action or enter into any transaction that would result in any of the following:

(i) any amendment to or change in the Organizational Documents of Parent or any Acquired Company;

(ii) any declaration, setting aside, making or paying any dividend or other distribution in respect of the Equity Securities of the Parent or any Acquired Company;

(iii) any transfer, issuance, sale, pledge, encumbrance or other disposition or repurchase, redemption or other acquisition of any Equity Securities of Parent or any Acquired Company, or change the terms of any Equity Securities of Parent or any Acquired Company;

(iv) any recapitalization, reclassification, combination, splitting, subdivision or issuance of any other securities in respect of, in lieu of or in substitution for, directly or indirectly, any of the Equity Securities of Parent or any Acquired Company or any options or other rights to acquire any of the foregoing;

(v) any change in its accounting principles or practices or the methods by which such principles or practices are applied for financial reporting purposes (except as required by GAAP);

(vi) any write down or write up (or failure to write down or write up in accordance with GAAP and consistent with past practice) of any of their respective assets other than in the ordinary course of business consistent with past practice and in accordance with GAAP;

(vii) except as required by applicable Law, with respect to a Contract or a Benefit Plan, any (A) adoption, establishment, amendment, or termination of any Benefit Plan, (B) entry into any Collective Bargaining Agreement, Union Contract or other Contract with any labor organization or Union, (C) entry into or amendment or modification to any employment, consulting, severance, change in control or similar Contract with an executive officer or director of the Parent or any of the Acquired Companies, (D) increase in the rate of compensation (including bonus opportunities) or benefits (including severance) or grant any unusual or extraordinary bonus, benefit, or other direct or indirect compensation of any employee, consultant or independent contractor of Parent or any of the Acquired Companies, or (E) exercise any discretion to accelerate the vesting or payment of any compensation or benefit under any Contract or Benefit Plan;

(viii) except in the ordinary course of business, (A) any cancellation, material modification, termination, compromise or grant of a material waiver or release of any Permit, Acquired Company Contract or other right or claim or give any consent or exercise any material right thereunder or (B) entry into any Contract which would be an Acquired Company Contract or modify or renew any such Contract;

(ix) any acquisition, sale, transfer, conveyance, lease or other disposition of any businesses or any properties or assets of any Person that have a fair market value in excess of $100,000 on an individual basis by Parent or any Acquired Company (other than (a) acquisitions of supplies and sales of inventory or services in the ordinary course of business consistent with past practice or (b) any capital expenditures in excess of $100,000 each but not greater than $300,000 in the aggregate per month, except in accordance with the applicable capital budget plan);

(x) any incurrence, guarantee, or assumption by Parent or any Acquired Company of any Indebtedness except borrowings under the Credit Agreement, or mortgage, pledge or grant of a Lien on any of their properties or assets, other than Permitted Liens;

(xi) any loan, advance or capital contribution to, or investment in, any Person other than travel loans or advances in the ordinary course of business consistent with past practice;

(xii) any complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Parent or any Acquired Company;

(xiii) except as required by applicable Law, (A) make or revoke any election in respect of Taxes (except for elections that are consistent with past practice or those that are inconsistent with past practice but for which prior written consent of Buyer is obtained, which consent shall not be unreasonably withheld, delayed or conditioned), (B) file or make an election to change the Company’s classification as a partnership for U.S. federal income tax purposes (and state, local or non-U.S. tax purposes where applicable), (C) change any accounting method in respect of Taxes, (D) prepare or file any Tax Return unless such Tax Return is prepared in a manner which is consistent with past custom and practice, (E) file any amendment to a Tax Return that will or may increase the Tax liability of Parent or any of the Acquired Companies after the Closing, (F) incur any Liability for Taxes other than in the ordinary course of business (except as specifically required by this Agreement), (G) settle any claim or assessment in respect of Taxes in excess of $25,000; (H) consent to the extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes in excess of $25,000 with any Taxing Authority; or (I) surrender any right to claim a refund of Taxes;

(xiv) any amendment, extension, renewal, modification or termination of any Real Property Leases, or entry into any new lease, sublease, license or other agreement for the use or occupancy of any real property, without the prior written consent of Buyer;

(xv) adversely affecting the ability of the parties to consummate the Contemplated Transactions;

(xvi) causing the representations of any of the Sellers to become untrue or incorrect in any material respect, or cause any party to fail to satisfy conditions to Closing; or

(xvii) any authorization or entry into any Contract to do, any of the foregoing.

7.2 Access to Information; Notification.

(a) Upon reasonable notice, the Parent and each of the Acquired Companies shall afford to the Buyer and its officers, directors, employees, accountants, counsel, consultants, advisors, agents, prospective lenders and other representatives reasonable access during regular business hours to the offices, properties, facilities, Books and Records of the Acquired Companies and the officers, directors, employees, accountants, counsel, consultants, advisors, agents and other representatives of the Acquired Companies to discuss the business or financial condition of the Acquired Companies, provided that such access does not unreasonably disrupt the normal operations of the applicable Acquired Company; provided further, that the Acquired Companies will not be obligated to provide, or cause to be provided, such access or information to the extent that the Acquired Companies determine, in their reasonable judgment, that doing so would (a) violate any requirements of Law, (b) violate a contract or obligation of confidentiality owing to a third party that cannot be resolved utilizing the provisions of the Confidentiality Agreement, (c) jeopardize the protection of an attorney-client privilege or (d) expose the Acquired Companies to a material risk of Liability for disclosure of sensitive or personal information; and provided further, that the Acquired Companies will not be obligated to disclose minutes of the deliberations of its board of directors (or any committee thereof) in connection with the transactions contemplated by this Agreement, or the evaluation of possible alternatives thereto, or any materials provided to such board of directors (or such committee).  Without limiting the generality of the foregoing, the Representatives shall cause the Acquired Companies to afford Buyer and its representatives reasonable access to each of the Real Properties to conduct investigations and examinations ascertaining the condition of the properties, including appraisals, studies, surveys and environmental audits or other environmental analyses, in each case as Buyer may deem appropriate (the “Phase I Tests”). From the date of this Agreement until the Closing, the Representatives and the Acquired Companies shall generally keep Buyer informed as to all material matters involving the Acquired Companies. No information provided to or obtained by Buyer pursuant to this Section 7.2 shall limit or otherwise affect the remedies available under this Agreement to Buyer (including Buyer’s right to seek indemnification pursuant to Article X), or the representations or warranties of, or the conditions to the obligations of, the parties.

          (b) Each Party shall promptly notify the other of any Action that shall be instituted or threatened against such Party to restrain, prohibit or otherwise challenge the legality of any of the Contemplated Transactions.  The Company, the Parent and the Representatives shall promptly notify Buyer of (i) any Action that may be instituted or threatened against the Parent or any of the Acquired Companies which would have been listed in a Schedule in response to Section 5.13 if such Action had arisen prior to the date hereof and (ii) any other event or matter which becomes known to the Parent, the Company, the other Acquired Companies, or either of the Representatives and would cause any other representation or warranty contained in this Agreement to be untrue in any material respect.  No such notification shall affect any of the representations and warranties of the Parent, the Sellers or Buyer hereunder.

(c) The Company shall promptly advise Buyer in writing of (i) any change or event having a Material Adverse Effect, (ii) any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the Contemplated Transactions, (iii) any material default under any Acquired Company Contract or event which, with notice or lapse of time or both, would become such a default on or prior to the Closing and which becomes Knowledge of the Acquired Companies, (iv) to the Knowledge of the Acquired Companies, any material adverse change in, or any termination of, or threatened termination in writing of, the business relationship between an Acquired Company, on the one hand, and any key customer or supplier, on the other hand, and (v) any matter that would make any representation or warranty untrue and shall revise the applicable disclosure letter accordingly.  The Company shall include in such notice copies of all documents, materials and other information known to the Acquired Companies or the Representatives regarding such matters. No such notification shall affect any of the representations and warranties of the Company or the Sellers hereunder or, subject to Section 8.2(a), any right to indemnification hereunder.

(d) The Acquired Companies shall deliver to the Buyer as soon as reasonably practicable and in any event within 15 Business Days after the end of each month following the date hereof complete and correct copies of unaudited consolidated financial statements prepared in accordance with GAAP, consistent with the Audited Financial Statements other than for the absence of footnotes consisting of the consolidated balance sheet of the Acquired Companies and the related statements of income and retained earnings, members’ equity and cash flow for the period beginning the first day of the first full month following the date hereof to the end of such month.  Such monthly financial statements shall be included within the defined term Financial Statements.

7.3 Resignations; Releases.  At the Closing, Parent and/or the Acquired Companies shall deliver to the Buyer duly signed (a) Officer Release Agreements and (b) resignations, effective as of the Closing, from (i) all members of the boards of directors or managers (as applicable) of each of Parent and/or the Acquired Companies of their positions as directors or managers (as applicable), (ii) any officers of Parent and the Company of their positions as officers, and (ii) if requested by the Buyer in writing at least five days prior to the Closing, any Officers of the other Acquired Companies of their positions as officers, including releases of any and all claims against Parent and the Acquired Companies for indemnification for any and all acts or omissions which have arisen prior to the Closing Date.

7.4 Permits; Orders and the HSR Act.

(a) Except as provided in Section 7.4(b)-(d) with respect to the HSR Act, the Representatives shall (and the Parent shall cause the Acquired Companies to) use their commercially reasonable efforts to obtain, or cause to be obtained, at the earliest practical date, all consents, waivers, approvals, Orders, Permits, authorizations and declarations from, make all filings with, and provide all notices to, all Governmental Bodies which are required to consummate, or in connection with, the Contemplated Transactions, including the consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings and notices referred to in Sections 3.3(b) and 4.3(b). The Parent and each of the Acquired Companies shall not unreasonably delay filing of materials required to be filed by them under Environmental Laws as a result of or in furtherance of the Contemplated Transactions, including notifications or approvals required under environmental property transfer laws, and requests required or necessary for the transfer or re-issuance of Environmental Permits required to conduct the Company’s business.  Buyer shall cooperate in all reasonable respects with the Parent and the Acquired Companies with respect to such filings.

(b) The Buyer and the Representatives shall (and the Parent shall cause the Acquired Companies to) take, all necessary actions to obtain, or cause to be obtained, all Permits required pursuant to the HSR Act to consummate the Contemplated Transactions.  The Buyer and the Representatives shall make or cause to be made, as promptly as practicable (but in any event within 2 Business Days of the date hereof) after the execution of this Agreement and not later than any deadline required by applicable Law, all filings required of each of them or any of their respective Subsidiaries or Affiliates under the HSR Act to the extent permitted by applicable Laws.  The Buyer and the Representatives will cooperate with each other to prepare and submit any such filing required under the HSR Act to the extent permitted by applicable Laws.  The Representatives and the Buyer will deliver to each other’s antitrust counsel copies of all documents and information required for the preparation and submission of the filings required under the HSR Act; provided, however, that certain documents and information may be designated as being provided on an outside counsel or outside antitrust counsel basis only.

(c) The Buyer and the Representatives will cooperate with each other to resolve any investigation or other inquiry by a Governmental Entity under the HSR Act with respect to any filings made in connection with the Contemplated Transactions to the extent permitted by applicable Laws.  The Buyer and the Representatives will promptly inform the other party of any oral or written communication with any Governmental Entity regarding any such filings under the HSR Act or with respect to the Contemplated Transactions after the initial HSR Act filing has occurred.  No party hereto may independently participate in any meeting or discussion with any Governmental Entity in respect of any such filings, investigation, or other inquiry without giving the other party hereto prior notice of the meeting and to the extent practicable, advance notice of such discussion, and, to the extent permitted by the relevant Governmental Entity, the opportunity to attend (which, at the request of any of the parties, shall be limited to outside antitrust counsel only).

(d) The Buyer and the Representatives will use commercially reasonable efforts to respond to any request for additional information received from any Governmental Entity under the HSR Act and to resolve the objections, if any, that are or could be asserted by any Governmental Entity under the HSR Act with respect to the Contemplated Transactions; provided, however, that notwithstanding anything to the contrary contained herein, in no event shall the Buyer be obligated to (i) litigate or contest in any manner any administrative or judicial proceeding or any Order, (ii) pay any amounts (other than the payment of filing fees and expenses and fees of counsel), (iii) commence or defend any litigation, (iv) agree to any limitation on the operation or conduct of business, (v) waive any of the conditions in Article VIII, or (vi) make any proposal, execute or carry out any Contract or submit to any Order providing for (A) the sale, license of, disposition or holding separate of any of the Equity Securities or the assets of Parent or the Acquired Companies or any of the properties or assets of the Buyer or any of its Affiliates (including, following the Closing, Parent or any Acquired Company) or (B) the imposition of any limitation or regulation on the ability of the Buyer or any of its Affiliates (including, following the Closing, Parent or any Acquired Company) to conduct freely their respective businesses or exercise full rights of ownership of the Equity Securities of Parent or the Company.

7.5 Confidentiality.  From and after the Closing, the Sellers and the Representatives shall, and shall cause their respective Affiliates to, hold, and shall use their best efforts (commercially reasonable efforts with respect to the Parent Shareholders other than Champlain, Ardia, B28 and 2 Under) to cause their and their Affiliates’ respective officers, directors, managers, employees, accountants, counsel, consultants, advisors, agents and other representatives to hold, in confidence any and all information, whether written or oral, concerning the Parent or the Acquired Companies, including the Evaluation Material (as defined in the Confidentiality Agreement), except to the extent that such Person can show that such information (a) is in the public domain through no fault of any Seller, the Representatives or any of their respective Affiliates, (b) is lawfully acquired by them after the Closing from sources that, to the knowledge of such Person after reasonable inquiry, are not prohibited from disclosing such information, (c) is reasonably relevant for enforcing the Sellers’ rights or defending against assertions by Buyer and is disclosed to any Governmental Entity or an arbitrator or other party (e.g., opposing counsel, expert witnesses, investigators) in connection with any legal proceedings involving (i) a dispute between Buyer and any Seller, either of the Representatives, or the Company or (ii) the interpretation, making, performance, breach or termination of the Agreement, (d) that such information is disclosed by the undersigned with the written consent of the Buyer, (e) solely with respect to Sellers who remain employees at the Acquired Companies after the Closing, the disclosure is necessary to continue to conduct the business of the Acquired Companies in the ordinary course, or (f) to the extent required by any applicable Law, Governmental Entity or legal process (subject to the requirements set forth below).  Nothing herein shall restrict disclosure by Madison or any other Sellers that are investment or private equity firms or Affiliates of investment or private equity firms to their respective investors of the content of any issued press release or filed public filing by the Buyer and of the portion of the purchase price that will be allocated, directly or indirectly, to each such investor on a confidential basis.  If any Seller or either of the Representatives or any of their Affiliates are compelled to disclose any such information by judicial or administrative process or by other requirements of Law, such Person shall promptly notify the Buyer in writing and shall disclose only that portion of such information which such Person is advised by its counsel in writing is legally required to be disclosed, provided that such Person shall exercise its commercially reasonable efforts, at Buyer's sole cost and expense, to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.  Without prejudice to the rights and remedies otherwise available in this Agreement, the parties each acknowledge and agree that the covenants and undertakings contained in this Section 7.5 relate to matters that are of a special, unique and extraordinary character and a violation of any of the terms of this Section 7.5 will cause irreparable injury to Buyer and that money damages would not be an adequate remedy for any breach of this Section 7.5 because damages would be impossible to estimate or determine and could not adequately compensate Buyer, and that the Buyer will be entitled to specific performance, temporary and permanent injunction, restraining order and other equitable relief in respect of a breach or threatened breach of any of this Section 7.5, without the necessity of proving actual damage or posting any bond whatsoever, in addition to any claims for money damages.  To the extent there is any conflict between this Section 7.5 and the Confidentiality Agreement, the provisions of this Section 7.5 shall apply.

7.6 Public Announcements.  No party shall (and the Representatives shall cause Parent and the Acquired Companies not to) issue any press release or make any public statement relating to the subject matter of this Agreement without the prior written approval of, the Buyer and the Representatives provided that any party may make any public disclosure it believes in good faith is required to do so by applicable Law or pursuant to any listing agreement with any national securities exchange or stock market (in which case the party required to make the disclosure shall consult with the other parties to the extent possible and allow the other parties reasonable time to comment thereon prior to issuance or release it being understood that this Agreement will be publicly filed and disclosed by Buyer shortly after signing).  Nothing herein shall restrict disclosure by Sellers that are investment or private equity firms or Affiliates of investment or private equity firms to their respective investors of the content of any issued press release or filed public filing by the Buyer and of the portion of the purchase price that will be allocated, directly or indirectly, to each such investor on a confidential basis.  For the avoidance of doubt, the distribution of notices and/or other information to the Sellers in furtherance of the transactions contemplated by this Agreement that are not in violation of any applicable Law or this Agreement shall not violate the terms of this Section 7.6.  Notwithstanding anything to the contrary in this Agreement, the Sellers agree and consent to the filing by the Buyer with the Securities and Exchange Commission prior to the Closing of one or more Forms 8-K announcing the signing of this Agreement and summarizing the transactions contemplated hereby and filing this Agreement and certain financial statements for the Acquired Companies and the Parent and related pro forma financial information as exhibits to those Forms 8-K; it being understood that no Seller shall have any legal or other responsibility for the form or content of any such Forms 8-K except to the extent of Losses arising from or related to a breach of a representation or warranty in this Agreement by a Seller, Parent or any Acquired Company.

7.7 Employee Matters.

(a) Nothing contained in this Section 7.7 or elsewhere in this Agreement, express or implied, shall confer upon any employee of the Parent or any of the Acquired Companies or any legal representative or beneficiary thereof, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement or otherwise, including any right to employment or continued employment after the Closing for any specified period, or level of compensation or benefits.  Nothing contained in this Section 7.7 or elsewhere in this Agreement, express or implied, shall (i) limit the right of the Buyer or any of its Affiliates to terminate the employment or services of, or to reassign or otherwise alter the status of, any employee of the Parent or any of the Acquired Companies or contractor or consultant of the Parent or any of the Acquired Companies after the Closing, (ii) limit the ability of the Buyer or any of its Affiliates to terminate, amend or modify any Benefit Plan or any benefit or compensation plan, program, agreement or arrangement that the Buyer or its Affiliates may establish or maintain after the Closing or (iii) be construed as amending or modifying any Benefit Plan as in effect immediately prior to the Closing.

(b) The parties agree that the Transaction Bonuses shall be paid on the next regular pay date after the Closing by the Company.  The remainder of the bonuses accrued in the ordinary course and set forth in Schedule 7.7(b) of the Acquired Companies Disclosure Letter will be fully accrued through the Closing Date or, if earlier, December 12, 2013, in such amounts for each employee as, determined by the Representatives by the Closing Date and will be paid no later than December 12, 2013; provided, however, that after the date of this Agreement no additional bonuses will be allocated to the management employees on Schedule 7.7(b) of the Acquired Companies Disclosure Letter.  The accrued portion of any bonus is not subject to cancellation by the Buyer.  The parties agree that all such amounts will reduce “Current Assets” if paid prior to Closing because the cash at Closing will reflect the payment (but Current Assets shall not be reduced twice by such amount) and shall be counted as “Current Liabilities” if not paid as of Closing.

(c) At or prior to Closing, Sellers shall cause the Equity Incentive Plan to be terminated such that none of Parent, any Acquired Company or Buyer shall have ongoing liability or obligations arising thereunder.  Other than the EIP Payments, no employee of the Parent or any Acquired Company or any other Person shall have any rights (to any payments or other compensation or otherwise) under the Equity Incentive Plan after Closing.

7.8 Tax Matters.

(a) Preparation and Filing of Pre-Closing and Post-Closing Period Tax Returns.

(i) Tax Periods Ending on or Before the Closing Date.

(A) Buyer (at its expense) shall prepare, or cause to be prepared, and file, or cause to be filed all Tax Returns of the Acquired Companies and of Parent which are required to be filed after the Closing Date.  With respect to any such Tax Return that covers a Pre-Closing Tax Period and for which Buyer may seek indemnification pursuant to Article X, Buyer shall:  (1) in the case of the Company’s U.S. federal income Tax Return (Form 1065), prepare the Schedule K-1s relating to the Company’s U.S. federal income Tax Return (Form 1065) (and any Schedule K-1s or similar schedules required by any other Taxing Authority) in a manner that reflects the allocation of taxable items set forth under the Company LLC Agreement and consistent with past practice, except as otherwise required by applicable Law or fact; (2) provide a draft copy of such Tax Returns to both of the Representatives at least thirty (30) days prior to Buyer’s chosen timely filing date (including extensions) for such Tax Returns; and (3) reasonably consider in good faith any and all comments provided by the Representatives to the Buyer with respect to such Tax Returns.  To the extent required by applicable Law and subject to the rights (set forth above) of the Representatives to review and comment on the related relevant Tax Returns, the Madison Group Sellers and Parent shall include income, gain, loss, deduction or other tax items attributable to the operations of the Company that arises from any Pre-Closing Tax Period (“Pre-Closing Income”) on their respective Tax Returns in a manner consistent with their allocable share of Pre-Closing Income set forth on their respective Schedule K-1s or other Tax reporting documents attributable to their pre-Closing ownership of the Company (and indirect ownership of the Subsidiaries of the Company) (with respect to each Madison Group Seller and Parent, its “Allocable Share”) and as shall be furnished to the Madison Group Sellers and Parent by the Buyer or Company for such periods; provided, that with respect to Parent’s Allocable Share of Pre-Closing Income, the Parent Shareholders shall be obligated (subject to the rights (set forth above) to the Parent Shareholders’ Representative to review and comment on the related relevant Tax Returns), to remit the amount of Taxes incurred by Parent, as a result of Parent’s Allocable Share of Pre-Closing Income, to the Buyer within fifteen (15) days of receiving:  (Y) written notice from the Buyer of the amount to be remitted, and (Z) the relevant Schedule K-1s or other Tax reporting document that reflects the Parent’s Allocable Share of Pre-Closing Income.

(B) Neither the Buyer nor any of its Affiliates shall (or after the Closing, shall cause or permit the Parent or the Acquired Companies to) (1) amend, refile or otherwise modify any Tax Returns of the Acquired Companies or the Parent that cover a Pre-Closing Tax Period or (2) make any Tax election with respect to any of the Acquired Companies or the Parent that has a retroactive effect to any Pre-Closing Tax Period, in each case without the prior written consent (which shall not be unreasonably withheld, conditioned, delayed or denied) of both of the Representatives.

(ii) Notwithstanding anything herein to the contrary, in the case of any Pre-Closing Tax Proceeding concerning the Parent or any of the Acquired Companies which the Representatives have agreed in writing to fully indemnify under Article X and no material adverse consequences are possible with respect to the Buyer or any of its Affiliates (which, for the avoidance of doubt, after the Closing, includes the Parent and the Acquired Companies), the Representatives shall jointly control the preparation, prosecution, defense, settlement, disposition and/or conduct of such Pre-Closing Tax Proceeding at the sole expense of the Sellers; provided, however, that (A) the Representatives shall keep Buyer reasonably informed regarding the progress and substantive aspects of such Pre-Closing Tax Proceeding, and (B) the Representatives will not settle or consent to the entry of any order or other similar determination or finding with respect to such Pre-Closing Tax Proceeding without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed).  Buyer shall control the preparation, prosecution, defense, settlement, disposition and or conduct of any Straddle Tax Proceeding; provided, however, that, with respect to any Tax items in a Straddle Tax Proceeding which the Representatives would be required to provide indemnification pursuant to this Agreement, (Y) the Representatives and Buyer shall jointly control in good faith the preparation, prosecution, defense and/or conduct of any such Tax items in such Straddle Tax Proceeding, and (Z) neither the Representatives nor the Buyer shall settle with respect to any such Tax items in such Straddle Tax Proceeding without the consent of the other Party, which consent shall not be unreasonably withheld, conditioned, delayed or denied by either Party.  In all other cases, the Buyer shall control the preparation, prosecution, defense, settlement, disposition and/or conduct of such Pre-Closing Tax Proceeding.  For purposes of this Agreement, a “Pre-Closing Tax Proceeding” shall mean any audit, examination, claim for refund, Action, or other administrative or judicial proceeding involving any asserted Tax liability or refund with respect to the Parent or any of the Acquired Companies for any Taxable period ending on or before the Closing Date, and a “Straddle Tax Proceeding” shall mean any audit, examination, claim for refund, Action, or other administrative or judicial proceeding involving any asserted Tax liability or refund with respect to the Parent or any of the Acquired Companies for any Straddle Period.

(b) Tax Cooperation.  The Buyer and the Sellers shall, and shall each cause its Affiliates to, provide to the other party such cooperation, information and assistance (including the execution of any powers of attorney), as and to the extent reasonably requested, in connection with preparing, reviewing, signing and filing of any Tax Return of or with respect to the Acquired Companies or the Parent or in conducting any audit or other Action, including any Pre-Closing Tax Proceeding, with respect to Taxes of or attributable to the Acquired Companies or the Parent.  Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns, together with relevant accompanying schedules and relevant work papers, relevant documents relating to rulings and other determinations by Taxing Authorities, and relevant records concerning the ownership and Tax basis of property, which any such party may possess.  Each of the Buyer and the Sellers shall, and shall cause each of its Affiliates to, retain all Tax Returns, schedules, work papers, and all material records and other documents relating to Tax matters of the Acquired Companies and Parent in its possession with respect to Taxable periods beginning on or before the Closing Date until the later of either (i) the expiration of the applicable statute of limitations (and, to the extent notice is provided with respect thereto, any extensions thereof) for the Taxable periods to which the Tax Returns and other documents relate, or (ii) any record retention agreement entered into with any Taxing Authority.  Buyer and Sellers agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Taxing Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed as a result of the transactions contemplated by this Agreement.

(c) Allocation of Certain Taxes.

(i) To the extent permitted by applicable U.S. federal or state Tax Law, income and expenses of the Acquired Companies accrued on the Closing Date shall be allocated for U.S. federal and state income tax purposes to the Taxable period of the Acquired Companies that ends on the Closing Date, in the case of the Parent consistent with the provisions of Treasury Regulation Section 1.1502-76(b)(2)(vi) and proposed Treasury Regulation Section 1.706-1(c)(2)(iii). If the Parent or an Acquired Company is permitted or required under applicable U.S. federal, state, local, or non-U.S. income Tax Laws to treat the Closing Date as the last day of a Taxable period, then the Parent or an Acquired Company, as applicable, shall cause the Closing Date to be treated as the last day of a Taxable period, shall elect the closing of the books method and use the equivalent of the calendar day convention, as provided in proposed Treasury Regulations under Code Section 706 (as of the Closing Date with respect to the Company) in accordance with Treas. Reg. § 1.706-1 (c)(2)(ii) (and any corresponding provision of state, local or non-U.S. Tax Law), and shall elect to close the books of the Parent as of the Closing Date.

(ii) In the case of any Taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the portion of Taxes attributable to such Straddle Period that are allocated to the Pre-Closing Tax Period of such Straddle Period shall be determined as follows:  (1) in the case of any real property, personal property, ad valorem and similar Taxes (“Property Taxes”), the amount of such Property Taxes attributable to the Pre-Closing Tax Period of such Straddle Period shall be deemed to be the amount of such Property Tax for the entire Taxable period multiplied by a fraction, the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period, and (2) in the case of any Taxes based on or measured by income, receipts, capital or revenues or any other Taxes except for Property Taxes, the amount any such Tax that is attributable to the Pre-Closing Tax Period of such Straddle Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, (A) deductions in employment and payroll related Taxes, including, the withholding of all income Taxes, FICA and FUTA, and (B) the Taxable period of any partnership or other pass-through entity in which any Acquired Company or the Parent holds a beneficial interest shall be deemed to terminate at such time).  Notwithstanding the foregoing, any franchise Tax paid or payable with respect to any Acquired Company or the Parent shall be allocated to the Taxable period during which the gross receipts, income, operations, assets, margin or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another period is obtained by the payment of such franchise Tax, and if the Tax period to which such franchise Tax is so allocated is a Straddle Period, then such franchise Tax allocated to a Straddle Period shall be determined in the manner set forth in (2) above.

(iii) Except as otherwise required by Law, all U.S. federal income Tax deductions (and state, local or non-U.S. income tax deductions where applicable) arising from any payments made at or as of Closing as a result of the Contemplated Transactions, including, without limitation, any Sellers’ Transaction Expenses, any Transaction Bonuses, and the bonuses described in Section 7.7(b), to the extent accrued, shall be reflected on the U.S. federal income Tax Returns (and state, local or non-U.S. income Tax Returns where applicable) of the Parent consistent with Treasury Regulation Section 1.1502-76(b)(2)(vi) and proposed Treasury Regulation Section 1.706-1(c)(2)(iii) or the Acquired Companies, as the case may be, for the Pre-Closing Tax Periods, and, for avoidance of doubt, Buyer shall not nor shall it cause any of its Affiliates to treat such deductions (or a portion thereof) as occurring after the Closing Date under Treasury Regulation Section 1.1502-76(b) (or any similar provision of state, local or non-US applicable Law).

(d) Payment of Transfer Taxes and Fees.  Any Transfer Taxes shall be shared equally by the Sellers, on the one hand, and the Buyer, on the other, except that any Transfer Taxes that are attributable to the issuance of any shares of Buyer’s Stock as part of the Adjusted Gross Purchase Price shall be paid solely by Buyer.  The Representatives shall file all necessary documentation and Tax Returns with respect to such Transfer Taxes, the cost of which shall be borne equally by the parties in accordance with the immediately preceding sentence.  The Buyer shall provide such reasonable cooperation in connection with the preparation and filing of such documentation and Tax Returns as may be reasonably requested by the Representatives. Any Transfer Taxes or fees related to the issuance of Buyer’s Stock shall be paid by Buyer.

(e) Termination of Tax Sharing Agreements.  Except for the tax sharing arrangement among B27 Resources, Inc. and all of the other Acquired Companies, all Tax sharing agreements, Tax indemnity agreement or similar agreements or arrangements in respect of Taxes involving Parent or an Acquired Company shall be terminated with respect to Parent and the Acquired Companies as of the day before the Closing Date and, on and after the Closing Date, neither Parent nor any of the Acquired Companies shall be bound thereby or have any Liability thereunder.

(f) Refunds.  The amount of any refund of any Taxes (including any interest thereon) of any Acquired Company or the Parent attributable to any Pre-Closing Tax Period after December 31, 2012 that is received by Buyer, its Affiliates, the Parent, the Company or any of its Subsidiaries after the Closing shall be:  (i) in the case of the Company or any of its Subsidiaries, for the benefit and account of the Sellers, and (ii) in the case of the Parent, for the benefit and account of the Parent Shareholders, except, in any case, to the extent that any such refund (y) is included as a Current Asset and taken into account in the final and binding Adjusted Net Working Capital pursuant to Section 2.5, or (z) results from the carryback of any net operating loss, credit or other Tax attribute from any Taxable period (or portion of a Taxable Period) beginning after the Closing Date.  Any such Tax refund shall be paid by Buyer to the Representatives, as applicable, each in the amount of their Pro Rata Share, within five days after any such refund is received.  For the avoidance of doubt: to the extent permitted by applicable Law, any net operating loss (including a net operating loss attributable to or arising from payments made under the Equity Incentive Plan and/or Transaction Bonuses), credit or other similar Tax attribute of Parent or any Acquired Company attributable to a Pre-Closing Tax Period of the Company shall first be carried back to a Pre-Closing Tax Period of Parent or any Acquired Company, and to the extent such net operating loss, credit or other similar Tax attribute is carried back to a Pre-Closing Tax Period of Parent or any Acquired Company and produces a Tax refund for Parent or any Acquired Company with respect to a Pre-Closing Tax Period that is for the account of the Parent Shareholders or the Madison Group Sellers, as applicable, in accordance with the first sentence of this Section 7.8(f), such Tax refund obtained shall be for the account of the Parent Shareholders or the Madison Group Sellers, as applicable, and the related Tax refund obtained shall be paid to the Parent Shareholders’ Representative (for the benefit and account of the Parent Shareholders) or the Madison Group Sellers’ Representative (for the benefit and account of the Madison Group Sellers), as applicable, within ten Business Days after such refund is received; and the related Tax refund obtained shall be treated as an adjustment to the consideration payable to the Parent Shareholders or the Madison Group Sellers, as applicable.  Also, for the avoidance of doubt, Buyer shall have no obligation to reimburse or otherwise make any payment under this Section 7.8(f) (or any other provision of this Agreement) to the Sellers, the Representatives, or any other Person as a result of the availability or utilization in a Taxable period (or portion thereof) beginning after the Closing Date of any net operating loss, credit, or other Tax attribute of Parent or any Acquired Company that is attributable to any Pre-Closing Tax Period.  For the avoidance of doubt, the previous sentence shall not be interpreted to mean that the net operating loss of Parent referred to in the previous sentence cannot be used as an offset for the accrued Tax liability arising from the change in the method of accounting as reflected in the calculation of Net Working Capital on Exhibit A.

(g) Section 754 Election.  If the Company does not have in effect an election under Section 754 of the Code (and any equivalent election for applicable state, local and non-U.S. income Tax purposes) relating to the adjustment of the tax bases of the Company’s assets as provided in Sections 734 and 743 of the Code (or any similar provision under state, local or non-U.S. Tax Law) (a “Section 754 Election”) that would be applicable on the sale of the Units pursuant to this Agreement, the Company shall make a Section 754 Election on its U.S. federal income Tax Return (and state, local or non-U.S. income Tax Returns where applicable) for the Taxable year of the Company that includes the Closing Date.

(h) Consolidated Group. To the extent permitted by applicable Law, the Buyer shall include or cause to be included the Parent and any of its eligible Subsidiaries in the federal consolidated group of which the Buyer is a member and any analogous state consolidated, combined or unitary group (if applicable) during the period immediately following the Closing Date.

(i) Notice of § 409A Correction Amendment to 2008 Equity Incentive Plan. The Buyer shall attach a notice of  “§ 409A Document Correction Under Sections V.B and VII.C of Notice 2010-6” to its 2013 federal Tax Returns in the form attached to Schedule 7.8(i) of the Acquired Companies Disclosure Letter notifying the IRS of the adoption in 2013 of an amendment to the 2008 Equity Incentive Plan to correct Code Section 409A document errors.  Buyer shall also notify the affected participants in the 2008 Equity Incentive Plan of the corrective amendment, provide each such participant with  an individualized notice of correction in the form attached hereto as Schedule 7.8(i) of the Acquired Companies Disclosure Letter and instruct each such participant to attach such individualized notice of correction to his 2013 federal Tax Returns in accordance with the applicable requirements of Notice 2010-6.

7.9 Access to Books and Records.  The Buyer will, and will cause the Acquired Companies to, preserve and keep the records held by them relating to the respective businesses of the Acquired Companies, for a period of seven years from the Closing Date (or longer if required by applicable Law) and will make such records and personnel reasonably available to the Representatives as may be required by such party in connection with, among other things, any insurance claims by, Action or tax audits against or governmental investigations of the Sellers or any of their respective Affiliates; provided such access does not unreasonably disrupt the normal operations of the applicable Acquired Companies.

7.10 Further Assurances.  Except as otherwise provided herein, the Buyer and the Sellers shall (and (i) the Parent shall cause the Acquired Companies to and (ii) Parent Shareholders shall cause Parent to) use their commercially reasonable efforts to take, or cause to be taken, all actions necessary or appropriate to consummate and make effective the Contemplated Transactions.  If at any time (whether before or after the Closing) any further action is necessary or appropriate to carry out the purposes of this Agreement, the parties shall use their commercially reasonable efforts to take, or cause to be taken, that action.

7.11 Directors’ and Officers’ Insurance Policy.

(a) Prior to the Closing, Parent and/or one or more of the Acquired Companies may obtain a six year prepaid “tail policy” on reasonable terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance maintained by the Parent and/or the Acquired Companies on the date of this Agreement with respect to claims arising in whole or in part from factors or events that actually or allegedly occurred on or before the Closing Date.  The Parties agree that the costs of such “tail policy” shall be treated as a Transaction Expense of Sellers.

(b) For a period of six years after the Closing, the Organizational Documents of the Parent and the Acquired Companies shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of the current or former directors or officers of the Parent and the Acquired Companies for periods prior to and including the Closing than are currently set forth in the Organizational Documents of the Parent and the Acquired Companies.

7.12 Representatives.

(a) Madison Group Sellers’ Representative.

(i) Each of the Madison Group Sellers irrevocably appoints Michael W. Madison with power of designation and assignment as his, her or its true and lawful attorney-in-fact and agent with full power of substitution, to act solely and exclusively on behalf of, and in the name of and in the stead of, such Madison Group Seller, with the full power, without the consent of such Madison Group Seller, to exercise as the Madison Group Sellers’ Representative as he in his sole discretion deems appropriate, the powers which such Seller could exercise under the provisions of this Agreement and the Ancillary Agreements and to take all actions necessary or appropriate in the judgment of the Madison Group Sellers’ Representative in connection with this Agreement and the Ancillary Agreements, which shall include the power and authority to amend, modify, waive or provide consent with respect to any provision of this Agreement and the Ancillary Agreements and to execute, deliver and accept such waivers and consents and any and all notices, documents, certificates or other papers to be delivered in connection with this Agreement and the Ancillary Agreements and the consummation of the Contemplated Transactions, including the Madison Group Sellers Disclosure Letter, as the Madison Group Sellers’ Representative, in his sole discretion, may deem necessary or desirable.  In any Third Party Defense in which more than one Madison Group Seller is an Indemnitor, the Madison Group Sellers’ Representative shall act on behalf of all Madison Group Sellers.  The Buyer and the Buyer Indemnitees, if applicable, will be entitled to rely exclusively upon any notices and other acts of the Madison Group Sellers’ Representative as being legally binding acts of each Madison Group Seller individually and the Madison Group Sellers collectively.  The appointment and power of attorney granted by each Madison Group Seller to the Madison Group Sellers’ Representative shall be deemed coupled with an interest and all authority conferred hereby shall be irrevocable whether by death or incapacity of any such Seller or the occurrence of any other event or events.

(ii) Each Madison Group Seller acknowledges and agrees that the Madison Group Sellers’ Representative will not be liable to the Madison Group Sellers for any act done or omitted hereunder as the Madison Group Sellers’ Representative while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel will be conclusive evidence of such good faith.  The Madison Group Sellers will jointly and severally indemnify the Madison Group Sellers’ Representative and hold him harmless against any Losses incurred without gross negligence or bad faith on the part of the Madison Group Sellers’ Representative and arising out of or in connection with the acceptance or administration of its duties under this Agreement, the Escrow Agreement and the Special Escrow Agreement.

(iii) The Madison Group Sellers will reimburse the Madison Group Sellers’ Representative for their Pro Rata Share of any out-of-pocket, independent, third-party fees and expenses (including fees and expenses of counsel, accountants and other advisors) incurred by the Madison Group Sellers’ Representative that arise out of or are in connection with the acceptance or administration of the Madison Group Sellers’ Representative’s duties under this Agreement, the Escrow Agreement and the Special Escrow Agreement.

(iv) Should Michael W. Madison become unable or unwilling to act as Madison Group Sellers’ Representative, then and in that and at the time of such event, Grenville Lewis, IV, shall, absent any further action required, immediately become the successor Madison Group Sellers’ Representative with all rights, powers and obligations granted to and required of the Madison Group Sellers’ Representative hereunder.

(v) Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Madison Group Sellers’ Representative that is within the scope of the Madison Group Sellers’ Representative’s authority under this Agreement shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Madison Group Sellers and shall be final, binding and conclusive upon each such Madison Group Seller; and Buyer and each Indemnified Person shall be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Madison Group Seller.

(vi) Each Madison Group Seller agrees that all amounts payable to him, her or it by the Buyer hereunder shall be paid by the Buyer to the Madison Group Sellers’ Representative.  The Madison Group Sellers’ Representative agrees to pay to each Madison Group Seller the amount that the Madison Group Sellers’ Representative receives on behalf of such Madison Group Seller.

(b) Parent Shareholders’ Representative.

(i) Each of the Parent Shareholders irrevocably appoints Dennis Leary as his or its representative, to act on behalf of such Parent Shareholder, without the consent of such Parent Shareholder, to exercise as the Parent Shareholders’ Representative as he in his sole discretion deems appropriate, the powers which such Seller could exercise under the provisions of this Agreement, the Ancillary Agreements, and the Side Letters and to take all actions necessary or appropriate in the judgment of the Parent Shareholders’ Representative in connection with this Agreement, the Ancillary Agreements, and the Side Letters, which shall include the power and authority to amend, modify, waive or provide consent with respect to any provision of this Agreement, the Ancillary Agreements, and the Side Letters and to execute, deliver and accept such waivers and consents and any and all notices, documents, certificates or other papers to be delivered in connection with this Agreement, the Ancillary Agreements, and the Side Letters, including the Parent Shareholders Disclosure Letter, and the consummation of the Contemplated Transactions as the Parent Shareholders’ Representative, in his sole discretion, may deem necessary or desirable.  In any Third Party Defense in which any Parent Shareholder is an Indemnitor, the Parent Shareholders’ Representative shall act on behalf of all Parent Shareholders.  The Buyer and the Buyer Indemnitees, if applicable, will be entitled to rely exclusively upon any notices and other acts of the Parent Shareholders’ Representative as being legally binding acts of each Parent Shareholder individually and the Parent Shareholders collectively.  The appointment made by each Parent Shareholder of the Parent Shareholders’ Representative as his or its representative shall be deemed coupled with an interest and all authority conferred hereby shall be irrevocable whether by death or incapacity of any such Seller or the occurrence of any other event or events.  Notwithstanding the foregoing, the Parent Shareholders’ Representative shall not have the right, power, or authority to enter into any amendments, modifications, or waivers that would (A) increase the financial or other obligations of any Parent Shareholder pursuant to this Agreement or otherwise in connection with the transactions contemplated hereby without the prior written consent of each such Parent Shareholder, or (B) adversely affect any Parent Shareholder in a manner materially different than its effect on all Parent Shareholders; provided, however, that this sentence is not binding on the Buyer and the Buyer shall at all times be able to rely on any written or oral instructions or agreements made by the Parent Shareholders’ Representative without concern over this sentence.

(ii) Each Parent Shareholder acknowledges and agrees that the Parent Shareholders’ Representative will not be liable to the Parent Shareholders for any act done or omitted hereunder as the Parent Shareholders’ Representative while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel will be conclusive evidence of such good faith.  The Parent Shareholders will severally, and not jointly, indemnify the Parent Shareholders’ Representative and hold him harmless against any Losses incurred without gross negligence or bad faith on the part of the Parent Shareholders’ Representative and arising out of or in connection with the acceptance or administration of its duties under this Agreement, the Escrow Agreement and the Special Escrow Agreement.

(iii) Each of the Parent Shareholders will reimburse the Parent Shareholders’ Representative for its Pro Rata Share of any out-of-pocket, independent, third-party fees and expenses (including fees and expenses of counsel, accountants and other advisors) incurred by the Parent Shareholders’ Representative that arise out of or are in connection with the acceptance or administration of the Parent Shareholders’ Representative’s duties under this Agreement, the Side Letters, the Escrow Agreement and the Special Escrow Agreement.

(iv) Should Dennis Leary become unable or unwilling to act as Parent Shareholders’ Representative, then at the time of such event, another designee of Champlain shall be appointed by Champlain and written notice thereof shall be provided to Buyer, the Madison Group Sellers' Representative, and the Parent Shareholders within three days from such event, and absent any further action required, such designee shall immediately become the successor Parent Shareholders’ Representative with all rights, powers and obligations granted to and required of the Parent Shareholders’ Representative hereunder.

(v) Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Parent Shareholders’ Representative that is within the scope of the Parent Shareholders’ Representative’s authority under this Agreement shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Parent Shareholders and shall be final, binding and conclusive upon each such Parent Shareholder; and Buyer and each Indemnified Person shall be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Parent Shareholder.  The Parent Shareholders' Representative agrees to notify the Parent Shareholders of any action taken pursuant authority granted pursuant to this Section 7.12(b), and to provide to each Parent Shareholder copies of any documents executed or approved pursuant to such authority.

(vi) Each Parent Shareholder hereby agrees that this Section 7.12(b) shall supersede anything to the contrary set forth in that certain Stockholders’ Agreement of B27 Holdings Corp., dated as of July 23, 2008, by and among B27 Holdings Corp. and the stockholders thereof.

7.13 Restrictive Covenants.

(a) Each of Champlain, Ardia, Michael W. Madison, Kevin Jay Randle, and William H. Marsh (each a “Restricted Person”) covenant that, commencing on the Closing Date and ending, in the cases of Champlain, Ardia and Dennis H. Leary, on the third anniversary of the Closing Date, and in the cases of Michael W. Madison, Kevin Jay Randle and William H. Marsh on the fifth anniversary of the Closing Date (in each case, the “Restricted Period”), such Sellers shall not, and they shall cause their respective Affiliates not to, directly or indirectly, own, manage, engage in, operate, join, control, be employed by or work for or consult with or render services for, do business with, maintain any interest in (proprietorship, financial or otherwise), or participate in the ownership, management or control of, or be connected in any manner with (except for ownership of fewer than 1% of the common stock or equity interest of a public corporation or ownership resulting from a distribution to Champlain from one of its portfolio companies), any business engaged in:  (i) the designing, remanufacturing, manufacturing, distributing, servicing or repairing of pumps built to American Petroleum Institute or American National Standards Institute standards for the oil and gas and power markets, (ii) integrated flow control solutions for the Oil and Gas Industry, Air Quality Industry, or Power Generation Industries, and (iii) Engineered-to-Order Modular Systems ((i), (ii) and (iii) collectively, the “Restricted Business”). Notwithstanding the foregoing, “Restricted Business” shall not include the Restricted Person’s equity ownership of any of B47, LLC, Fred Jones Investments, LLC, Intelliquip, LLC, Reynolds RE, LLC, Momentum Engineered Systems, Inc., or B27 RE, Inc., in each case so long as such entity does not change its business from what it has been in the twelve months prior to the date of this Agreement to include any activities that would come within the definition of the Restricted Business.

(b) Each Restricted Person agrees that during the Restricted Period, he or it shall not, directly or indirectly (and shall cause his or its respective Affiliates not to), (i) cause, induce, encourage or solicit the employment or engagement of services of any Person who is an employee, contractor or consultant of Parent or any Acquired Company, the Buyer or its Affiliates, hire any such Person, or persuade, induce or attempt to persuade or induce any such Person to leave his, her or its employment or to refrain from providing services to Parent or any Acquired Company, the Buyer or its Affiliates or (ii) solicit, cause, encourage or induce, or in any manner attempt to solicit, cause, encourage or induce, or cause or authorize any other Person to solicit or induce any Person (including, but not limited to, any existing customer, supplier or licensor of the Acquired Companies or any other Person that has a business relationship with the Parent or any of the Acquired Companies, the Buyer or any of their respective Affiliates) to cease, terminate, modify, diminish or not commence doing business with Parent, any Acquired Company, the Buyer or its Affiliates (general solicitations of employment not directed at employees of the Buyer or the Acquired Companies shall not violate this provision, but the employees so solicited may not be hired).  Notwithstanding the foregoing, this restriction shall not apply to the direct or indirect portfolio companies of any Seller that is a private equity, venture, or pension fund to which such Seller does not disclose any confidential information about the Acquired Companies or any information about such individual or influence such hiring decision in any way.

(c) Each Restricted Person acknowledges that the restrictions contained in this Section 7.13 are reasonable and necessary to protect the legitimate interests of the Buyer and constitute a material inducement to the Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement.  Each Restricted Person acknowledges that any violation of this Section 7.13 will result in irreparable injury to the Buyer and agree that in addition to all other damages to which Buyer may be entitled the Buyer shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Section 7.13, which rights shall be cumulative and in addition to any other rights or remedies to which the Buyer may be entitled.

(d) In the event that any covenant contained in this Section 7.13 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law.  The covenants contained in this Section 7.13 and each provision thereof are severable and distinct covenants and provisions.  The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

7.14 No Shop.

(a) Neither the Parent, the Company nor the Sellers shall, and none of them shall (knowingly, with respect to the Parent Shareholders other than Ardia, Champlain, B28 or 2 Under) permit any of their respective Affiliates, directors, officers, employees, representatives or agents of such Seller or the Company to, directly or indirectly, do any of the following at any time prior to the Outside Date:  (i) discuss, encourage, negotiate, undertake, initiate, authorize, recommend, propose or enter into, whether as the proposed surviving, merged, acquiring or acquired corporation or otherwise, any transaction involving a merger, consolidation, business combination, purchase or disposition of any material amount of the assets of the Company or any Capital Stock or other ownership interests of the Company other than the Contemplated Transactions (an “Acquisition Transaction”), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or assets of the Company in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

(b) Each of the Parent, the Company and the Sellers shall notify Buyer orally and in writing promptly (but in no event later than 24 hours) after receipt by such Seller or the Company thereof at any time prior to the Outside Date of any proposal or offer from any Person other than Buyer to effect an Acquisition Transaction or any request for non-public information relating to the Parent or any of the Acquired Companies or for access to the properties, books or records of the Parent or any of the Acquired Companies by any Person other than Buyer.  Such notice shall indicate the identity of the Person making the proposal or offer, or intending to make a proposal or offer or requesting non-public information or access to the Books and Records of the Parent or any of the Acquired Companies, the material terms of any such proposal or offer, or modification or amendment to such proposal or offer and copies of any written proposals or offers or amendments or supplements thereto.  Each of the Parent, the Company and the Sellers shall keep Buyer informed, on a current basis, of any material changes in the status and any material changes or modifications in the material terms of any such proposal, offer, indication or request.

(c) On the date hereof each of the Parent, the Company and the Sellers shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Buyer) conducted heretofore with respect to any Acquisition Transaction.  Each of the Parent, the Company and the Sellers agree not to release any third party from the confidentiality and standstill provisions of any agreement to which the Parent or any of the Acquired Companies is a party at any time prior to the Outside Date.

7.15 Use of Name.  As of the Closing, Buyer, Parent and the Acquired Companies shall have the sole right to the use of the name “B27” or similar names and all of the Acquired Companies’ Trademarks or any other names currently used in the business of any of the Acquired Companies; provided, that “B28” and “B47,” or any other name that includes either of such phrases, shall not be deemed to be similar to “B27.”  The Sellers shall not, and shall not permit their respective Affiliates to (knowingly, with respect to the Affiliates of the Parent Shareholders other than the Affiliates of Ardia, Champlain, B28 or 2 Under), use such name or any variation or simulation thereof or any of the Acquired Companies’ Trademarks.  The Sellers shall, and shall cause each of their Affiliates to, immediately after the Closing, cease to hold itself out as having any affiliation with the Acquired Companies; provided, that the Sellers shall be permitted to use "B27" in the name of "B27 RE, Inc." until the applicable Governmental Entity of the State of Louisiana provides written or other verifiable confirmation that no further Remediation of the Shreveport Property is required.

7.16 Reserved

7.17 Fees and Expenses.  Prior to the Closing Date, the Company shall deliver to Buyer (i) pay-off letters or final invoices in respect of the Sellers’ Transaction Expenses from third-party service providers to whom payments are required to be made by the Company, and (ii) a certificate of the Company setting forth an estimate of the unpaid balance of all Sellers’ Transaction Expenses as of the close of business on the day immediately preceding the Closing.  On the Closing Date but prior to the Closing, the Company shall deliver to Buyer a certificate of the Company setting forth the unpaid balance of all Sellers’ Transaction Expenses as of the close of business on the day immediately preceding the Closing.  The Company shall pay and discharge all such Sellers’ Transaction Expenses at or prior to the Closing in accordance with Section 2.4.  All pay-off letters or final invoices shall provide that the amounts set forth therein represent payment in full for all fees and expenses payable by the Company in connection with the transactions contemplated by this Agreement.

7.18 Debt.  Prior to the Closing Date, the Company shall provide Buyer with (i) a certificate of the Company setting forth an estimate of the balance of all Indebtedness of the Company as of the close of business on the day immediately preceding the Closing Date and (ii) customary pay-off letters from all holders of Indebtedness (other than Continuing Indebtedness) to be repaid as of or prior to the Closing.  The Company shall also make arrangements reasonably satisfactory to Buyer for such holders to provide to Buyer recordable form mortgage and lien releases, canceled notes and other documents reasonably requested by Buyer prior to the Closing such that all Liens on the assets or properties of the Company that are not Permitted Liens shall be satisfied, terminated and discharged on or prior to the Closing Date. On the Closing Date prior to the Closing, the Company shall deliver to Buyer a certificate of the Company setting forth all Indebtedness of the Company as of the close of business on the day immediately preceding the Closing Date.

7.19 Release.  Effective as of the Closing, each Seller, for itself and for each of its Affiliates, heirs, devisees, legal representatives, successors and assigns, but in each case solely in its capacity as an equityholder of the Parent or the Company (each a “Releasing Party” and collectively the “Releasing Parties”), hereby absolutely, generally, irrevocably, unconditionally and completely releases, acquits and forever discharges each of the Releasees from any Claim (as defined below) the Releasing Party has as an equityholder and absolutely, generally and completely waives and relinquishes each and every Claim that the Releasing Parties may have had as an equityholder in the past, may now have or may have in the future against any of the Releasees, relating to any written or oral agreements or arrangements entered into, and any events, matters, causes, things, acts, omissions or conduct occurring or existing at any time up to and including the Closing Date relating to, or otherwise arising out of transactions with, the Company, including, without limitation, any Claim (a) to the effect that the Releasing Party is or may be entitled to any compensation, benefits or perquisites from the Company or any of its direct or indirect Subsidiaries, or (b) otherwise arising (directly or indirectly) out of or in any way connected with the Releasing party’s employment or other relationship with the Company or any of its affiliates, including, without limitation, direct or indirect Subsidiaries or partnerships; provided, however, that the Releasing Party is not releasing the Releasing Parties’ rights, if any:

(a) arising out of or described in this Agreement or any of the Ancillary Agreements, including Transaction Bonuses;

(b) under the Company’s Organizational Documents;

(c) with respect to salaries, bonuses and any pending unpaid claims for reimbursement of expenses that have accrued in the ordinary course of business consistent with past practices;

(d) to accrued vacation and vested benefits under the Company’s employee benefit plans, health insurance and retirement plans;

(e) under any agreement to which the undersigned and the Company are parties that provides for the payment or acceleration of any benefit in connection with the change of control of the Company;

(f) to items specifically excluded from the Officer/Director/Manager Release Agreements, as specifically set forth therein; and

(g) to continuing rights and obligations under the Employment Agreements.

Each Releasing Party also hereby waives the benefits of, and any rights that the Releasing Parties may have under, any statute or common law principle of similar effect in any jurisdiction with respect to the Claims released herein.  The Releasing Party understands and acknowledges that the Releasing Parties may discover facts different from, or in addition to, those which it believes to be true with respect to the Claims released herein and agrees that this letter shall be and remain effective in all respects notwithstanding any subsequent discovery of different and/or additional facts.  Should any of the Releasing Parties discover that any fact relied upon in entering into this letter was untrue, or that any fact was concealed, or that an understanding of the facts or law was incorrect, the Releasing Parties shall not be entitled to any relief as a result thereof and surrenders any rights that the Releasing Parties might have to rescind this covenant on any ground.

7.20 Buyer Financing.  Buyer will promptly notify the Representatives if at any time prior to the Closing Date Buyer determines, in its reasonable business judgment, it no longer has access to sufficient funds to enable it to consummate the Contemplated Transactions; provided, that any such notice will not relieve the Buyer of its obligations hereunder.

7.21 Issuance of Buyer’s Stock. The individuals specifically listed in Schedule 2.2(a)(i) of the Acquired Companies Disclosure Letter (“Buyer’s Stock Recipients”) hereby represent and warrant to the Buyer and covenant and agree to be bound by the terms and conditions set out below regarding Buyer’s Stock.

(a) Buyer’s Stock Recipients are each capable of evaluating the merits and risks of its investment in Buyer’s Stock hereunder.  Each Buyer’s Stock Recipient is an “accredited investor” as defined in Rule 501 of Regulation D promulgated pursuant to the Securities Act.  Each Buyer’s Stock Recipient is taking Buyer’s Stock for their own account and not with a view to or for sale in connection with any distribution of such securities as such terms are defined under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”).  Buyer’s Stock Recipients have each reviewed Buyer’s Annual Report on Form 10-K for the year ended December 31, 2012 and any Form 10-Qs or Form 8-Ks filed subsequent to December 31, 2012 and prior to the date of this Agreement and the proxy statement relating to Buyer’s 2013 annual meeting of stockholders.  Buyer’s Stock Recipients are each familiar with the business and financial condition, properties, operations and prospects of Buyer and has had the opportunity to discuss Buyer’s business and financial condition, properties, operations and prospects with Buyer’s management and to ask questions of officers of Buyer, which questions, if any, were answered to their satisfaction.

(b) Buyer’s Stock Recipients each understands that (i) Buyer’s Stock will be “restricted securities” under the applicable federal securities laws, (ii) that the Securities Act provides in substance that such shareholder may dispose of Buyer’s Stock only pursuant to an effective registration statement under the Securities Act or in a transaction exempt from the registration requirements of the Securities Act, (iii) that Buyer has no obligation or intention to register the sale of Buyer’s Stock pursuant to the Securities Act, and that, accordingly, each Buyer’s Stock Recipient may be required to bear the economic risk of the investment in Buyer’s Stock for a period of time, and (iv) Buyer’s Stock shall be subject to appropriate stop-transfer instructions to be given by Buyer to its transfer agents and shall have endorsed thereon a legend substantially as follows:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE OR ELECTRONIC ENTRY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY APPLICABLE STATE LAW AND MAY NOT BE TRANSFERRED WITHOUT REGISTRATION UNDER THE ACT OR SUCH APPLICABLE STATE LAW UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE THEREUNDER UNLESS THE BUYER HAS BEEN FURNISHED WITH AN OPINION OF COUNSEL, WHICH OPINION AND COUNSEL SHALL BE REASONABLY SATISFACTORY TO THE BUYER, THAT REGISTRATION UNDER THE ACT IS NOT REQUIRED.

(c) None of the Buyer’s Stock Recipients, or any of their respective affiliates, are parties to any agreement or plan that provides for a pro rata or similar distribution of any of Buyer’s Stock.

(d) The transactions contemplated by this Agreement are not part of any pre-existing plan or agreement to provide for the distribution of any of Buyer’s Stock.

(e) Each Buyer’s Stock Recipient will not transfer, sell or otherwise distribute Buyer’s Stock prior to six months from the date hereof, unless it shall have delivered to the Buyer an opinion of counsel, in form and substance and from counsel reasonably satisfactory to the Buyer, that such transfer, sale or distribution is not a sale under Rule 145 promulgated by the Securities and Exchange Commission under the Securities Act.

(f) Whenever the restrictions imposed by this Section 7.21 shall terminate, as herein provided, the holder of Buyer’s Stock as to which such restrictions have terminated shall be entitled to receive from Buyer, without expense to each Buyer’s Stock Recipient, a new certificate not bearing the restrictive legend set forth in this Section 7.21 and not containing any other reference to the restrictions imposed by this Section 7.21.

7.22 Data Room.  Within 10 Business Days of the date of this Agreement, the Representatives shall cause Houlihan Lokey to deliver to Buyer and Buyer’s counsel a disk or flash drive containing the Data Room as it existed at the time of the execution of this Agreement.  Within 10 Business Days after the Closing, the Representatives shall cause Houlihan Lokey to deliver to Buyer and Buyer’s counsel a disk or flash drive containing the Data Room as it existed as of the time of Closing.

7.23 Escrow Fees.   All fees and expenses under the Escrow Agreement and the Special Escrow Agreement shall be split equally between Buyer and Sellers.

ARTICLE VIII
CONDITIONS TO CLOSING

8.1 Conditions to Obligations of the Buyer and the Sellers.  The obligations of the Buyer and the Sellers to consummate the Contemplated Transactions are subject to the satisfaction of the following conditions:

(a) No temporary restraining Order, preliminary or permanent injunction or other Order and no Action shall be in effect, pending, or threatened, enjoining, prohibiting or otherwise preventing the consummation of the Contemplated Transactions.

(b) No Law shall have been enacted or shall be deemed applicable to the Contemplated Transactions which makes the consummation of such transactions illegal.

(c) The waiting period under the HSR Act (the “HSR Waiting Period”) shall have expired or been terminated.

8.2 Conditions to Obligations of the Buyer.  The obligation of the Buyer to consummate the Contemplated Transactions is subject to the fulfillment (any or all of which may be waived in writing by the Buyer in its sole discretion) of the following conditions precedent:

(a) The Parent Shareholders’ Representative and Madison Group Sellers’ Representative shall deliver to the Buyer on or before the Closing Date updates to the Acquired Companies Disclosure Letter, the Madison Group Sellers’ Disclosure Letter, and the Parent Shareholders Disclosure Letter in accordance with Section 7.2(c), which updates shall reflect that there shall not have been or occurred any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has or could reasonably be expected to result in Losses to the Acquired Companies of more than $5,000,000 in the aggregate since the date of this Agreement.  Buyer shall have the right to seek indemnification for all Losses arising from a breach of the Sellers’ representations or warranties contained herein (without taking into account any updates to the Acquired Companies Disclosure Letter, the Madison Group Sellers’ Disclosure Letter, or the Parent Shareholders Disclosure Letter), provided, that if the Sellers provide written notice to Buyer that in Sellers’ reasonable business judgment an event, change, occurrence or circumstance has occurred after the date of signing this Agreement with reasonable specificity and details and calculations of reasonably expected Losses related thereto and the Buyer elects to consummate the Contemplated Transactions and waive this condition precedent, it may not seek indemnification for Losses reasonably and accurately described in such notice related to such disclosed event, change, occurrence or circumstance in excess of $5,000,000.  This $5,000,000 cap does not apply to any event, change, occurrence or circumstance that occurred before the signing of this Agreement even if it was not known or disclosed to Buyer until after the signing of this Agreement.

(b) The Sellers, Representatives, Parent, and the Acquired Companies shall have performed or complied in all material respects with all obligations and covenants required of them, respectively, by this Agreement to be performed or complied with at or prior to the Closing.

(c) The Buyer shall have received certificates dated the Closing Date signed by the Parent Shareholders’ Representative, on behalf of each Parent Shareholder, and by the Madison Group Sellers’ Representative, on behalf of each Madison Group Seller, to the effect that the conditions set forth in Sections 8.2(a) and 8.2(b) have been satisfied.

(d) Reserved.

(e) The Sellers shall have executed and delivered (or caused to be executed and delivered) to the Buyer all agreements and other documents required to be executed and delivered to the Buyer pursuant to this Agreement and the Ancillary Agreements at or prior to the Closing (including certificates for the Equity Securities of Parent and the Units (if certificated) and all other certificates, documents and instruments required to be delivered to the Buyer at the Closing pursuant to Section 2.4(b), Section 2.4(c) and Section 2.4(d)).

(f) The employees party to the Employment Agreements shall continue to be employees of the Parent or an Acquired Company, as applicable, and the Employment Agreements shall remain legal, valid and binding obligations of the parties thereto.

(g) Each Acquired Company shall have obtained and delivered to Buyer an estoppel certificate with respect to the Real Property Lease with Reynolds RE, LLC, B27 RE, Inc., Sport RE, LLC, and from the landlords for the Geismer and Tulsa business locations dated no earlier than October 15, 2013, in each case in form and substance reasonably acceptable to Buyer.

(h) Each Acquired Company shall have obtained the issuance, reissuance or transfer of all Permits (including Environmental Permits), if any, required under Law (including Environmental Laws) for Company to continue to conduct the operations of the Company’s and each Acquired Company business as of the Closing Date.

(i) Each recipient of a Transaction Bonus shall have signed an agreement, in the form and substance acceptable to Buyer agreeing to the amount of the Transaction Bonus payable to such participant or recipient and releasing the Company and all Releasees of any and all claims with respect to any Transaction Bonus owed to such employee, other than claims arising from breach of this Agreement.

(j) The Buyer shall have received a duly executed copy of the Landlord Release and Covenant Not to Sue from Reynolds RE, LLC in the form attached hereto as Exhibit F.

(k) The Company’s 401(k) plan shall be terminated effective as of the day prior to Closing.  Participants in the Company’s 401(k) plan will be allowed to roll over their 401(k) accounts into the Buyer’s 401(k) plan post-Closing.

(l) The Equity Incentive Plan shall be terminated at or prior to the Closing.

8.3 Conditions to Obligations of the Sellers.  The obligation of the Sellers to consummate the Contemplated Transactions is subject to the fulfillment (any of all of which may be waived in writing by the Representatives in their sole discretion) of the following conditions precedent:

(a) Each of the representations and warranties of the Buyer set forth in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date.

(b) The Buyer shall have performed and complied in all material respects with all obligations, agreements and covenants required by this Agreement to be performed or complied with by Buyer on, at or prior to the Closing Date.

(c) The Sellers shall have received a certificate dated the Closing Date signed on behalf of the Buyer by an officer of the Buyer to the effect that the conditions set forth in Sections 8.3(a) and 8.3(b) have been satisfied.

(d) The Buyer shall have executed and delivered to the Sellers all agreements and other documents required to be executed and delivered to the Sellers pursuant to this Agreement and the Ancillary Agreements at or prior to the Closing (including all certificates, documents and instruments required to be delivered to the Sellers the Closing pursuant to Section 2.4(a)) and the Buyer shall have made the payments required to be made by the Buyer at the Closing pursuant to Section 2.2.

(e) Buyer shall have delivered or caused to be delivered, to each Buyer’s Stock Recipient, Buyer’s instructions to Buyer’s transfer agent to issue the respective amount of Buyer’s Stock to each Buyer’s Stock Recipient.

ARTICLE IX
TERMINATION

9.1 Termination.

(a) This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(i) by mutual written consent of the Buyer and the Representatives;

(ii) by the Buyer, on the one hand, or the Representatives, on the other hand, if the Closing does not occur on or before the Outside Date; provided that the right to terminate this Agreement under this clause (ii) shall not be available to any party whose breach of a representation, warranty, covenant or agreement under this Agreement has been the cause of, or resulted in the failure of, the Closing to occur on or before such date;

(iii) by the Buyer if (A) the Sellers, Parent, or the Acquired Companies shall have breached any of the covenants or agreements contained in this Agreement or the Ancillary Agreements to be complied with by the Sellers, Parent, or the Acquired Companies such that the closing condition set forth in Section 8.2(b) cannot be satisfied or cured prior to the Outside Date or (B) there exists a breach of any representation or warranty of the Sellers, Parent, or the Acquired Companies contained in this Agreement or the Ancillary Agreements, without giving effect to any supplement to the Disclosure Schedules provided to the Buyer prior to Closing, such that the closing condition set forth in Section 8.2(a) cannot be satisfied or cured prior to the Outside Date; provided, (1) in the case of clause (A) and (B) of this Section 9.1(a)(iii), that such breach is not cured by the Sellers within fifteen (15) Business Days after the Sellers receive written notice of such breach from the Buyer and (2) the Buyer shall not be entitled to terminate this Agreement pursuant to clause (A) or (B) of this Section 9.1(a)(iii) if, at the time of such termination the Buyer is in breach of any representation, warranty, covenant or other agreement contained herein in a manner that the conditions to Closing set forth in Section 8.3(a) or Section 8.3(b), as applicable, would not been satisfied;

(iv) by the Parent Shareholders if (A) the Buyer shall have breached any of the covenants or agreements contained in this Agreement or the Ancillary Agreements to be complied with by the Buyer such that the closing condition set forth in Section 8.3(b) cannot be satisfied or cured prior to the Outside Date or (B) there exists a breach of any representation or warranty of the Buyer contained in this Agreement or the Ancillary Agreements such that the closing condition set forth in Section 8.3(a) cannot be satisfied or cured prior to the Outside Date; provided, (1) in the case of clause (A) and (B) of this Section 9.1(a)(iv), that such breach is not cured by the Buyer within fifteen (15) Business Days after the Buyer receives written notice of such breach from either of the Representatives and (2) neither of the Representatives shall be entitled to terminate this Agreement pursuant to this Section 9.1(a)(iv) if, at the time of such termination the Sellers are in breach of any representation, warranty, covenant or other agreement contained herein in a manner that the conditions to Closing set forth in Section 8.2(a) or Section 8.2(b), as applicable, would not been satisfied; or

(v) by the Buyer or the Parent Shareholders if a Governmental Entity shall have issued an Order or taken any other Action, in any case having the effect of restraining, enjoining or otherwise prohibiting, or attempting to restrain, enjoin or otherwise prohibit, the transactions contemplated by this Agreement and such Order or other Action is final and non-appealable.

(b) The party desiring to terminate this Agreement pursuant to Sections 9.1(a)(ii), 9.1(a)(iii), 9.1(a)(iv) or 9.1(a)(v) shall give written notice of such termination to the other parties hereto.

9.2 Effect of Termination.  In the event of termination of this Agreement in accordance with Section 9.1, this Agreement will forthwith become void and have no effect, without any Liability other than:  (i) with respect to any claim for willful breach of any representation, warranty, covenant or agreement set forth in this Agreement); and (ii) the provisions of Sections 7.5, 7.6, 9.1, this 9.2 and Article XI will survive any termination hereof pursuant to Section 9.1.

ARTICLE X
INDEMNIFICATION
10.1 Survival.

(a) Except as otherwise expressly provided in this Article X, (i) the Fundamental Representations shall survive the Closing and continue in full force and effect until the expiration of the applicable statute of limitations, (ii) the representations and warranties in Section 5.22 shall survive the Closing and continue in full force and effect for a period of 36 months following the Closing Date, and (iii) all other representations and warranties contained in this Agreement, the Ancillary Agreements and any certificate or other document furnished or to be furnished in connection with the Contemplated Transaction shall survive the Closing and continue in full force and effect for a period of 24 months following the Closing Date.

(b) The covenants and obligations of the parties contained herein that by their terms are to be performed at or prior to the Closing shall terminate and be of no further force or effective as of the Closing.

(c) The covenants and obligations of the parties contained herein that by their terms are to be performed after the Closing shall survive the Closing in accordance with their terms, unless and to the extent that non-compliance with such covenants or obligations is waived in writing by the parties.

(d) The period for which a representation, warranty, covenant or obligation survives the Closing is referred to herein as the “Applicable Survival Period.”  In the event a notice of claim for indemnification under Sections 10.2 or 10.3 is given within ten days after the end of the Applicable Survival Period, the representation, warranty, covenant, or obligation that is the subject of such indemnification claim (whether or not formal legal Action shall have been commenced based upon such claim) shall survive with respect to such claim until such claim is finally resolved. For the avoidance of doubt, any notice given within the ten days following an Applicable Survival Period may only relate to a claim that arose during the Applicable Survival Period, and not during such ten day period.

10.2 Indemnification by the Sellers for Representations and Warranties; Certain Covenants and Other Matters.

(a) Subject to the limitations set forth herein, each Seller shall, severally and not jointly, indemnify and hold Buyer and its Affiliates, employees, officers, directors, representatives, agents, trustees, heirs, successors and assigns (including, after the Closing, Parent and each Acquired Company) (the “Buyer Indemnitees”) harmless from and against, and shall defend them against, any and all Losses suffered or incurred by any Buyer Indemnitee during the Applicable Survival Period to the extent, directly or indirectly, arising out of or resulting from:  (i) any inaccuracy or breach or failure of any representation or warranty made by such Seller, the Parent or any Acquired Company in this Agreement to be true and correct in all respects at and as of the date hereof and at and as of the Closing Date; provided, that in the case of any inaccuracy or breach or failure of any representation or warranty made by the Parent or any Acquired Company, solely to the extent of such Seller’s Pro Rata Share thereof, (ii) any inaccuracy or breach or failure of any representation or warranty of such Seller, the Parent or any Acquired Company in any certificate or other document furnished or to be furnished to the Buyer in connection with the Contemplated Transactions; provided, that in the case of any inaccuracy or breach or failure of any representation or warranty made by the Parent or any Acquired Company, solely to the extent of such Seller’s Pro Rata Share thereof, (iii) any fees, expenses, commissions or other payments incurred or owed or claimed to be owed by such Seller, Parent or any Acquired Company to any agent, broker, investment banker or other firm or Person retained or employed by such Seller, Parent or any Acquired Company in connection with the Contemplated Transactions that are not included as Sellers’ Transaction Expenses; provided, that in the case of any fees, expenses, commissions or other payments owed or claimed to be owed by the Parent or any Acquired Company, solely to the extent of such Seller’s Pro Rata Share thereof, (iv) any breach of or failure by such Seller, either Representative, Parent or any Acquired Company to perform any covenant or obligation or other agreement contained in this Agreement, any Ancillary Agreement, or any certificate or other document furnished or to be furnished to the Buyer in connection with the Contemplated Transactions; provided, that in the case of any breach or failure by either Representative, the Parent or any Acquired Company, solely to the extent of such Seller’s Pro Rata Share thereof, (v) such Seller's Pro Rata Share of any matter set forth on Schedule 10.2(a)(v) of the Acquired Companies Disclosure Letter, which, notwithstanding anything to  the contrary in this Agreement, cannot be changed after the date of this Agreement, (vi) such Seller's Pro Rata Share of the Sellers' Transaction Expenses not paid at Closing or included in Current Liabilities, (vii) such Seller's Pro Rata Share of any Claims by any Seller against the Buyer Indemnitees relating to the allocation of the Adjusted Gross Purchase Price among the Sellers as set forth in Schedule 2.2(a)(i) of the Acquired Companies Disclosure Letter and Exhibits A through F thereto, (viii) such Seller's Pro Rata Share of any Claims related to the Transaction Bonuses, (ix) its Pro Rata Share of amounts owed to Buyer pursuant to Sections 2.5(b) or (c) in excess of the Working Capital Escrow Fund, (x) any fraud or willful misrepresentation by or on behalf of such Seller, Parent, either Representative, or any Acquired Company; provided, that in the case of any fraud or willful misrepresentation by either Representative, Parent or any Acquired Company, solely to the extent of such Seller’s Pro Rata Share thereof, (xi)  subject to Section 10.8(f), its Pro Rata Share of any Losses incurred by Buyer because a letter of credit that comprises a portion of the Continuing Indebtedness is drawn upon or called after Closing as a result of a failure of the Company or any other Acquired Company to perform or an omission by the Company or any other Acquired Company to perform on or before Closing; provided, that no Seller shall be liable for Losses by Buyer with respect to any letter of credit that is amended or increased after Closing to the extent such Losses are attributable to such amendment or increase (for example, if a letter of credit is increased from $1 million to $2 million, the Sellers’ liability for that letter of credit remains at $1 million); and (xii) (A) its Pro Rata Share of any and all Taxes of, or attributable to, the Parent or any of the Acquired Companies for any Pre-Closing Tax Period (in the case of any Straddle Period, determined in the manner set forth in Section 7.8(c)(ii)); (B) its Pro Rata Share of any and all Taxes for which the Parent or any of the Acquired Companies becomes liable by reason of (1) being a member of an affiliated, combined, consolidated, unitary or aggregate group at any time prior to the Closing, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar provision under any state, local or non-U.S. Tax Law, (2) being a successor-in-interest or transferee of any other person as a result of an event or transaction occurring prior to Closing, or (3) having an express or implied obligation to indemnify any other Person under any Tax sharing agreement, Tax indemnity agreement, or similar agreement with respect to Taxes that was executed or in effect at any time prior to Closing; and (C) its Pro Rata Share of fifty percent (50%) of any Transfer Taxes; provided, however in the case of (A) and (B) of this Section 10.2(a)(xii), only if and to the extent such Taxes exceed the amount, if any, of such Taxes included as a Current Liability (excluding any liability for deferred Taxes established to reflect timing differences between book and Tax income) and taken into account in the final and binding Adjusted Net Working Capital pursuant to Section 2.5 and (xiii) any inaccuracy or breach or failure of any representation or warranty made by such Seller, or, in the case of the Parent, either Representative, or any Acquired Company, its Pro Rata Share thereof, in any Ancillary Agreement.

(b) The Sellers shall not be liable for a Loss pursuant to Section 10.2(a)(i) or (ii) unless (i) such individual claim for Loss, or series of related claims, exceed $5,000 (the “De Minimis Threshold”) and further, (ii) the total claims for all Losses by the Buyer Indemnitees under Section 10.2(a)(i) or (ii) exceeds $2,000,000 (the “Basket”) in the aggregate, in which event the Sellers shall be liable for all such Losses from the first dollar above $2,000,000; provided that the Basket shall not apply to any Losses arising from the inaccuracy or breach of any Fundamental Representation or any representation or warranty in Section 5.22.  With respect to any inaccuracy or breach of Section 5.22, the Sellers shall not be liable for a Loss pursuant to Section 10.2(a)(i) or (ii) unless (x) such individual claim for Loss, or series of related claims, exceed the De Minimis Threshold and further, (y) the total claims for all Losses by the Buyer Indemnitees under Section 10.2(a)(i) or (ii) related to any inaccuracy or breach of Section 5.22 exceeds $1,000,000 in the aggregate, in which event the Sellers shall be liable for all such Losses from the first dollar, including the first $1,000,000.

(c) Subject to Section 10.3, the aggregate liability of the Sellers for indemnifiable Losses under Section 10.2(a)(i) or (ii) (in either case, other than with respect to breaches or inaccuracies under Section 5.22) shall not exceed the Escrow Amount.  Subject to Section 10.3, Buyer Indemnitees may recover from the Sellers any indemnification with respect to claims for Losses pursuant to Section 10.2(a)(i) or (ii) (in either case, other than with respect to breaches or inaccuracies under Section 5.22) only by making claims in accordance with and subject to the terms and conditions of the Escrow Agreement.  Subject to Section 10.3, no Seller shall have any liability for indemnifiable Losses under Section 10.2(a)(i) or (ii) (in either case, other than with respect to breaches or inaccuracies under Section 5.22) in excess of the Escrow Amount, which monies are to be paid into the Escrow Fund by the Buyer at the Closing, and the Escrow Fund shall be the Buyer Indemnitees’ sole and exclusive source of recovery with respect to any amounts required to be paid by the Sellers pursuant to Section 10.2(a) (other than with respect to breaches or inaccuracies under Section 5.22).  For the avoidance of doubt, the foregoing limitations are exclusive of the right of the Buyer to recover any sums due pursuant to Section 2.5 of this Agreement. For purposes of Article X, qualifications as to materiality, including the term “material” (or any variation thereof), Material Adverse Effect or any similar language in any representation, warranty or covenant shall not be taken into account in determining whether a breach of such representation, warranty or covenant (or failure of any representation, warranty or covenant to be true and correct) exists, and shall also not be taken into account in determining the amount of any Losses with respect to such breach or failure to be true and correct.

(d)           Subject to Section 10.3, the aggregate liability of the Sellers for indemnifiable Losses under Section 10.2(a)(i) or (ii) with respect to breaches or inaccuracies under Section 5.22 shall not exceed the Special Escrow Amount.  Subject to Section 10.3, Buyer Indemnitees may recover from the Sellers any indemnification with respect to claims for Losses pursuant to Section 10.2(a)(i) or (ii) with respect to breaches or inaccuracies under Section 5.22 only by making claims in accordance with and subject to the terms and conditions of the Special Escrow Agreement.  Subject to Section 10.3, no Seller shall have any liability for indemnifiable Losses under Section 10.2(a)(i) or (ii) with respect to breaches or inaccuracies under Section 5.22 in excess of the Special Escrow Amount, which monies are to be paid into the Special Escrow Fund by the Buyer at the Closing, and the Special Escrow Fund shall be the Buyer Indemnitees’ sole and exclusive source of recovery with respect to any amounts required to be paid by the Sellers pursuant to Section 10.2(a)(i) or (ii) with respect to breaches or inaccuracies under Section 5.22.

10.3 Indemnification by the Sellers for Seller Fundamental Representations and Warranties and Fraud.

(a) Notwithstanding anything in this Agreement to the contrary, (i) for Losses incurred based on breaches of or inaccuracies in Seller Fundamental Representations by the Parent or an Acquired Company, the Buyer Indemnitees shall be required to recover, first, from each applicable Seller's (in such capacity, the "Indemnifying Seller") Pro Rata Share of the balance of the Escrow Fund at the time the claim is made under the Escrow Agreement, and second, if and only to the extent such Losses exceed such Pro Rata Share of the Indemnifying Seller, directly from the Indemnifying Seller(s) (subject to Section 10.3(b)), on a several and not joint basis, in accordance with each such Indemnifying Seller's Pro Rata Share, and (ii) for Losses incurred based on breaches of or inaccuracies in Seller Fundamental Representations by an individual Seller, the Buyer Indemnitees shall be required to recover, first, from such Indemnifying Seller's Pro Rata Share of the balance of the Escrow Fund at the time the claim is made under the Escrow Agreement, and second, if and only to the extent such Losses exceed such Pro Rata Share of the Indemnifying Seller, directly from the Indemnifying Seller (subject to Section 10.3(b)).  For the avoidance of doubt, no Seller shall be liable for the breach of any Seller Fundamental Representation by any other Seller in such Seller’s capacity as a Seller and not as an officer or representative of an Acquired Company; provided, however, that a Seller may be liable as described in this Agreement for a breach of a Fundamental Representation by an Acquired Company or Parent.  In the event that (i) the Escrow Amount is depleted or reduced by reason of a Loss to a Buyer Indemnitee as a result of a breach under this Agreement or any Ancillary Agreement by a Indemnifying Seller and (ii) such depletion or reduction, together with any other depletions or reductions of the Escrow Amount, causes the Pro Rata Share of the Escrow Amount to which the other Sellers (the "Non-Breaching Sellers") would otherwise have been entitled to be depleted or reduced, such Indemnifying Seller shall reimburse the Non-Breaching Sellers for the amount of such Loss.

(b) Except for fraud and obligations under the Ancillary Agreements, the cumulative indemnification obligation of each Seller under this Agreement shall in no event exceed the portion of the Adjusted Gross Purchase Price actually paid to such Seller (such amount for any single Seller, the “Individual Aggregate Cap”).

10.4 Rights Unaffected.  For the avoidance of doubt, nothing contained in Sections 10.2 or 10.3 shall prevent any Seller from seeking contribution from any other Seller responsible for any Loss suffered by the Sellers in the aggregate pursuant to Sections 10.2 or 10.3.

10.5 Indemnification by the Buyer.  The Buyer shall indemnify and defend the Sellers and, as applicable, their respective Affiliates, representatives, trustees, heirs, successors and assigns (the “Seller Indemnitees”) against, and shall hold them harmless from, any and all Losses suffered or incurred by any Seller Indemnitee to the extent arising out of or resulting from:  (i) any inaccuracy or breach or failure of any representation or warranty made by the Buyer in this Agreement, any of the Ancillary Agreements or in any certificate or other document furnished or to be furnished to the Sellers in connection with the Contemplated Transactions to be true and correct in all respects as of the date hereof and at and as of the Closing Date; (ii) any breach by the Buyer or failure of the Buyer to perform any covenant, obligation or other agreement contained in this Agreement, any of the Ancillary Agreements, or in any Certificate or other documents furnished or to be furnished to the Sellers in connection with the Contemplated Transactions; (iii) any liability arising from any Form 8-K filed by the Buyer in accordance with Section 7.6, except to the extent such liability arises from or is related to a breach of a representation or warranty under this Agreement by a Seller, Parent or any Acquired Company, and (iv) any Loss related, directly or indirectly, to the ownership or operation of Parent or any of the Acquired Companies following the Closing.  Notwithstanding anything in this Agreement to the contrary, the Buyer shall not be liable for any Losses pursuant to this Section 10.5 unless (A) such individual claim for Loss, or series of related claims, exceed the De Minimis Threshold and further, (B) and the total claims for all Losses made by the Seller Indemnitees under Section 10.5 exceeds $2,000,000 in the aggregate (the “Buyer Basket”), in which event the Buyer shall be liable for all such Losses from the first dollar above $2,000,000; provided that the Buyer Basket shall not apply to any Losses arising from the inaccuracy or breach of Sections 6.1, 6.2, 6.4 or 6.5.  The aggregate liability of the Buyer for indemnifiable Losses under Section 10.5 shall not exceed the Escrow Amount.

10.6 Indemnification Procedure for Third Party Claims.

(a) In the event that an Indemnitee receives notice of the assertion of any claim or the commencement of any Action by a third party in respect of which indemnity may be sought under the provisions of this Article X (a “Third Party Claim”), the Indemnitee shall notify the Indemnitor in writing of such Third Party Claim (such notice, a “Notice of Claim”); provided that the failure or delay in notifying the Indemnitor of such Third Party Claim will not relieve the Indemnitor of any Liability it may have to the Indemnitee, except and only to the extent that such failure or delay causes actual prejudice to the Indemnitor with respect to such Third Party Claim.

(b) The Indemnitor will have 20 days from the date on which the Indemnitor received the Notice of Claim (the “Indemnitor Defense Review Period”) to notify the Indemnitee that the Indemnitor desires to assume the defense or prosecution of such Third Party Claim and any litigation resulting therefrom (a “Third Party Defense”).  If the Indemnitor assumes the Third Party Defense in accordance herewith, (i) the Indemnitee may retain separate co-counsel, but the fees and expenses of such counsel shall not be at the expense of the Indemnitor unless the employment of such counsel has been specifically authorized in writing by the Indemnitor, and participate in the defense of the Third Party Claim, but the Indemnitor shall control the defense thereof; (ii) the Indemnitor will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitee which shall not be unreasonably withheld, delayed or conditioned; (iii) the Indemnitor shall be conclusively deemed to have acknowledged that the Third Party Claim is within the scope of its indemnity obligation under this Agreement; (iv) the Indemnitor shall conduct the Third Party Defense actively and diligently and provide reasonable updates in connection with the Third Party Defense to the Indemnitee; and (v) the Indemnitee will provide reasonable cooperation in the Third Party Defense.  Notwithstanding the foregoing, if counsel for the Indemnitee reasonably determines that there is a conflict between the positions of the Indemnitor and the Indemnitee in conducting the defense of such Action or that there are legal defenses available to such Indemnitee different from or in addition to those available to the Indemnitor, then counsel for the Indemnitee shall be entitled, if the Indemnitee so elects, to conduct the defense to the extent reasonably determined by such counsel to protect the interests of the Indemnitee, at the expense of the Indemnitor.

(c) If the Indemnitor does not assume the Third Party Defense prior to the end of the Indemnitor Defense Review Period, the Indemnitee shall have the right to assume the Third Party Defense at the expense of the Indemnitor; provided, however, that the Indemnitor shall have the right, at its expense, to participate in such Third Party Defense but the Indemnitee shall control the investigation, defense and settlement thereof.  The Indemnitee shall conduct the Third Party Defense actively and diligently, and the Indemnitor will provide reasonable cooperation in the Third Party Defense.  The Indemnitee shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim in any manner without the consent of the Indemnitor (such consent not to be unreasonably withheld, delayed or conditioned).

(d) The Indemnitor will not be entitled to assume the Third Party Defense if:

(i) the Third Party Claim seeks, in addition to or in lieu of monetary damages, any injunctive or other equitable relief;

(ii) the Third Party Claim relates to or arises in connection with any criminal Action, indictment or allegation;

(iii) the Indemnitor fails to provide reasonable assurance to the Indemnitee of its financial capacity to prosecute the Third Party Defense;

(iv) the Third Party Claim could give rise to Losses that are more than the remaining unreserved amount of the Escrow Fund; or

(v) the Third Party Claim relates to a breach of Section 5.22.

(e) Notwithstanding anything in this Agreement to the Contrary, for the purposes of any notices under this Article X, the Buyer shall have satisfied its obligations by providing notice to the Representatives in accordance with Section 11.1.

(f) The provisions of Section 10.6(b), (c), and (d) shall not apply to Third Party Claims pertaining to Taxes.

10.7 Indemnification Procedures for Non-Third Party Claims.  In the event of a claim that does not involve a Third Party Claim being asserted against it, the Indemnitee shall send a Notice of Claim to the Indemnitor.  The Notice of Claim shall set forth the amount, if known, or, if not known, an estimate of the foreseeable maximum amount of claimed Losses (which estimate shall not be conclusive of the final amount of such Losses) and a description of the basis for such claim.  The Indemnitor will have 30 days from receipt of such Notice of Claim to dispute the claim and the Indemnitee will reasonably cooperate and assist the Indemnitor in determining the validity of the claim for indemnity.  If the Indemnitor does not give notice to the Indemnitee that it disputes such claim within 30 days after its receipt of the Notice of Claim, the claim specified in such Notice of Claim will be conclusively deemed a Loss subject to indemnification hereunder.

10.8 Limitations of Liability; Determinations of Loss Amount; Exclusive Remedies.

(a) Notwithstanding anything herein to the contrary, no Indemnitee shall be entitled to indemnification or reimbursement under any provision of this Agreement for any Losses to the extent such Indemnitee has previously been indemnified or reimbursed for such amount under any other provisions of this Agreement or any Ancillary Agreement, including any adjustments to the Adjusted Gross Purchase Price pursuant to Section 2.5.

(b) The Losses suffered by any Indemnitee shall be calculated after giving effect to amounts actually recovered by the Indemnitee from third parties, including, without limitation, amounts actually recovered from insurance proceeds or, with respect to a claim against a letter of credit, amounts recovered from the customer for whose benefit that letter of credit was obtained in connection with the issue giving rise to the claim against the letter of credit. If any such amounts are actually recovered by an Indemnitee subsequent to the receipt by such Indemnitee of an indemnification payment hereunder for the claims to which such recoveries relate, the Indemnitee shall hold such recovered amounts in trust and promptly refund to each Indemnitor its Pro Rata Share of such amount (less any costs incurred by the Indemnitee in recovering any such amount). By way of illustration, should Buyer recover amounts from a customer for whose benefit a letter of credit is obtained by remedying the performance or other issue that caused the letter of credit to be drawn upon or called, then such recovered amounts less a pro rata share of all costs and expenses of the Buyer to remedy the performance or other issue shall be held by the Buyer in trust for the Sellers and refunded as indicated in the prior sentence.

(c) Notwithstanding anything in this Agreement to the contrary, no Party shall be liable under this Agreement or any Ancillary Agreement for any consequential, special, punitive or exemplary damages, whether based on contract, tort, strict liability, or other Law or otherwise and whether or not arising from the other Party’s sole, joint or concurrent negligence, strict liability or other fault except to the extent included in a Third Party Claim.

(d) Except with respect to Claims based on fraud, the Parties hereby agree that following the Closing, no Party shall have any liability, and no Party shall make any Claim for any Losses or other matter under, relating to or arising out of this Agreement, or in connection with any of the Contemplated Transactions, whether based on contract, tort, strict liability, other Laws or otherwise, except as provided in this Article X.

(e) No Seller shall have any liability under the Employment Agreements or Officer Release Agreements except the Sellers that are party thereto.

(f) Notwithstanding anything to the contrary in this Agreement, in the event that Buyer, any Buyer Indemnitee or any Acquired Company incurs Losses resulting from an Environmental Claim at the Shreveport Property, Buyer, such Buyer Indemnitee, or such Acquired Company, as the case may be, shall solely seek to recover such Losses from B27 RE, Inc. and its predecessor or successor entities and not from the Escrow Agreement or any Seller directly, unless otherwise agreed in writing with any such Person.

10.9 Tax Treatment of Indemnification Payments

.  Except as otherwise required by applicable Law, any indemnification payment made hereunder shall be treated for Tax purposes as an adjustment to the consideration payable under this Agreement.

10.10 Limitations on Parent Shareholder Obligations.

(a)           Subject to Section 10.10(b):

(i)           Notwithstanding anything herein to the contrary (A) no Parent Shareholder (other than Champlain, Ardia, B28 and 2Under) is making any representation or warranty herein other than those representations and warranties about such Parent Shareholder set forth in Article IV hereof and (B) absent fraud by a Parent Shareholder, the cumulative indemnification obligation of such Parent Shareholder (other than Champlain, Ardia, B28 and 2Under) under this Agreement, including, without limitation, Section 7.12(b), and the Ancillary Agreements shall in no event exceed such Parent Shareholder's Individual Aggregate Cap.

(ii)           All  deliveries otherwise required to be made to Buyer by the Parent Shareholders pursuant to Sections 2.4(b), 2.4(d), 8.2 and in any other provision of this Agreement and all covenants otherwise required to be performed by the Parent Shareholders pursuant to Article VII and in any other provision of this Agreement, including the delivery of documents executed by Parent Shareholders shall be made and performed in all respects (including by providing such documents executed by Parent Shareholders), respectively, by Champlain, Ardia, B28 and 2Under and not by the Parent Shareholders.  Notwithstanding the foregoing, each of Champlain, Ardia, B28 and 2Under shall be severally, and not jointly, liable for a breach by any such Seller of Section 7.13(a) or (b).

(b)           Notwithstanding anything in this Agreement to the contrary and with this Section 10.10(b) taking absolute priority over any other provision in this Agreement, including Section 10.10(a), Section 10.2 and Section 10.3, Champlain, Ardia, B28 and 2Under shall indemnify and hold the Buyer Indemnitees harmless from and against, and shall defend them against, any and all Losses (i) suffered or incurred by any Buyer Indemnitee to the extent, directly or indirectly, arising out of or resulting from any breach of or failure by Champlain, Ardia, B28 and 2Under to fulfill the obligations of Section 10.10(a)(ii), and (ii) that the Buyer Indemnitees would otherwise be able to recover from the other Parent Shareholders under this Agreement if it weren’t for the provisions of Section 10.10(a).

ARTICLE XI
MISCELLANEOUS

11.1 Notices

.  Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a nationally recognized overnight delivery service with signature required, (c) on the date that that receipt of an electronic mail (e-mail) is requested and received, or (d) on the fifth day after the date mailed, by certified mail, return receipt requested, postage prepaid.  Such communications, to be valid, must be addressed as follows:

If to the Buyer, to:

DXP Enterprises, Inc.
7272 Pinemont
Houston, TX 77040
Attention:   David R. Little, Chairman of the Board, President and CEO
e-mail: dlittle@dxpe.com

With a copy (which shall not constitute notice) to:

DXP Enterprises, Inc.
7272 Pinemont
Houston, TX 77040
Attention:   General Counsel
e-mail: gmessersmith@dxpe.com

With a copy (which shall not constitute notice) to:

Norton Rose Fulbright
Fulbright Tower
1301 McKinney, Suite 5100
Houston, Texas 77010
Attention: Brian Fenske
e-mail: brian.fenske@nortonrosefulbright.com

If to Parent, any Parent Shareholder, or the Parent Shareholders’
Representative to:

Dennis M. Leary
c/o Champlain Capital Partners, L.P.
44 Montgomery Street, Suite 1920
San Francisco, CA 94105
email:  dleary@champlaincapital.com

With a copy (which shall not constitute notice) to:

B27 Holdings Corp.
c/o Champlain Capital Partners, L.P.
44 Montgomery Street
Suite 1920
San Francisco, CA 94105

Attention: Dennis M. Leary
email: dleary@champlaincapital.com

Dentons US LLP
1221 Avenue of the Americas
New York, NY 10020-089
Attention: Stephen M. Fields, Esq.
email: steve.fields@dentons.com

If to the Company, any Madison Group Seller, or the
Madison Group Sellers’ Representative:

Michael W. Madison
c/o B27 LLC
1417 Gables Court, Suite 201
Plano, TX 75075
Email:           mikemadison@b27resources.com
mwmadison@me.com

With a copy (which shall not constitute notice) to:

B27 LLC
1417 Gables Court, Suite 201
Plano, TX 75075
Attention: Michael W. Madison
email: mikemadison@b27resources.com

Krage & Janvey, L.L.P.
2100 Ross Avenue, Suite 2600
Dallas, TX 75201
Attention: Paul Sewell and Cameron Dee Sewell
Email: psewell@kjllp.com

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain).  If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

11.2 Amendments and Waivers.  No amendment of this Agreement will be effective unless it is in writing and signed by the Buyer and both of the Representatives.  No waiver of any provision of this Agreement will be effective unless it is in writing and signed by the party granting the waiver, and no such waiver will constitute a waiver of satisfaction of any other provision of this Agreement.  No failure or delay by any party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof of the exercise of any other right, power or privilege.

11.3 Expenses.  Each party hereto shall bear its own expenses with respect to this transaction and the preparation and execution of this Agreement, the Ancillary Agreements and all agreements referred to herein and therein, it being understood that any expenses of the Parent and the Acquired Companies, whether such expenses were incurred in 2012 or 2013, shall be borne by the Sellers as Sellers’ Transaction Expenses.  Notwithstanding anything to the contrary contained herein, the Buyer shall pay any HSR Act filing fee in connection with the Contemplated Transaction, unless Buyer terminates this Agreement pursuant to Section 9.1(a)(iii) in which case Sellers shall severally, but not jointly, be responsible to reimburse Buyer for their Pro Rata Share of the entire filing fee within 10 Business Days from such termination.

11.4 Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns; provided, that no assignment of either party’s rights or obligations may be made without the written consent of the other party and any such assignment shall provide that the assigning party will continue to be bound by all obligations hereunder as if such assignment had not occurred and perform such obligations to the extent that its assignee fails to do so.  Notwithstanding the foregoing, (i) this Agreement may be assigned by a party (the “Assigning Party”) after Closing without the consent of the other parties (the ”Non-assigning Party”) to an Affiliate of the Assigning Party, in each case provided that advance notice of such assignment is given to the Non-assigning Party, such Affiliate enters into a written agreement with the Non-assigning Party to be bound by the provisions of this Agreement in all respects and to the same extent as the Assigning Party is bound and that the Assigning Party will continue to be bound by all obligations hereunder as if such assignment had not occurred and perform such obligations to the extent that such Affiliate fails to do so or (ii) the Buyer may collaterally assign its rights under this Agreement in connection with any secured loan arrangement.

11.5 Governing Law.  The Laws of the State of Texas applicable to contracts to be made and performed wholly within the State of Texas, without giving effect to principles of conflict of Laws, shall govern all matters arising out of or relating to this Agreement and all of the transactions it contemplates.

11.6 Consent to Jurisdiction; Consent to Service of Process.  Each party hereto irrevocably submits to the exclusive jurisdiction of any state or federal court located in Austin, Texas for the purposes of any Action arising out of this Agreement or the Ancillary Agreements or the Contemplated Transactions, and irrevocably agrees to commence such Action only in such courts.  Each party further agrees that service of any process, summons, notice or document by U.S. certified mail, return receipt requested, to such party’s respective address set forth in Section 11.1 shall be effective service of process for any such Action.  Each party irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of this Agreement, Ancillary Agreements or the Contemplated Transactions in such courts to the fullest extent allowed by law, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum.  EACH PARTY HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT ALLOWED BY LAW ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS AND THE CONTEMPLATED TRANSACTIONS OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF AND THEREOF.  THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

11.7 Arbitration of Disputes.

(a) Scope.  Any controversy, dispute or claim, whether based on contract, tort, statute or other legal or equitable theory (including any claim of fraud, misrepresentation or fraudulent inducement or any question of validity or effect of this Agreement) between the Parties arising out of or related to or in connection with this Agreement (including any amendments or extensions hereto) or any Ancillary Agreement, any transactions arising under this Agreement or any Ancillary Agreement and/or the breach or termination of this Agreement or any Ancillary Agreement (hereinafter the “Dispute”), shall be exclusively and finally settled by binding arbitration in accordance with the then-current rules of the American Arbitration Association (“AAA”).  In the event of any conflict between the provisions of such rules and the provisions hereof, this Agreement shall govern and control.

(b) Initiating a Claim.  An arbitration shall be commenced by delivery by a party of a Notice of Arbitration by facsimile and/or by overnight mail, federal express or courier to the other party to the Dispute in accordance with Section 11.1 and to the AAA.  The arbitration shall be deemed to have commenced on the date the Notice of Arbitration is received by the respondent. The Notice of Arbitration shall include a brief statement of the claim, the amount of damages claimed and all information required by the AAA rules.

(c) Location and Language.  The seat or location of the arbitration shall be Houston, Texas. The language of the arbitration shall be English.

(d) Selection and Qualifications of Arbitrators.  If the amount in controversy is less than $1,000,000 there shall be one arbitrator, otherwise there shall be three arbitrators (hereinafter, whether one or three arbitrators, referred to as the “Panel”). All arbitrators shall be impartial and independent. At the time of the filing its Notice of Arbitration, the claimant shall name one arbitrator if the matter requires a Panel of three arbitrators and, within 14 days thereafter, respondent shall name one arbitrator.  Within 28 days after respondent’s receipt of the Notice of Arbitration, the parties shall attempt to agree upon either the sole or the third arbitrator.  If a party fails to name an arbitrator, or should the parties be unable to agree upon the sole or third arbitrator by the stated time, the AAA shall make the selection. Each arbitrator shall be qualified by education, experience, and training to determine the issues in dispute and shall have been practicing law for at least 20 years.

(e) Timing and Decision by the Panel.  The Panel shall endeavor to have the parties proceed to hearing in a reasonably expeditious manner, but shall ensure that the parties have a fair and reasonable opportunity to develop and then to present their claims and defenses.  The Panel shall render a decision within 60 days of the close of the hearing unless otherwise agreed to by the parties.  The Panel shall have the award issued within one year from the time the Panel is constituted.  The Panel shall issue a reasoned award in writing.  The award may be enforced and a judgment entered by any court of competent jurisdiction.  The award shall be computed and paid in United States dollars by wire transfer to an account or accounts designated by the prevailing Party.

(f) Governing Law and Costs and Expenses.  In deciding a Dispute, the Panel shall apply and utilize the substantive law of the State of Texas, including such matters as whether the party’s attorney’s fees are recoverable and whether, at what rate, and under what circumstances, interest is recoverable, but the use of such substantive law shall be without regard to any conflict of law principle or rules.  The costs of the arbitration and of the arbitrators shall be split between the parties.  The Panel may, as part of its decision, award all or part of such costs, as well as expert fees and costs, to the prevailing party.  Notwithstanding the forgoing, if the Dispute is an indemnification claim under Article X, if the Indemnitor is the prevailing party in whole or in any part, all costs and expenses of the Indemnitee are Losses and shall be reimbursed by the Indemnitor in accordance with the terms of Article X.

(g) Discovery.  The parties agree that each is entitled to all forms of discovery and disclosure permitted by Texas law.  The Panel shall have the power to determine the amount of such discovery and disclosure and how it will be conducted to the extent not agreed to by the parties.  The Panel shall also have the power to order the parties to provide documents, witness lists, expert witness reports, and such other materials or information needed for an efficient hearing.  The Panel shall promptly schedule and hold an initial prehearing conference and any other conferences to determine any and all such matters.

(h) Confidentiality.  The parties agree that the arbitration hearings held pursuant hereto shall not be open to any third party. Such hearings are to be private and limited to the arbitrators, court reporters, the parties, their counsel, their representatives, and the witnesses.  The Parties further agree to maintain the confidentiality of, and not to disclose to a third party, any information, documents, or things regarding any arbitral proceeding or disclosed in the course thereof, except as required by law, regulation, a bona fide business purpose, and/or unless required in connection with an action to enforce, nullify, modify, or correct an award.

(i) Separability and Limitations.  This provision to arbitrate shall survive termination of the Agreement.

(j) Enforceability and Severability.  If any part of this arbitration provision is held to be unenforceable, it shall be severed and shall not affect either the duty to arbitrate or any other part of this provision.

(k) Additional Powers of the Panel.  In order to prevent irreparable harm and to preserve the status quo, the Panel, once constituted, shall have the power to grant temporary or permanent injunctive or other equitable relief, but this is not intended to change the fact that the Panel is to provide a reasoned award.  This may include the authority to hear, rule on, and grant or deny requests for temporary or interim relief if necessary to maintain the status quo during the pendency of an arbitration.  The parties shall comply with orders of the Panel in this regard during the pendency of a Dispute.  Any temporary or interim order issued by the Panel for the purpose of maintaining the status quo during the pendency of a proceeding shall include a requirement that the parties shall abide by the outcome of the arbitration.

(l) Court-Ordered Interim Relief. At any time after giving notice of a dispute, any party may request a court of competent jurisdiction to grant interim measures of protection: (1) to preserve the status quo pending resolution of the Dispute, (2) to prevent the destruction or loss of documents and other information or things relating to the Dispute, (3) to prevent the transfer, dissipation, or hiding of assets, and/or (4) to aid the arbitration proceedings and the award.  A request for such interim measures to a judicial authority shall not be deemed incompatible with the provisions of this dispute resolution agreement or a waiver of a party’s right to arbitrate.

11.8 Counterparts.  The parties may sign this Agreement in several counterparts, each of which will be deemed an original and all of which when taken together will constitute one original Agreement.  This Agreement may be executed and delivered by facsimile or by email in portable document format (.pdf) or by electronic signature complying with the U.S. federal ESIGN Act of 2000 using www.docusign.com, provided that a copy of the physical audit trail is concurrently delivered to Buyer and delivery of the signature page by such method will be deemed to have the same effect as if the original signature had been delivered to the other parties.

11.9 Third Party Beneficiaries.  Except as set forth in Section 7.11, this Agreement does not and is not intended to confer any rights or remedies upon any Person, including any employee, any beneficiary or dependents thereof, or any collective bargaining representative thereof, other than the parties to this Agreement; provided, however, that in the case of Article X, the other Indemnitees and their respective heirs, executors, administrators, legal representatives, successors and assigns, are intended third party beneficiaries of the provisions contained in such Article.

11.10 Entire Agreement.  This Agreement, the Ancillary Agreements, the Exhibits, the Schedules and the other documents, instruments and other agreements specifically referred to in this Agreement or those documents or delivered under this Agreement or those documents constitute the entire understanding and final agreement between the parties.  It is the complete and exclusive expression of the parties’ agreement on the subject matter of this Agreement.  This Agreement supersedes all prior oral or written agreements or policies relating to this Agreement.  The provisions of this Agreement may not be explained, supplemented, or qualified through evidence of trade usage or a prior course of dealings or performance.

11.11 Captions.  All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

11.12 Disclosure Letters.  The Disclosure Letters have been arranged in sections corresponding to each representation and warranty set forth in Article III, Article IV, Article V, and Article VI.  Any information disclosed pursuant to any Schedule hereto shall be deemed to be disclosed for all purposes of any other Schedule to this Agreement to the extent that the relevance of such disclosure to such other Schedule is reasonably apparent on its face so as to enable a reasonable person to determine that such disclosure qualifies or otherwise applies to such other Schedule to this Agreement.  The mere listing of a contract or agreement in any Schedule will not be sufficient to disclose an exception to a representation or warranty unless the representation or warranty only pertains to the existence of such contract or agreement.  Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not material for purposes of this Agreement.  Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not in the ordinary course of business for purposes of this Agreement.

11.13 Severability.  If any term or provision of this Agreement is held invalid, illegal or unenforceable in any jurisdiction, the remainder of this Agreement, or application of that provision to any Persons or circumstances, or in any jurisdiction, other than those as to which it is held unenforceable, will not be affected by that unenforceability and will be enforceable to the fullest extent permitted by Law.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Contemplated Transactions are consummated as originally contemplated to the greatest extent possible.

11.14 Specific Performance.  The Buyer and the Sellers each agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity.

11.15 Interpretation.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.

11.16 Non-Recourse.  No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of Buyer shall have any liability for any obligations or liabilities of Buyer under this Agreement, unless such liability results only from fraud or intentional wrongdoing.

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